UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Brochure

Combined Shareholders' Meeting,
to be held on May 16, 2019

Criteo S.A.
32, Rue Blanche
75009 Paris, France

English translation provided for information purposes and convenience only – In the case of any discrepancy between this version and the French version, the French version will prevail.

Criteo S.A. | 32, Rue Blanche, 75009 Paris, France
+33 1 4040 2290 | www.criteo.com

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

Board Report

Dear Shareholders,
We are holding this combined shareholders' meeting to submit resolutions for your approval, which, under French corporate law, fall partly within the scope of an ordinary shareholders’ meeting and partly within the scope of an extraordinary shareholders’ meeting. The ordinary shareholders’ meeting and the extraordinary shareholders’ meeting, which we will hold concurrently on May 16, 2019, are together referred to throughout this document as the “shareholders’ meeting.”
Set forth below is the agenda for the shareholders’ meeting:

Agenda for the Ordinary Shareholders’ Meeting

1.	Renew the term of office of Mr. Hubert de Pesquidoux as Director

2.	Renew the term of office of Ms. Nathalie Balla as Director

3.	Renew the term of office of Ms. Rachel Picard as Director

4.	Ratify the provisional appointment by the Board of Directors of Ms. Marie Lalleman as Director

5.	Approve, on a non-binding, advisory basis, the compensation for the named executive officers of the Company

6.	Approve the statutory financial statements for the fiscal year ended December 31, 2018

7.	Approve the consolidated financial statements for the fiscal year ended December 31, 2018

8.	Approve the discharge (quitus) of the members of the Board of Directors and the Statutory Auditors for the performance of their duties for the fiscal year ended December 31, 2018

9.	Approve the allocation of profits for the fiscal year ended December 31, 2018

10.	Ratification of an indemnification agreement entered into with Mr. Jean-Baptiste Rudelle (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

11.	Approve indemnification agreement entered into with Mr. Benoit Fouilland (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

12.	Ratify indemnification agreement entered into with Mr. Hubert de Pesquidoux (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

13.	Ratify indemnification agreement entered into with Mr. James Warner (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

14.	Ratify indemnification agreement entered into with Ms. Sharon Fox Spielman (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

15.	Ratify indemnification agreement entered into with Mr. Edmond Mesrobian (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

16.	Ratify indemnification agreement entered into with Ms. Nathalie Balla (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

17.	Ratify indemnification agreement entered into with Ms. Rachel Picard (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

18.	Delegate authority to the Board of Directors to execute a buyback of Company stock in accordance with Article L. 225-209-2 of the French Commercial Code

Agenda for the Extraordinary Shareholders’ Meeting

19.
Delegate authority to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code

20.	Approve an amendment to the Company’s By-laws setting the maximum number of directors

21.
Delegate authority to the Board of Directors to issue and grant warrants (bons de souscription d’actions) for the benefit of a category of persons meeting predetermined criteria, without shareholders’ preferential subscription rights

22.
Approve the overall limits on the number of ordinary shares to be issued pursuant to resolution 15 (authorization to grant options to purchase or to subscribe shares), resolution 16 (authorization to grant time-based free shares/restricted stock units to employees of the Company and of its subsidiaries) and resolution 17 (authorization to grant performance-based free shares/restricted stock units to executives and certain employees of the Company and its subsidiaries) adopted by the Shareholders’ Meeting held on June 28, 2017 and pursuant to Resolution 21 above

23.
Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights

24.
Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital in the context of a private placement, without shareholders’ preferential subscription rights

25.
Delegate authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase pursuant to Resolutions 23 and 24 above, without shareholders’ preferential subscription rights

26.	Delegate authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized

27.
Delegate authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise)

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

I.	DECISIONS FALLING WITHIN THE SCOPE OF THE ORDINARY SHAREHOLDERS’ MEETING

A.	Renewal of the term of office for a director whose term is coming to an end and ratification of the provisional appointment of Ms. Marie Lalleman as Director [Resolutions 1 to 4]
Composition of the Board of Directors
The Board of Directors of the Company is composed of seven members, six of whom are independent: Mr. James Warner (Lead Independent Director), Ms. Nathalie Balla, Mr. Edmond Mesrobian, Mr. Hubert de Pesquidoux, Ms. Rachel Picard and, as of April 26, 2019, Ms. Marie Lalleman. Ms. Sharon Fox Spielman, who will cease to serve as a director of the Company effective April 25, 2019, also was an independent member during her tenure. The only member of the Board of Directors who is not independent is Mr. Jean-Baptiste Rudelle, Chairman of the Board of Directors since the incorporation of the Company, and Chief Executive Officer as of April 25, 2018.
The independent members of the Board of Directors have been chosen based on their unique combination of skills, experiences and other attributes, which allows each of them to make valuable contributions to the Board of Directors. Three out of six of the independent directors are residents of the United States of America, and three out of six of the independent directors are European residents, so that today the Board’s composition reflects the main geographical challenges of the Company Until the date of resignation of Ms. Sharon Fox Spielman effective on April 25, 2019, four (4) out of the six (6) board members were residents of the United States.. Their range of skills allows the members of the Board of Directors to benefit from quality expertise and good practices in terms of finance and administration, corporate governance and compensation. Since three out of seven directors are female, the Board of Directors ensures a balanced female and male representation, in accordance with Article L. 225-18-1 of the French Commercial Code.
Attendance rate
The Board of Directors and its committees must meet at least four times each year. The Board of Directors met twelve times in the 2018 fiscal year (including six in-person meetings, although only five (5) in-person meetings are taken into account for the purpose of calculating the remuneration of board members). The committees also met on several occasions in the 2018 fiscal year. The attendance rate of each of the Board members, both at the meetings of the Board and its committees, was greater than 75%.

Minimum meetings per annum	Actual meetings in 2018	2018 director attendance rate (for both Board and Committee meetings)
4	incl. 6 physical)	> 75%

Furthermore, the work undertaken by each of the directors between the meetings, in preparation or follow-up (including reviewing pre-read material and participating in telephone conferences and regular discussions between the directors and between the Company and the directors), allows for effective meetings, with prudent and well informed decision-making. Each of the directors brings indispensable skills to the Board of Directors that are essential in addressing the unique and specific challenges faced by the Company.

Renewal of the terms of office of Mr. Hubert de Pesquidoux, Ms. Nathalie Balla and Ms. Rachel Picard
The terms of office of Mr. Hubert de Pesquidoux, Ms. Nathalie Balla and Ms. Rachel Picard are coming to an end at the end of this shareholders’ meeting. We therefore request that you renew each of their terms of office for a period of two years, which will expire at the time of the ordinary annual shareholders’ meeting that will be called to approve the financial statements of the fiscal year ended December 31, 2020. We believe that:

–
Mr. Hubert de Pesquidoux’s experience and knowledge in the high-tech industry, as well as his broad financial expertise, qualify him to serve on, and allow him to make valuable contributions to, the Board of Directors;

–	Ms. Nathalie Balla’s extensive experience as an executive of an e-commerce company qualify her to serve on, and will allow her to make valuable contributions to, the Board of Directors;

–
Ms. Rachel Picard’s extensive experience in developing and transforming large business entities and managing digital companies qualifies her to serve on, and will allow her to make valuable contributions to, the Board of Directors.

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

Ratification of the provisional appointment by the Board of Directors of Ms. Marie Lalleman as Director
Since Ms. Marie Lalleman has been appointed as director effective as of April 26, 2019, replacing Ms. Sharon Fox Spielman, who resigned as director effective as of April 25, 2019, we propose that you ratify her appointment pursuant to the provisions of Article L 225-24 of the French Commercial Code. Ms. Lalleman’s appointment will be effective until the time of the ordinary annual shareholders’ meeting which will be called to approve the financial statements of the fiscal year ended December 31, 2019. We believe that Ms. Marie Lalleman’s experience in the consumer and digital marketing and media industries qualifies her to serve on, and will allow her to make valuable contributions to, the Board of Directors.

B.	Non-binding Advisory vote to approve the compensation for the named executive officers of the Company [Resolution 5]
On June 29, 2016, you recommended that the Board of Directors hold a vote every year to approve, on a non-binding basis, the compensation paid by the Company to its named executive officers. For fiscal year 2018, our named executive officers were Mr. Eric Eichmann, our Chief Executive Officer until April 25, 2018, Mr. Jean-Baptiste Rudelle, our Executive Chairman of the Board of Directors and Chief Executive Officer as from April 25, 2018, Mr. Benoit Fouilland, our Chief Financial Officer, Ms. Mary (“Mollie”) Spilman, our Chief Operating Officer, and Mr. Dan Teodosiu, our Chief Technology Officer.
The Board of Directors, with the assistance of the Compensation Committee, ensures that the remuneration of the named executive officers be structured in a way to (i) attract and retain the most competitive executive teams with regards to the competitive sectors we operate in, (ii) reward the executive team for meeting or exceeding our operational, financial and strategic goals, (iii) align the long-term interests of such executive team with those of the shareholders, and (iv) provide our officers an overall remuneration which is reasonable and at the same time competitive with regards to the remuneration for equivalent positions in our business. Thus, the remuneration of the named executive officers is directly linked to the continuous improvements in the Company’s results and to the measures put in place that are expected to increase the value of the Company.
Consequently, we are seeking, pursuant to the requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, shareholder approval, on a non-binding, advisory basis, of the compensation paid by the Company to its named executive officers, as disclosed in the Company's Proxy Statement for the 2019 annual shareholders' meeting (the “Proxy Statement”). An excerpt of the Proxy Statement is appended to this report.

C.	Approval of the statutory and consolidated financial statements for the fiscal year ended December 31, 2018 - Discharge given to the directors and auditors - Allocation of profits [Resolutions 6 to 9]
Every year, within the six months following the end of the fiscal year, the Company’s shareholders must approve the statutory financial statements and the consolidated financial statements for the past fiscal year.
Pursuant to the sixth and seventh resolutions you are being asked to approve, respectively:

–	the statutory financial statements (also called individual or company financial statements) and the transactions set forth therein; and

–	the consolidated financial statements (IFRS) and the transactions set forth therein.
Pursuant to the eighth resolution, you are being asked to discharge the directors and the statutory auditors for the performance of their respective duties in the past fiscal year.
Pursuant to the ninth resolution, you are being asked to approve the allocation of the Company's profits of 123,630,110 euros for the fiscal year ended December 31, 2018 as follows:

–	100,000 euros to the legal reserve account, which will be fully allocated, and

–	the remaining balance of 123,530,110 euros to the retained earnings account.

D.	Examination of the agreements referred to in Articles L. 225-38 et seq. of the French Commercial Code [Resolutions 10 to 17]
Pursuant to Article L. 225-38 of the French Commercial Code, the Company’s shareholders must approve or ratify any new related-person agreements entered into during the 2018 fiscal year.

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

Normally, the Board of Directors must approve any such agreements prior to their execution. As notified to the statutory auditors of the Company on January 28, 2019 by the Executive Chairman of the Board of Directors, some of the agreements could not be approved by the Board of Directors prior to their execution because each of the directors had an interest in the agreements. Consequently, such agreements are subject to ratification by the shareholders’ meeting in accordance with Article L.225-42 of the French Commercial Code. The remaining agreement was authorized by the Board of Directors prior to its execution and is therefore subject to the approval by the shareholders’ meeting.
The template of the Indemnification agreements listed below has been filed with the US Securities and Exchange Commission on March 1, 2019, as Exhibit 10.22 to the Company’s Annual Report on Form 10-K.

a)	Agreements not approved by the Board of Directors prior to their signature and subject to the ratification of the shareholders’ meeting (Resolutions 10 and 12 to 17)
In this regard, the following agreements entered into during the 2018 fiscal year are therefore submitted for your ratification:

–
“Indemnification Agreement” entered into with Mr. Jean-Baptiste Rudelle in his capacity of Chief Executive Officer of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Mr. Jean-Baptiste Rudelle for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect.

–
“Indemnification Agreement” entered into with Ms. Sharon Fox Spielman in her capacity of director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Ms. Sharon Fox Spielman for damages suffered as a result of her functions, and (ii) the reimbursement of the expenses incurred in that respect.

–
“Indemnification Agreement” entered into with Mr. James Warner in his capacity of director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Mr. James Warner for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect.

–
“Indemnification Agreement” entered into with Ms. Rachel Picard in her capacity of director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Ms. Rachel Picard for damages suffered as a result of her functions, and (ii) the reimbursement of the expenses incurred in that respect.

–
“Indemnification Agreement” entered into with Mr. Edmond Mesrobian in his capacity of director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Mr. Edmond Mesrobian for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect.

–
“Indemnification Agreement” entered into with Mr. Hubert de Pesquidoux in his capacity of director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Mr. Hubert de Pesquidoux for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect.

–
“Indemnification Agreement” entered into with Ms. Nathalie Balla in her capacity of director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Ms. Nathalie Balla for damages suffered as a result of her functions, and (ii) the reimbursement of the expenses incurred in that respect.

b)	Agreement approved by the Board of Directors prior to its signature and subject to the approval of the shareholders’ meeting (Resolution 11)
In this regard, the following agreement entered into during the 2018 fiscal year is therefore submitted for your approval:

–
“Indemnification Agreement” entered into with Mr. Benoît Fouilland in his capacity of Deputy Chief Executive Officer of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Mr. Benoît Fouilland for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect.

E.	Buyback of the company’s stock [Resolution 18]
Pursuant to Resolution 18, we are asking for your approval to buy back shares of the Company’s stock, on the terms and subject to the conditions set forth herein, to use as acquisition consideration and/or to underly incentive instruments for the employees and officers of the Company and its subsidiaries.
We also ask you to approve the use of this authorization for any other purpose that would be permitted by law on the date of such use, in the event that the permitted purposes for share buyback programs are amended by law to bring them in line with the provisions of Article L. 225-209 of the French Commercial Code applicable to companies listed on a European market.

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

External growth, and particularly the acquisitions that would allow the Company to strengthen its technology platform, its product portfolio or its team of key employees, particularly in Research & Development, is an important area of development of the Company. In order to take advantage of potential external growth opportunities, particularly given the intense competition in the digital marketing industry and insofar as potential targets of strategic importance are mainly located in the United States, we want to be able to act quickly should such opportunities be available to us, including by paying all or part of the purchase price in Company shares.
In addition, since equity-based incentives are a key component in the economics of the technology industry, the Board of Directors believes it is important to be able to use Company stock as an incentive instrument for its employees. Allowing the Board of Directors to acquire the necessary shares through share buybacks would allow us to grant such equity incentive instruments in a manner with the most limited dilutive effect possible on existing shareholders of the Company.
Any share buybacks carried out pursuant to this authorization shall at no time exceed 10% of the share capital of the Company, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for these purposes shall at no time exceed 5% of the share capital of the Company. Any share buybacks carried out pursuant to this authorization may only be carried out at a price per share set in accordance with the criteria approved at this shareholders’ meeting, which take into account the market value of the Company’s American Depositary Shares, each representing one ordinary share of the Company (“ADS”), as listed on the Nasdaq Stock Market. The minimum purchase price per share is $17.74, and the maximum purchase price per share is $42.86. This authorization will be valid for 12 months (i.e., until May 15, 2020) and implemented under the conditions set forth in Article L. 225-209-2 of the French Commercial Code.
Under French corporate law, this authorization may not be used during an unsolicited public tender offer initiated by a third party on the Company’s shares.
In support of this resolution, the following documents will have been made available to you: (i) the report prepared by an independent expert appointed pursuant to the provisions of Article L. 225-209-2 of the French Commercial Code and (ii) the auditors' report on this resolution.

II.	DEISIONS FALLING WITHIN THE SCOPE OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING

A.
Authorization to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code [Resolution 19]

Pursuant to Resolution 19, you are being asked to authorize the Board of Directors to proceed with the cancellation, on one or more occasions, up to the total cap of 10% of the share capital of the Company in any 24-month period, of all or part of the Company shares repurchased pursuant to Resolution 18 above.
This authorization would be granted for a period of 12 months.

B.	Approval of an amendment to the Company’s By-laws setting the maximum number of directors [Resolution 20]
Our By-laws currently provide that the maximum number of board members who can serve on our board is 18, which is the maximum number of members provided by French corporate law. However, the Board of Directors believes that a board comprised of 18 members is too large to facilitate productive discussion and effective decision-making. Accordingly, you are being asked to approve an amendment to Article 11.1 of our By-laws setting the maximum number of directors at 10.

C.	Authorizations and Delegation to be given with respect to equity grants to employees, executives and independent directors of the Board of Directors of the Company [Resolutions 21 and 22]

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

The Board of Directors wishes to be able to continue, in accordance with past practice, to grant equity to independent members of the Board of Directors, which is an important component of director compensation and facilitates alignment of our directors’ interests with those of our shareholders. We therefore request that you renew the delegation which has previously been granted to the Board of Directors by the ordinary and extraordinary shareholders' meeting of June 27, 2018 to issue warrants (BSAs) for the benefit of independent board members or persons meeting predetermined criteria.
The new delegation granted would supersede any previous delegations having the same purpose.
The delegation for issuing warrants (BSAs) would be granted for a period of eighteen (18) months.
Pursuant to Resolution 22, you are being asked to approve a new share reserve of 6,200,000 ordinary shares, with a par value of 0.025 euros per share. All of the following would be subject to the global limit set by the new equity pool: (i) the shares which may be issued or acquired upon the exercise of options pursuant to the 15th resolution adopted by the shareholders’ meeting on June 28, 2017, (ii) the free shares/RSUs which may be issued pursuant to the 16th and 17th adopted by the shareholders’ meeting on June 28, 2017 and, (iii) the shares which may be issued upon exercise of the warrants (or BSAs) pursuant to the Resolution 21.
However, please note that (x) this global limit does not include any additional shares issued to preserve, in accordance with applicable contractual provisions, the rights of any holder of securities or other rights giving access to shares of the Company and, (y) this limit does not apply to the number of shares issued, acquired or likely to be issued pursuant to options, warrants (BSAs), founders warrants (BSPCE) and free shares granted prior to this shareholders' meeting.
We therefore ask that you review and approve each of the following proposals.

a)
Resolution 21: Delegation of authority to the Board of Directors to issue and grant warrants for the benefit of a category of persons meeting predetermined criteria, without shareholders’ preferential subscription rights

The independent members of the Board of Directors and of the committees cannot be granted free shares (RSUs) or stock options. Therefore, we are asking you to delegate to the Board of Directors the authority to grant a maximum number of 175,000 warrants (“BSAs”), each of them giving the independent members of our Board of Directors the right to subscribe to one ordinary share of the Company, with a par value of 0.025 euros, it being specified that this number will be deducted from the overall cap referred to in Resolution 22.
Principles in terms of compensation of the independent directors of Criteo
It is important that the composition of Company’s Board of Directors reflects its market position. The objective of the Board of Directors is to respond appropriately and effectively to its key challenges in the competitive, predominantly U.S.-based, advertising technology industry in which it operates, while complying with its obligations not only as a U.S. domestic registrant listed on the Nasdaq Stock Market but also as a French private company.
In order to remain competitive, the Company must be able to attract and retain highly talented directors in North American market in which it operates and competes for talent. To continue to attract and retain highly talented independent directors with deep industry knowledge and experience, we must be able to offer our directors compensation in line with North American tech market standards, which include an equity-based component. As of the date hereof, in accordance with the Board of Director’s compensation policy for directors, only independent members of the Board of Directors receive BSA grants.

•
In line with common North American practice, independent directors receive an initial BSA grant, to which they can subscribe, when they are appointed in the course of the year, or an annual BSA grant when they were appointed during the previous years.

•
The annual compensation received by each independent director is thus composed partly of cash and partly of an equity component, comprised of BSAs, in line with common North American practice, and more generally, with our industry's practice. The annual amount of directors' attendance fees paid for the 2018 fiscal year to each independent director varied between $276,358 and $411,523, and is allocated as follows:

–	$20,000 in cash for the lead independent director;

–	$45,000 in cash for attending the meetings of the Board of Directors,

–	between $3,000 and $20,000 in cash for chairmanship and membership on the committees of the Board of Directors, as follows:

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

◦	Chairmanship of a committee:

▪	Audit Committee: $20,000

▪	Compensation Committee: $15,000

▪	Nomination and Governance Committee: $10,000

◦	Membership on a committee:

▪	Audit Committee: $10,000

▪	Compensation Committee: $6,000

▪	Nomination and Governance Committee: $3,000

–
Additional compensation amounting to the subscription price of the warrants (i.e., approximately $200,000) increased, as the case may be, by the applicable withholding tax and social contributions, which board members can use either to offset the subscription price for the BSAs at their market value or to purchase shares of the Company on the open market subject to holding such shares for a period equal to the vesting period of the BSA, i.e., 4 years For illustrative purposes, Ms. Rachel Picard did not use the additional compensation to subscribe to the BSA she was granted by the Board of Directors during its meeting dated October 25, 2018, but rather to purchase shares on the open market, which she has undertaken to hold for a period at least equivalent to the vesting schedule of the BSAs she would have otherwise received.

This annual grant is subject to actual, in-person attendance of at least 80% of the regular in-person meetings of the Board of Directors. Otherwise, the number of BSAs granted to them shall decrease accordingly.
This compensation structure has allowed the Company to attract talented directors that have been instrumental to the Company’s record results. It is therefore essential that the Company be able to continue to compensate the current independent members of the Board of Directors consistent with North American practice, and to attract and retain experienced and talented directors.
Compensation of advisors
The Company is also seeking authorization to grant BSAs to certain highly qualified persons bound to the Company or one of its subsidiaries by a services or consultancy contract who cannot be granted stock options or free shares (RSUs). In certain limited instances, it is important for the Company to be able to offer a long-term compensation element to such persons in order to incentivize them to the performance of the Company within our highly competitive industry.
Conditions attached to the BSAs
The subscription price of a BSA shall be determined by the Board of Directors on the day of its issuance in accordance with the characteristics of such BSA and shall in any event be at least equal to the fair market value of such BSA, as determined by the Board with the assistance, as the case may be, of one or more experts of its choice.
The exercise price of a BSA shall be determined by the Board at the time such BSA is granted and shall be at least equal to the weighted average closing price of the ADSs on the Nasdaq stock exchange for the 20 trading days preceding the grant date of the BSA.
The BSAs granted annually to the independent directors begin vesting on the twelve-month anniversary of the date of grant and generally become fully exercisable starting four years from their grant date, except for the annual BSAs grants, which are subject to accelerated vesting in case of a change of control or termination of office during the initial twelve-month period.
Given the foregoing, we ask as well for your approval to eliminate the shareholders’ preferential subscription rights in connection with the issuance of the BSAs, since the BSAs may only be granted to the following category of beneficiaries: independent members and observers of the Board of Directors of the Company or one of its subsidiaries as of the date of grant of the BSAs, independent members of any committee which exists or is established by the Board of Directors in the future, and any highly qualified individual or legal entity which has entered into a service or consultancy agreement with the Company or with one of its subsidiaries.
We also request that you decide, pursuant to the provisions of Article L. 225-138-I of the French Commercial Code, to delegate to the Board of Directors, responsibility for determining the list of beneficiaries and the number of BSAs to be granted to each beneficiary.

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

b)
Resolution 22: Approval of the overall limits on the number of ordinary shares to be issued pursuant to resolution 15 (authorization to grant options to purchase or to subscribe shares), resolution 16 (authorization to grant time-based free shares/restricted stock units/RSUs to employees of the Company and of its subsidiaries) and resolution 17 (authorization to grant performance-based free shares/restricted stock units/RSUs to executives officers and certain employees of the Company and of its subsidiaries) adopted by the shareholders’ meeting held on June 28, 2017 and to Resolution 21 above

Pursuant to Resolution 22, we are requesting that shareholders authorize a share reserve of 6,200,000 new ordinary shares, which will cover all issuances under resolution 15 (authorization to grant options to purchase or to subscribe shares), resolution 16 (authorization to grant time-based free shares/restricted stock units to employees of the Company and of its subsidiaries) and resolution 17 (authorization to grant performance-based free shares/restricted stock units to executives and certain employees of the Company and its subsidiaries) adopted by the shareholders’ meeting held on June 28, 2017 and to Resolution 21 above.
The authorizations of resolution 15, resolution 16 and resolution 17 adopted by the shareholders’ meeting held on June 28, 2017 were granted for a period of 38 months and are therefore in effect until August 27, 2020.

D.	Financial delegations to be granted to the Board of Directors [Resolutions 23 to 27]
The goal of Resolutions 23 to 27 is to allow the Company to raise the funds necessary to enable it to execute on its strategic objectives, including with respect to external growth. These resolutions would provide the Board of Directors with the flexibility it needs to respond quickly to changes in market conditions and thereby be able to obtain a relevant financing under the best possible conditions and terms.
Criteo’s external growth strategy is focused on acquisitions that complement its technology platform and product portfolio, as well as Research & Development talent. We are committed to pursuing external growth opportunities in a selective manner that will preserve the quality and performance of our offering and deliver long-term value for our shareholders.
In any case, these delegations shall not be, directly or through sub-delegation, implemented during an unsolicited public tender offer initiated by a third-party.

a)
Resolution 23: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights.

The purpose of this delegation is to allow for the issuance of shares to underwriters in connection with an underwritten offering, similar to the offering carried out concurrently with our initial public offering in October 2013 on the Nasdaq Stock Market. We would use the delegation granted pursuant to this Resolution 23 (rather than Resolution 16 adopted by the shareholders’ meeting held on June 27, 2018) in the event that the French regulatory authorities revise their current approach (which favors the use of Resolution 16 adopted by the shareholders’ meeting held on June 27, 2018 in any public offering, even an underwritten offering) with respect to underwritten public offerings in the U.S. market.
The shareholders are asked to waive shareholders’ preferential subscription rights to the ordinary shares and securities that will be issued by virtue of this delegation, and to reserve this subscription for any bank, investment services provider, or other member of an underwriting syndicate undertaking (underwriting) to ensure the realization of the share capital increase or any issuance that could in the future lead to a share capital increase in accordance with this delegation of authority.
The price of the shares will be at least equal to the volume-weighted average price of the ADSs for the five trading days preceding the determination of such price, subject to a maximum discount of 5%, as determined by the Board of Directors.
The total maximum nominal amount of the share capital increases which may be carried out pursuant to this delegation cannot exceed 164,894 euros (i.e., representing 10% of the share capital as of February 8, 2019). To this amount shall be added, as applicable, the amount of any additional shares to be issued to maintain, pursuant to legal, regulatory or, if applicable, contractual requirements, the rights of the security holders and other rights giving access to the share capital. The nominal amount of any share capital increase completed pursuant to this resolution will be deducted from the overall limit set forth in the 21st resolution of the Shareholders’ Meeting held on June 27, 2018 which has been set at 826,063 euros.

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued cannot exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), which shall be deducted from the global amount set by Resolution 21 of the 2018 Annual General Meeting of Shareholders on June 27, 2018, i.e., €717,166,294.
As set forth above, the Company expects that it would use this resolution to raise the funds for general corporate purposes and to finance potential external growth transactions, and does not intend to make use of this resolution for any other objective, particularly within the context of an unsolicited public takeover or any other context.
To do so, the Company considers that a share capital increase in the maximum amount of 10% of the share capital would give it sufficient flexibility to meet its strategic objectives.
This delegation would be granted for 18 months (i.e., until November 15, 2020) and will supersede the corresponding delegation granted by the shareholders’ meeting of June 28, 2017 which, in the absence of a favorable vote, will expire on December 27, 2019, and may impair the Company’s ability to obtain appropriate financing to execute on its strategic objectives.
In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the shareholders’ meeting on June 27, 2018.

b)
Resolution 24: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, in the context of a private placement, without shareholders’ preferential subscription rights

This resolution would allow the Board of Directors to increase the share capital of the Company by issuing shares (or other securities giving access to the share capital) in a private placement, i.e., to the benefit of qualified investors or a limited circle of investors (less than 150) pursuant to Article L. 411-2 II of the French Monetary and Financial Code. This resolution would allow the Company to obtain additional financing and extend the maturity date of its indebtedness by issuing bonds convertible into ordinary shares. Notably, this additional financing would allow the Company to repurchase its own shares pursuant to Resolution 18.
The total nominal amount of the share capital increases which might be made under this delegation may not exceed 214,362 euros (i.e., approximately 13% of the Company’s share capital as of February 8, 2019) or, in any event, exceed the limits provided by the regulations applicable on the issuance date. For example, on the date of this shareholders’ meeting, the issuance of equity securities pursuant to an offer under Article L. 411-2 II of the French Monetary and Financial Code would be limited to 20% of the Company capital per annum, with this capital being assessed on the date of the decision of the Board of Directors to use this delegation. In the event that shareholders approve this Resolution 24 and our management determines to pursue a private placement of convertible bonds, we would consider implementing several protections to address potential dilution of our existing shareholders, including (i) implementing net share settlement for the redemption of the convertible bonds; (ii) proactively managing dilution; and (iii) potentially, subject to market and regulatory conditions, repurchasing our shares concurrently with the convertible bond issuance. For illustrative purposes only, the table below sets forth expected dilution (stated as a percentage of shares outstanding) as a function of the Company’s stock price at the time of conversion of net-shares settled convertible bonds, subject to the assumptions set forth in the table:

Example of a stock price at issuance of $23:

Net Share Settled Convertible Bond
Stock price at date of issuance:	$23.0
Conversion Premium	40%
Convertible Bond Size	$300m
Simulated CRTO share price		$50	$75	$100
Expected dilution (in % of outstanding shares)		5.1%	8.1%	10.0%

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

Example of stock price at issuance of $25:

Net Share Settled Convertible Bond
Stock price at issuance:	$25.0
Conversion Premium	40%
Convertible Bond Size	$300m
Simulated CRTO share price		$50	$75	$100
Expected dilution (in % of outstanding shares)		3.9%	7.0%	8.5%

Any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount. The nominal amount of any share capital increase completed pursuant to this resolution will be deducted from the overall limit set forth in the 21st resolution of the Shareholders’ Meeting held on June 27, 2018 which has been set at 826,063 euros.
The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued cannot exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), which shall be deducted from the global amount set by Resolution 21 of the 2018 Annual General Meeting of Shareholders on June 27, 2018, i.e., €717,166,294.
We also propose that you delegate to the Board of Directors the authority to determine the issuance price of the shares which may be issued under this delegation, provided that such issuance price shall be at least equal to the volume-weighted average price of the ADSs over the course of the five trading days preceding the fixing of the issue price, subject to a maximum discount of 5%, as determined by the Board of Directors.
This delegation would be granted for 26 months (i.e., until July 15, 2021) and will supersede the corresponding delegation granted by the shareholders’ meeting of June 28, 2017 which, in the absence of a favorable vote, will expire on December 26, 2020, and may, as the case may be, impair the Company’s ability to obtain appropriate financing to execute on its strategic objectives.
In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the shareholders’ meeting on June 27, 2018.

c)
Resolution 25: Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase pursuant to the delegations in Resolutions 23 and 24, with or without shareholders' preferential subscription rights

The purpose of this Resolution 25 is to allow the Board of Directors to grant a customary over-allotment option for any issuance pursuant to Resolutions 23 and 24. Any share capital increase pursuant to this delegation would be at the same price, and limited to 15% of the initial issuance.

d)
Resolution 26: Delegation of authority to be granted to the Board of Directors in order to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized

The purpose of this resolution is to delegate to the Board of Directors, with the right to sub-delegate in accordance with applicable law, the authority to increase the share capital, on one or more occasions, through the incorporation into the share capital of premiums, reserves, profits or other amounts that may be capitalized as well as by the issuance and the free grant of new shares or the increase of the par value of the existing shares, or by using a combination of these two methods, with said shares granting the same rights as the former shares, except for (if applicable) the dividend entitlement date. The implementation of such share capital increase will not have any dilutive impact on our shareholders, as all shareholders would be treated equally.

The total nominal amount of any share capital increases pursuant to this resolution shall not exceed $164,894 (i.e., representing 10% of the share capital as of February 8, 2019). This delegation will be granted for 26 months (i.e., until July 15, 2021) and would supersede the corresponding delegation granted by the shareholders' meeting of June 28, 2017.

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

This delegation would in particular enable the Company to implement a share capital increase by increasing the par value of the Company's shares, without having recourse to its shareholders, or to proceed, as the case may be, to an adjustment of the share capital amount or of the par value of shares in case of operations requiring such adjustment (reverse stock split, for instance).

E.	Capital increase reserved for the employees of group savings plan [Resolution 27]
Pursuant, to Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Articles L. 3332-1 et seq. of the French Labor Code, the Board of Directors is required to submit to the approval of the shareholders’ meeting a resolution to authorize the Board of Directors to increase the Company’s share capital through the issuance of shares and securities giving access to the share capital of the Company for the benefit of employees who are members of a Company savings plan (plan d’épargne d’entreprise).
In this context, we propose that the total nominal amount of the share capital increases under this delegation not exceed 49,468 euros (i.e., representing 3% of the share capital as of February 8, 2019) (any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount).
The nominal amount of any capital increase which may be made pursuant to this delegation would be deducted from the global limit set forth in Resolution 22.
The total nominal amount of the issuances of securities representing debt claims giving access to the share capital pursuant to this resolution shall not exceed $53,370,405 (i.e., representing 3% of the market capitalization as of February 8, 2019) (or the equivalent of this amount in case of issuance in another currency).
The issuance price of the new shares or securities giving access to the share capital would be determined by the Board of Directors pursuant to Articles L. 3332-18 to L. 3332-23 of the French Labor Code. For the benefit of the members of a company savings plan, the preferential subscription right of the shareholders to the shares or securities would be eliminated.
To date, we have not implemented any company savings plans involving equity of the Company and thus employees have not received any shares thereunder. However, approving this resolution will enable our Board of Directors to adopt such a company plan if it determines in the future that such a plan is appropriate to strengthen employee and shareholder alignment.

The Board of Directors

COMBINED SHAREHOLDERS’ MEETING 16 MAY 2019

Appendix: Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides comprehensive information and analysis regarding our executive compensation program for 2018 for our named executive officers and provides context for the decisions underlying the compensation reported in the executive compensation tables in this proxy statement. For 2018, our named executive officers included (i) our principal executive officers during 2018; (ii) our principal financial officer; and (iii) our other two executive officers, other than the principal executive officer and the principal financial officer, who were serving as executive officers as of the end of the fiscal year. Unless otherwise noted, titles referred to in this section are as of December 31, 2018. For the year ended December 31, 2018, our named executive officers were:

Jean-Baptiste Rudelle	Chief Executive Officer (principal executive officer)
Benoit Fouilland	Chief Financial Officer (principal financial officer)
Mary Spilman	Chief Operating Officer
Dan Teodosiu	Chief Technology Officer
Eric Eichmann	Former Chief Executive Officer

Certain amounts in this Compensation Discussion and Analysis relating to compensation in 2018 have been converted from euros to U.S. dollars at a rate of €1.00 = 1.181026, which represents average exchange rates for the year ended December 31, 2018, and certain amounts relating to compensation in 2017 have been converted from euros to U.S. dollars at a rate of €1.00 = $1.129354, which represents average exchange rates for the year ended December 31, 2017.
We believe that we have a strong team of executives who have the ability to execute our strategic and operational priorities. The combination of strong executive leadership and highly talented and motivated employees played a key role in our solid financial performance in 2018, as described below.
2018 Financial and Operating Highlights

We are a global technology company building the leading Advertising Platform for the Open Internet, which we define as the open, non-proprietary environment that allows advertisers and publishers to choose the partner they want to work with, decide when and how they share data, and control how to measure success. We strive to deliver impactful business results at scale to commerce companies and consumer brands by meeting their multiple marketing goals at their targeted return on investment. Using shopping data, predictive technology and large consumer reach, we help our clients drive Awareness, Consideration and Conversion for their products and services, and help retailers generate advertising revenues from consumer brands. Our data is pooled among our clients and offers deep insights into consumer intent and purchasing habits. To drive measurable results for clients, we activate our data assets through proprietary artificial intelligence ("AI") technology to engage consumers in real time through the pricing and delivery of highly relevant digital advertisements ("ads"), across devices and environments. By pricing our offering on a range of pricing models and measuring our value based on clear, well-defined performance metrics, we make the return on investment transparent and easy to measure for advertisers.
Our vision is to build the leading Advertising Platform for the Open Internet by enabling commerce companies and consumer brands, using our modular and flexible technology platform, to address multiple marketing goals across the open Internet.
Leadership Transition:

On April 25, 2018, our board of directors reappointed Jean-Baptiste Rudelle, the Company’s founder and Executive Chairman, to the role of Chief Executive Officer. On the same date, Eric Eichmann stepped down from his position as the Company’s Chief Executive Officer, a position he had held since January 1, 2016. Mr. Eichmann continued providing services to the Company through September 2018 as an advisor to the Chief Executive Officer.
As Executive Chairman and prior to his return to the Chief Executive Officer position, Mr. Rudelle’s total direct compensation—including base salary, cash bonus, and long-term incentive compensation in the form of equity awards—was targeted at 30% of then-current Chief Executive Officer Mr. Eichmann’s compensation, which was paid 50% in the United States in U.S. dollars and 50% in France in Euro, based on time commitment and a review of the scope of his role. In connection with Mr. Rudelle’s return to the Chief Executive Officer position, our compensation committee determined that Mr. Rudelle would receive the same compensation (at then-current exchange rates, in the case of Mr. Rudelle’s annual base salary) paid to Mr. Eichmann for the remainder of 2018. Like Mr. Eichmann’s compensation in his role as Chief Executive Officer, just over 50% of Mr. Rudelle’s target total annual direct compensation was performance based.
For more information on the specific elements of compensation paid to each of our executives, including Mr. Rudelle, please see “Elements of Executive Compensation” below and “Compensation Tables—Summary Compensation Table.”
2018 Financial Highlights:

In 2018, we demonstrated positive growth in a challenging environment:

•	Revenue increased slightly from $2,297 million in 2017 to $2,300 million in 2018;

•	Revenue excluding traffic acquisition costs, which we refer to as Revenue ex-TAC, which is a non-GAAP financial measure, increased 2.3% from $941 million in 2017 to $966 million in 2018;

•	Net income decreased slightly from $97 million in 2017 to $96 million in 2018; and

•	Adjusted EBITDA, which is a non-GAAP financial measure, increased 3.5% from $310 million in 2017 to $321 million in 2018.
Revenue ex-TAC and Adjusted EBITDA are non-GAAP measures. We define Revenue ex-TAC as our revenue excluding traffic acquisition costs. We define Adjusted EBITDA as our consolidated earnings before interest, taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, pension service costs, restructuring costs, acquisition-related costs and deferred price consideration. Traffic acquisition costs consist of purchases of impressions from publishers. We purchase impressions directly from publishers or third-party intermediaries, such as advertising exchanges. We recognize cost of revenue on a publisher by publisher basis as incurred. Costs owed to publishers but not yet paid are recorded in our consolidated statements of financial position as accounts payable and accrued expenses. Please refer to footnotes 3 and 5 to the Other Financial and Operating Data table in “Item 6—Selected Financial Data” of our Annual Report on Form 10-K for a reconciliation of Revenue ex-TAC to revenue and Adjusted EBITDA to net income, in each case the most directly comparable financial measure calculated and presented in accordance with GAAP.
The following charts show the growth of our revenue, Revenue ex-TAC, net income, Adjusted EBITDA and cash flow from operating activities over the past three years:

2018 Operating Highlights:

•	As of December 31, 2018, we served over 19,000 clients, while maintaining an average client retention rate of approximately 90% over the past three years;

•
We continued to add new solutions addressing broader marketing goals and value propositions to our portfolio. This includes the 2018 rollout of Criteo Retail Media, our retail facing technology platform that allows retailers to monetize their inventory and audiences with brands, the expansion of Criteo Marketing Solutions, our full-funnel suite of solutions for advertisers, as well as the early rollout of elements of our self-service platform, which provides powerful, comprehensive tools to all of our clients across the board to set up and monitor their campaigns;

•
We continued to innovate and improve our technology to broaden and refine our reach, including continued improvement and refinement of Criteo Shopper Graph, a highly differentiated group of data collectives built through collaboration and data pooling within our open ecosystem of commerce and brand clients, which is one of the world’s biggest and most open data sets focused on shoppers;

•
We have continued to explore acquisition opportunities and executed two acquisitions in 2018: Manage.com Group, Inc., a Silicon Valley-based company with an attractive app install advertising solution, and Storetail SA, a Paris-based pioneering retail media technology platform enabling retailers to monetize native placements on their ecommerce sites; and

•
We continued to improve the Criteo Engine, including through the addition of new variables for enhanced prediction bidding on in-app inventory, which, given the amount of time users spend on mobile apps, is a key technology improvement.

2018 Executive Compensation Highlights
Highlights of our executive compensation program for 2018 include:

•
We continue to maintain rigorous short- and long-term incentive compensation programs for our executive officers to ensure fair ongoing pay-for-performance outcomes and strong alignment with our shareholders:

◦
We paid annual incentive bonuses to our named executive officers with funding at between 55.5% and 65.5% of target, reflecting the rigor of our incentive compensation program and its strenuous Company performance targets, despite high overall achievement of our executives’ individual goals, as described below under the heading “—Elements of Executive Compensation Program—Annual Incentive Bonus”;

◦
The PSUs granted to our named executive officers in 2018 were not earned, as we failed to achieve our threshold Revenue ex-TAC growth level for 2018. As a result, target PSU awards with a total grant date fair value of $6,889,627 to our named executive officers in 2018 were forfeited, unearned; and

◦
The stock options granted to our named executive officers in 2018 will only deliver realizable value over time if our stock price appreciates from the date of grant. Our named executive officers have not yet realized value from these grants.

•
We updated our compensation peer groups to maintain alignment with key attributes of the Company (including our industry, market capitalization and certain financial attributes, such as annual revenue and annual revenue growth), and to reflect the Company’s position in the market and determined executive compensation levels with reference, in part, to these reasonable comparator groups;

•
We continued the practice by which a majority of our executive officers’ target total direct compensation opportunity is paid in the form of long-term performance-based equity incentives, including performance stock units (“PSUs”) and stock options, both of which vest over four years, and only provide realizable pay opportunities for executives with demonstrated growth in Company value over time or achievement of measurable, objective, pre-determined performance goals; and

•
We maintained performance targets for executive bonuses that give more importance to quantitative measures of Company performance over qualitative performance goals for our named executive officers, in order to align our executives’ interests even more closely with those of our shareholders.

Executive Compensation Policies and Practices
We maintain several policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy:

What We Do	What We Don’t Do
•    Clawback policy allows recoupment of incentive compensation paid to executive officers if our financial statements are the subject of a restatement or in the event of misconduct
•    Performance-based equity incentives
•    Performance-based annual incentive bonus
•    Caps on performance-based cash and equity compensation
•    Annual compensation program review and, where appropriate, alignment with our compensation peer group; review of external competitive market data when making compensation decisions
•    Significant portion of executive compensation contingent upon corporate performance, which directly influences stockholder return
•    Four-year equity award vesting periods, including a one-year performance period and a two-year initial vesting cliff for PSUs
•    Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our ADSs
•    Limited executive perquisites
•    Independent compensation consultant engaged by our compensation committee

•    No “single-trigger” change of control benefits
•    No post-termination retirement or pension non-cash benefits or perquisites for our executive officers that are not available to our employees generally
•    No tax “gross-ups” for change of control benefits
•    No employment agreements with executive officers that contain guaranteed salary increases, bonuses or equity compensation
•    No discounted stock options or option re-pricings
•    No payment or accrual of dividends on unvested stock option, PSU or RSU awards

Executive Pay Mix for 2018
The charts below show the pay mix for 2018 of our Chief Executive Officer and all of our other executive officers as a group. These charts illustrate the predominance of performance-based compensation and long-term incentive compensation through equity awards in our executive compensation program. We believe that this weighting of components allows us to reward our executives for achieving or exceeding our financial, operational and strategic performance goals, and align our executives’ long-term interests with those of our shareholders.
The pay mix shown under “Other NEOs” above shows the average of the relative components of all of our named executive officers other than our Chief Executive Officer. For more information on the pay mix for our named executive officers, please see “Compensation Tables—Summary Compensation Table.”
Realizable Pay for 2018
Because our compensation committee aims to align executives’ incentives with shareholder value creation, the majority of our named executive officers’ compensation is composed of equity awards, the value of which is significantly impacted by both stock-based performance and Company financial performance. There is no assurance that the grant date fair values reported in the Summary Compensation Table for these equity awards will be reflective of their actual economic value or that comparable amounts will ever be realized by our named executive officers. For example, we granted PSUs to the named executive officers in 2018 that were scheduled to vest in January 2019 based on achievement of our pre-determined Revenue ex-TAC targets, but, as a result of Company financial performance against established targets over the measurement period, none of these PSUs were earned (as described further below). Similarly, the stock options granted to the named executive officers in 2018 were “out-of-the-money” at fiscal year-end and will only deliver actual value to our named executive officers with future stock price appreciation above the exercise price of such stock options.
The chart below compares 2018 target total compensation provided to each of Mr. Rudelle, our Chief Executive Officer for the 2018 fiscal year from and after April 25, 2018, and Mr. Fouilland, our Chief Financial Officer, to the value of the pay realizable for each pay component by Messrs. Rudelle and Fouilland as of fiscal year end 2018. Target total compensation for the chart below represents: (1) base salary, (2) 2018 target cash bonus opportunity (100% of base salary in the case of Mr. Rudelle, and 75% of base salary in the case of Mr. Fouilland), and (3) the aggregate grant date fair values of PSUs and stock options granted to each of Mr. Rudelle and Mr. Fouilland in 2018 (as reflected in the Stock Awards and Option Awards columns of the Summary Compensation Table included below under the heading “Compensation Tables”). Mr. Rudelle’s total target compensation for fiscal year 2018 was $6,557,415 (which includes Mr. Rudelle’s target compensation both in respect of his service as Executive Chairman until April 25, 2018, and in respect of his service as Chief Executive Officer for the remainder of the year (prorated for the April 25, 2018 to December 31, 2018 period)), and Mr. Fouilland’s total target compensation for fiscal year 2018 was $3,190,587. Until April 25, 2018, Mr. Rudelle served as our Executive Chairman, with total direct compensation equal to approximately 30% of his total direct compensation as Chief Executive Officer. For more information, please see “Compensation Tables—Summary Compensation Table.”
Total realizable compensation for the chart below represents: (1) each executive’s base salary, (2) each executive’s actual earned cash bonus for 2018 (as disclosed in the Summary Compensation Table), and (3) the actual intrinsic value of the equity awards, as of December 31, 2018, granted to each of Mr. Rudelle and Mr. Fouilland in 2018. For PSUs, this amount would be calculated by multiplying the number of shares earned by each executive in 2018 by our closing stock price on December 31, 2018. However, since no PSUs were earned by our executives for 2018, this value is equal to $0. For stock options, this amount reflects the spread between our closing stock price on December 31, 2018 and the exercise price of such options multiplied by the number of Ordinary Shares underlying such options. For 2018, this amount is $0 for all of our named executive officers because all of the stock options granted during 2018 were out-of-the-money at year end. All of the equity awards granted to Messrs. Rudelle and Fouilland during 2018 remain subject to time-based vesting, as described further below under “Compensation Tables—Grants of Plan-Based Awards Table 2018.”
Mr. Rudelle’s realizable pay for fiscal 2018 was approximately $698,348, or approximately 11% of his fiscal 2018 target total pay. Mr. Fouilland’s realizable pay for fiscal 2018 was approximately $616,484, or approximately 19% of his fiscal 2018 target total pay.
Chief Executive Officer                  Chief Financial Officer

$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$000
$6,557
$2,820
$2,824
$457
$457
Options
PSU
Bonus
Base Salary
=11% of target
$698
$241
$457
FY18 Target Total Pay
FY18 Realizable Total Pay

$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$000
Options
PSU
Bonus
Base Salary
$3,191
$1,168
$1,299
$310
$413
=19% of target
$616
$203
$413
FY18 Target Total Pay
FY18 Realizable Total Pay

Compensation Philosophy and Objectives
Pay for Performance
Our philosophy in setting compensation policies for our executive officers has four fundamental objectives: (1) to attract and retain a highly skilled team of executives in competitive markets; (2) to reward our executives for achieving or exceeding our financial, operational and strategic performance goals; (3) to align our executives’ long-term interests with those of our shareholders; and (4) to provide compensation packages that are competitive and reasonable relative to our peers and the broader competitive market. The compensation committee and the board of directors believe that executive compensation should be directly linked both to continuous improvements in corporate performance and accomplishments that are expected to increase shareholder value. Historically, the board of directors has compensated our executive officers through three direct compensation components: base salary, an annual incentive bonus opportunity and long-term incentive compensation in the form of equity awards. The compensation committee and the board of directors believe that cash compensation in the form of base salary and an annual incentive bonus opportunity provides our executive officers with short-term rewards for success in operations, and that long-term incentive compensation using equity awards aligns the objectives of our executive officers with those of our shareholders with respect to long-term performance and increases retention. Since 2015, long-term equity compensation for our executive officers has consisted of both PSU awards and stock options. Our compensation committee regularly reviews the components of equity compensation to our named executive officers and has determined to include RSUs in the overall mix of 2019 compensation for our executive officers. For more information, please see “—Long Term Incentive Compensation.”
Participants in the Compensation Process
Role of the Compensation Committee and the Board of Directors
In accordance with French law, committees of our board of directors have an advisory role and can only make recommendations to our board of directors. As a result, while our compensation committee is primarily responsible for our executive compensation program, including establishing our executive compensation philosophy and practices, as well as determining specific compensation arrangements for the named executive officers, final approval by our board of directors is required on all such matters. The board of directors’ decisions and actions regarding executive compensation referred to throughout this Compensation Discussion and Analysis are made following the compensation committee’s comprehensive in-depth review, analysis and recommendation.

The board of directors approves the performance goals recommended by the compensation committee under the Company’s annual and long-term incentive plans and achievement by our executive officers of these goals. While the compensation committee draws on a number of resources, including, for 2018, input from Mr. Rudelle, who at the time served as our Executive Chairman, and Mr. Eichmann, who at the time served as our Chief Executive Officer, and the compensation committee’s compensation consultant, to make decisions regarding our executive compensation program, the compensation committee is responsible for making the ultimate recommendation to be approved by the board of directors. The compensation committee relies upon the judgment of its members in making recommendations to the board of directors after considering several factors, including recommendations of the Executive Chairman and the Chief Executive Officer with respect to the compensation of executive officers (other than their own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as compared to similarly situated executives at peer companies (based on a review of competitive market analyses prepared by its compensation consultant) and other factors as it may deem relevant.
Role of Compensation Consultant
The compensation committee retains the services of Compensia as its independent compensation consultant. The mandate of the compensation consultant includes assisting the compensation committee in its review of executive and director compensation practices, including the competitiveness of pay levels, design of the Company’s annual and long-term incentive compensation plans, executive compensation design, and analysis of competitive market practices. The compensation committee is responsible for oversight of the work of the compensation consultant and annually evaluates the performance of the compensation consultant. The compensation committee has discretion to engage and terminate the services provided by the compensation consultant, subject to formal approval by the board of directors.
At its meeting in October 2018, the compensation committee assessed the independence of Compensia pursuant to SEC and Nasdaq rules and the board of directors concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the compensation committee.
Role of Executive Chairman and Chief Executive Officer
Mr. Rudelle and, until April 25, 2018, Mr. Eichmann, attended compensation committee meetings and worked with the chair of the compensation committee and its compensation consultant to develop compensation recommendations for the executive officers (excluding Messrs. Rudelle and Eichmann), based upon individual experience and breadth of knowledge, individual performance during the year and other relevant factors. The recommendations of individuals holding the positions of Executive Chairman and Chief Executive Officer are reviewed and considered with other applicable information by the compensation committee, which then makes a recommendation to the board of directors. The compensation committee works directly with its compensation consultant to recommend to the board of directors compensation actions for individuals holding the position of Executive Chairman and Chief Executive Officer. In accordance with Nasdaq rules, individuals holding the positions of Executive Chairman and Chief Executive Officer are not present during deliberations or voting concerning their own compensation.
Use of Competitive Market Data
The compensation committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program, including an evaluation of the compensation practices at peer companies. The compensation committee uses data from this evaluation to assess the reasonableness of compensation and ensure that our compensation practices are competitive in the marketplace.
Our peer companies in 2018 were provided to the compensation committee by Compensia, then selected by the compensation committee and subsequently approved by the board of directors. Each year, the compensation committee reviews our peer group with the assistance of the compensation consultant and updates the peer group as appropriate. The companies comprising the peer group for 2018 were selected on the basis of their comparability to Criteo in terms of broad industry (software and services companies focused on digital media/advertising in the United States and software/technology companies more broadly in Europe, given the more limited number of comparable companies in the European market), geographic location, market capitalization, financial attributes (including revenue, revenue growth, comparable gross margin and cash flow) and number of employees.
Based on this evaluation, the compensation committee selected the peer companies in the following table for 2018. Given the Company’s unique position as a French company publicly-listed on the Nasdaq Global Market in the United States with certain executives based in Europe, the compensation committee determined that it was appropriate to develop both U.S. and international peer groups. The peer companies generally had revenues between half and two times the Company’s revenue, and market capitalization between half to three times the Company’s market capitalization.
U.S. Peers:

Cornerstone OnDemand	j2 Global	Tableau Software

Endurance International	Nutanix	Verint Systems

Fair Isaac	Pandora Media	Yelp

FireEye	Paylocity Holding	Zillow Group

GoDaddy	RealPage	Zynga

GrubHub	Shutterfly
International Peers:

Atlassian	Just Eat Plc	Sophos Group Plc

Auto Trader Group Plc	Ocado Group	Talend S.A.

Cimpress N.V.	Playtech Plc	Travelport Worldwide

Delivery Hero	Rightmove	trivago N.V.

InterXion Holding N.V.	Scout 24
In addition to reviewing data drawn from these peer groups, the compensation committee also reviews competitive compensation data from broader Radford technology survey cuts and Compensia databases. To assist the Company in making its executive compensation decisions for 2018, Compensia evaluated competitive market practices, considering base salary, target annual incentives as a percentage of base salary, target total cash compensation, target annual long-term incentive grant date fair values, equity award mixes, equity award structures and target total direct compensation.
In general, our board of directors seeks to set executives’ total cash compensation (base salary plus target annual incentive bonus) and long-term incentive compensation at levels that are competitive with our peers (based on its review of the compensation data for executives with similar roles in the Company’s peer groups) and, in the case of long-term incentive compensation, at a level great enough to ensure deep alignment of our executive officers’ interests with those of our shareholders.
However, the compensation committee does not formally “benchmark” our executive officers’ compensation to a specific percentile of our peer group. Instead, it considers competitive market data as one factor among many in its deliberations. The compensation committee exercises independent judgment in determining appropriate levels and types of compensation to be paid based on its assessment of several factors, including recommendations of the Executive Chairman and the Chief Executive Officer with respect to the compensation of executive officers (other than their own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as compared with similarly situated executives at peer companies (based on review of competitive market analyses prepared by its compensation consultant) and other factors as it may deem relevant.
The chart below is based on the peer data reviewed by our compensation committee in setting target compensation levels for our Chief Executive Officer and Chief Financial Officer for fiscal year 2018 and shows a comparison, for illustrative purposes, of the elements of fiscal year 2018 target total compensation for our Chief Executive Officer and Chief Financial Officer against chief executive officer and chief financial officer compensation for our U.S. peer group.
We have chosen to present this data for our current Chief Executive Officer and Chief Financial Officer only, rather than all of our named executive officers, because chief executive officer and chief financial officer are the two roles for which our compensation committee has access to the most comparable company data, and because these are the two roles most responsible for setting our strategic direction and articulating it to financial markets and investors (and therefore for which alignment of interests with shareholders is most important). We chose to present only the comparison against the U.S. peer group because our U.S. peer group consists of companies with which we are most likely to compete for talent, and is therefore the more important of the two peer groups in our compensation committee’s analysis.
In the chart below, “Total Cash” consists of each executive officer’s base salary and target bonus under our EBP (as further discussed under “—Elements of Executive Compensation Program—Annual Incentive Bonus” below), which, for fiscal year 2018, was greater than the bonus each executive actually earned under our EBP. “Equity Value” includes the combined aggregate grant date fair value of each award at target, and therefore assumes that all PSUs have been earned under the applicable performance criteria. As discussed above, for 2018, none of the shares subject to our named executive officers’ 2018 PSU awards were earned. Also, in the case of Mr. Rudelle, the value of each element of compensation in the table below is greater than the compensation he actually received in 2018—the chart below shows the compensation that an individual in the Chief Executive Officer position would have received for the entirety of 2018, whereas until April 25, 2018, Mr. Rudelle served as our Executive Chairman rather than as our Chief Executive Officer. For more information on the specific elements of compensation to each of our executives, please see “Compensation Tables—Summary Compensation Table.”
For illustrative purposes only, we have also included realizable pay for 2018 for each of our current Chief Executive Officer and Chief Financial Officer, which includes, in each case, (1) base salary, (2) actual earned cash bonus for 2018 under our EBP (as disclosed in the Summary Compensation Table) and (3) the actual intrinsic value, as of December 31, 2018, of the equity awards granted to the executive in 2018. For PSUs, this amount is $0 because none of the PSUs awarded were earned. For stock options, this amount reflects the spread between our closing stock price on December 31, 2018 and the exercise price of such options multiplied by the number of Ordinary Shares underlying such options. For 2018, this amount is $0 for all of our named executive officers because all of the stock options granted during 2018 were underwater at year end. For more information on realizable pay, please see “—Realizable Pay for 2018.”
Prior Year Say-On-Pay Results
Our executive compensation program received significant shareholder support and was approved, on a non-binding advisory basis, by 86.7% of the votes cast at the 2018 Annual General Meeting. We value feedback from our shareholders on our executive compensation program and corporate governance policies and welcome input, as it impacts our decision-making. We believe that ongoing engagement builds mutual trust with our shareholders and we will continue to monitor feedback from our shareholders and may solicit outreach on our programs, as appropriate.  At the 2016 Annual General Meeting, shareholder votes expressed a preference for the say-on-frequency proposal to hold an advisory vote to approve executive compensation on an annual basis. In light of this vote, the Company’s board of directors determined that the Company will continue to hold an advisory vote to approve executive compensation on an annual basis until the next required say-on-frequency vote, which will be held at the 2022 Annual General Meeting.
In 2018, Criteo’s management team continued to have frequent engagement with the investment community through a total of almost 300 in-person meetings, phone calls, roadshows and conference participations, including with shareholders jointly representing approximately 84% of floating shares as of December 31, 2018. In such engagements, Criteo’s executive compensation program was a common potential discussion topic and investors’ feedback and suggestions on such program were regularly heard and taken into consideration. In our shareholder outreach specific to the votes for the 2018 Annual General Meeting, Criteo’s management team spoke directly with 25% of its top-40 shareholders, jointly owning approximately 25% of shares.
Elements of Executive Compensation Program
In 2018, as in prior years, our executive compensation program consisted of three principal elements:

•	Base salary

•	Annual incentive bonus

•	Long-term incentive compensation

Base Salary
Base salary is the principal fixed element of an executive officer’s annual cash compensation during employment. The level of base salary reflects the executive officer’s skills and experience and is intended to be on par with other job opportunities available to such executive officer. Given the industry in which we operate and our compensation philosophy and objectives, we believe it is important to set base salaries at a level that is competitive with our peer group in order to retain our current executives and to hire new executives when and as required. However, our review of the competitive market data is only one factor in setting base salary levels. In addition, the compensation committee also considers the following factors:

•	individual performance of the executive officer, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	years and level of experience and expertise and location of the executive officer;

•	internal review of the executive officer’s compensation relative to other executives to take into account internal fairness considerations; and

•
in the case of executive officers other than those holding the positions of Executive Chairman and Chief Executive Officer, the recommendations of the individuals holding the positions of Executive Chairman and Chief Executive Officer.

Base salaries for our executive officers are determined on an individual basis at the time of hire. Adjustments to base salary are considered annually based on the factors described above.

2018 Base Salaries
The base salaries of the named executive officers for 2017 and 2018, each in local currency and converted into U.S. dollars (on a constant currency basis for 2018), and the rationale for any base salary adjustment are set forth below:

Name	Position(1)	2017 Base Salary (in local currency)	2018 Base Salary (in local currency)	2017 Base Salary (in USD)(2)	2018 Base Salary at Constant Currency (in USD)(2)	Rationale for Adjustment
Jean-Baptiste Rudelle	Chief Executive Officer	€30,520 (services to Criteo S.A.) $28,000 (services to Criteo Corp.)	€23,299 (services to Criteo S.A. as Executive Chairman, pro rated) $27,290 (services to Criteo Corp. as Executive Chairman, pro rated) €340,619 (services as Chief Executive Officer, pro rated)	$62,468	$438,282
Until April 25, 2018, Mr. Rudelle served as Executive Chairman of the Company, which is reflected in the amounts shown in the table. In connection with Mr. Rudelle’s transition from Executive Chairman to Chief Executive Officer on April 25, 2018, his base salary was increased from $175,123 to €495,323 (or approximately $584,939) to reflect the change in role.

Eric Eichmann	Former chief executive officer	$560,000	$582,500	$560,000	$582,500
Mr. Eichmann served as Chief Executive Officer until April 25, 2018. The amounts shown reflect the compensation he would have received if he had served for the full year. Mr. Eichmann’s base salary had been increased to recognize strong performance.

Benoit Fouilland	Chief Financial Officer	€342,857	€350,000	$387,207	$395,274	Base salary increase to recognize strong performance.
Mary Spilman	Chief Operating Officer	$480,000	$500,000	$480,000	$500,000	Base salary increase to recognize strong performance.
Dan Teodosiu	Chief Technology Officer	€312,500	€325,000	$352,923	$367,040	Base salary increase to recognize strong performance.

(1) Refers to such named executive officer’s position at the end of 2018.
(2) 2017 base salaries have been converted from euros to U.S. dollars at a rate of €1.00 = $1.129354, which represent average exchange rates for the year ended December 31, 2017. 2018 base salaries are presented on a constant currency basis, using the 2017 average exchange rates set forth in the preceding sentence, for comparative purposes.

Annual Incentive Bonus
The Company provides our executive officers with the opportunity to earn annual cash bonus awards pursuant to the Criteo Executive Bonus Plan (the “EBP”), which are specifically designed to motivate our executive officers to achieve pre-established Company-wide goals set by the board of directors and to reward them for individual results and achievements in a given year.
The EBP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the EBP seeks to:

(i)	help attract and retain a high quality executive management team;

(ii)	increase management focus on challenging yet realistic goals intended to create value for shareholders;

(iii)	encourage management to work as a team to achieve the Company’s goals; and

(iv)	provide incentives for participants to achieve results that exceed Company goals.
Pursuant to the EBP, the annual cash bonus opportunities for our executive officers are approved on an annual basis by the board of directors. The Company goals, their relative weighting, and the relative weighting for each of the individual performance goals of the executive officers, if applicable, are also established by the board of directors at the beginning of the year, upon recommendation of the compensation committee, shortly after the board of directors has approved our annual operating plan.
Under the EBP, the board of directors has the discretion to determine the extent to which a bonus award will be adjusted based on an executive officer’s individual performance or such other factors as it may, in its discretion, deem relevant. An executive officer’s bonus award may be adjusted downward to zero by the board of directors based on a review of individual performance. The board of directors is not required to set individual qualitative goals for a given year.
2018 Annual Bonus Incentive
The performance measures and related target levels for the 2018 EBP, which reflected performance requirements set at the start of the year in the Company’s annual operating plan, were developed by the compensation committee and approved by the board of directors at meetings held in March and June 2018. For 2018, the board of directors, on recommendation from the compensation committee, set two shared quantitative goals applicable to all of the named executive officers (weighted 80%, collectively) and individual qualitative goals for each of our named executive officers (weighted 20%).
Quantitative Goals
The quantitative measures selected for the 2018 EBP were (i) Revenue ex-TAC growth, measured at constant currency, from 2017 to 2018, and (ii) Adjusted EBITDA (on an absolute basis but adjusted to remove the impact of currency fluctuations) achieved during 2018. These measures were selected by the board of directors because Revenue ex-TAC and Adjusted EBITDA are the key measures it uses to monitor the Company’s financial performance. In particular, our strategy focuses on maximizing the growth of our Revenue ex-TAC on an absolute basis over maximizing our near-term gross margin, as we believe this focus builds sustainable long-term value for our business by fortifying a number of our competitive strengths, including access to advertising inventory, breadth and depth of data and continuous improvement of the Criteo AI Engine’s performance, allowing it to deliver more relevant advertisements at scale. In 2018 (as in 2016 and 2017), the Revenue ex-TAC metric and Adjusted EBITDA metric were given equal weight.
The payout scale on the Revenue ex-TAC portion of the quantitative goals was as follows, with Revenue ex-TAC growth measured, in each case, on a constant-currency basis:
•If Revenue ex-TAC grew by less than 3% in 2018 compared to 2017 (rounded up or down to the nearest tenth), there was no payout on the Revenue ex-TAC portion of the quantitative goals;
•If Revenue ex-TAC grew by between 3% and the 10% target, the payout on the Revenue ex-TAC portion of the quantitative goals was between 30% and 100% of target;

•If Revenue ex-TAC grew by between the 10% target and a 15% “stretch” target, the payout on the Revenue ex-TAC portion of the quantitative goals was between 100% and 150% of target;
•If Revenue ex-TAC grew by more than the 15% stretch target but less than 18%, the payout on the Revenue ex-TAC portion of the quantitative goals was between 150% and 200% of target; and
•If Revenue ex-TAC grew by 18% or more, our executives could achieve the maximum payout on the Revenue ex-TAC portion of the quantitative goals, which was 200%.
The payout scale on the Adjusted EBITDA portion of the quantitative goals was as follows, in each case calculated excluding currency impacts:
•If Adjusted EBITDA for 2018 was less than $266 million, there was no payout on the Adjusted EBITDA portion of the quantitative goals;
•If Adjusted EBITDA for 2018 was between $266 million and the $335 million target, the payout on the Adjusted EBITDA portion of the quantitative goals was between 50% and 100% of target;
•If Adjusted EBITDA for 2018 was between the $335 million target and a $382 million “stretch” target, the payout on the Adjusted EBITDA portion of the quantitative goals was between 100% and 150% of target;
•If Adjusted EBITDA for 2018 was above the $382 million stretch target but less than $430 million, the payout on the Adjusted EBITDA portion of the quantitative goals was between 150% and 200% of target; and
•If Adjusted EBITDA for 2018 was $430 million or above, our executives could achieve the maximum payout on the Adjusted EBITDA portion of the quantitative goals, which was 200%.
The quantitative goals set forth herein and the achievement levels for such goals were designed to ensure proper alignment between our executive bonus plan provisions and the internal 2018 financial plan supporting the guidance that we published at the beginning of fiscal year 2018.
The chart below sets forth the quantitative goals for 2018 and the achievement levels for such goals, as well as actual Company performance for 2018 against which executive performance was measured. As shown below, year-over-year Revenue ex-TAC growth was 1.8% at constant currency, resulting in no payout for the Revenue ex-TAC portion of the quantitative goals, and Adjusted EBITDA was $319.6 million, resulting in a payout of 88.8% on the Adjusted EBITDA portion of the quantitative goals.

		Achievement
Performance Measure	Weight	0%	30%	50%	100%	150%	200%	Actual
2018 Revenue ex-TAC growth at constant currency	40%	<3%	3%	N/A	10%	15%	≥18%	1.8%
2018 Adjusted EBITDA	40%	<$266 million	N/A	$266 million	$335 million	$382 million	≥$430 million	$319.6 million

Qualitative Goals
In addition, the board of directors selected individual qualitative goals for each of the named executive officers that were aligned to strategic performance objectives for those individuals. The qualitative goals were weighted 20% for each named executive officer and were subject to a maximum payout of 200% of the applicable portion. Some variation applied from named executive officer to named executive officer and from goal to goal. These qualitative goals for 2018 were originally set in March 2018 and revised in June 2018 to reflect the departure of Mr. Eichmann and Mr. Rudelle’s re-elevation to the Chief Executive Officer position. The qualitative goals for 2018 included: (i) for Mr. Rudelle, strategic initiatives, including to articulate a vision for the Company and to set the Company on a path for growth in future years; (ii) for Ms. Spilman, refining and implementing our go-to-market strategy, organizational design goals to enhance efficiency, and reinforcing product marketing and communication; for Mr. Fouilland, enhancing our communication with market analysts and investors and ensuring robust financial forecasts and budget management; and (iv) for Mr. Teodosiu, improving the agility of the R&D organization to test new ideas faster, reducing employee attrition and ensuring proper alignment of R&D staffing with product priorities.
2018 Annual Cash Bonus Payouts
The board of directors approved annual incentive bonus awards for each named executive officer under the 2018 EBP as follows:

Name	Bonus Target as % of Base Salary(1)	Quantitative Goals Achievement (80%)	Qualitative Goals Achievement (20%)	Funding Multiplier as % of Target	Actual Payout Amount(2)
Jean-Baptiste Rudelle	100%	44.4%	100%	55.52%	$241,279(3)
Eric Eichmann(4)	100%	N/A	N/A	N/A	$387,801
Mary Spilman	100%	44.4%	100%	55.52%	$277,600
Benoit Fouilland	75%	44.4%	150%	65.52%	$203,125
Dan Teodosiu	60%	44.4%	100%	55.52%	$127,863

(1) Bonus targets as a percentage of base salary for the named executive officers did not change from 2017 to 2018.
(2) Certain amounts have been converted from euros to U.S. dollars at a rate of €1.00 = $1.181026, which represents the average exchange rate for the year ended December 31, 2018.
(3) Until April 25, 2018, Mr. Rudelle served as our Executive Chairman. As Executive Chairman, Mr. Rudelle’s target bonus percentage and achievement percentage on each of his goals also was 100%, 44.4% and 100%, respectively. A total of $30,634 of Mr. Rudelle’s actual payout amount reflects the bonus paid in respect of his performance as Executive Chairman, and $210,645 reflects the bonus paid in respect of his performance as Chief Executive Officer (converted, as applicable in each case, from euros to U.S. dollars at the exchange rate set forth in footnote 2 to this table.

(4) Pursuant to a transition and separation agreement, the amount paid to Mr. Eichmann represents a portion of his bonus, pro-rated for the period January 1, 2018, until August 31, 2018, paid as if his goals were achieved at 100%. The pro-ration period reflects the time period during which he continued to serve Criteo as a special advisor to the Chief Executive Officer, and the payout percentage was determined in accordance with his employment agreement. The transition and separation agreement was filed as Exhibit 10.21 to the Company’s Current Report on Form 8-K, filed with the SEC on June 25, 2018.

Long-Term Incentive Compensation
Long-term incentive compensation in the form of equity awards is an important tool for the Company to attract industry leaders of the highest caliber and to retain them for the long term. The majority of our named executive officers’ target total direct compensation opportunity in 2018 was provided in the form of long-term equity awards (89% of total compensation for our Chief Executive Officer, and 80% on average for all of the other named executive officers). We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to assist with the achievement of both near-term and long-term corporate objectives.
Historically, the board of directors only granted stock options to employees. However, following a change to the tax treatment of free shares, or restricted stock units (“RSUs”), under French law (the enactment of the Loi Macron in August 2015), the board of directors, after careful review by the compensation committee, decided to add RSUs to the Company’s equity compensation program for certain employees, including executive officers at the discretion of the board of directors, and PSUs to the Company’s equity compensation program for executive officers and managers and certain other employees. In October 2015, the Company’s shareholders approved: (i) a general plan (as such plan has been amended, the “Amended and Restated 2015 Time-Based RSU Plan”) providing for the grant of time-based RSUs to employees of the Company, and (ii) a performance-based plan (as such plan has been amended, the “Amended and Restated 2015 Performance-Based RSU Plan”) providing for the grant of PSUs, subject to the achievement of performance goals and time-based vesting, to the executive officers and certain other members of management and employees of the Company, as determined by the board of directors.
In 2018, we granted both stock options and PSUs to our executive officers. Stock options provide our executive officers with realizable value over time only if our shareholders also realize value after the date options are granted. PSUs provide an additional direct link between our financial performance and the compensation of our executive officers, thereby furthering the alignment of the interests of our executive officers and shareholders. However, the compensation committee believes that RSUs also can play an important role in a properly designed incentive compensation program and regularly considers the appropriate mix of equity awards for the executive compensation program.
In addition to the initial equity award that each executive officer receives upon being hired, the board of directors also grants some or all of our executive officers additional equity awards each year as part of our annual review of our executive compensation program. The eligibility for, and size of, any additional equity award to each of our executive officers are determined on a discretionary basis taking into account the following factors:

•	each executive officer’s individual performance assessment, the results and contributions delivered during the year, as well as his or her anticipated potential future impact;

•	delivering equity values that are competitive when compared to the equity values delivered by the companies in our peer group to their executives with similar responsibility;

•	the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of additional awards;

•	the size of each executive officer’s total cash compensation opportunity;

•	the Company’s overall performance relative to corporate objectives; and

•	the Company’s overall equity pool for the year.

Based on the foregoing factors, the board of directors, upon recommendation of the compensation committee, determined that the 2018 long-term incentive compensation to be granted to each of our executive officers should consist of a mix of stock options and PSUs. While the board of directors determined that the use of both stock options and PSUs for 2018 provides a balanced focus on enhancing value for our shareholders and achieving specified financial results, the compensation committee has determined that, beginning in fiscal year 2019, long-term incentive compensation to be granted to each of our executive officers will consist of a mix of PSUs and RSUs in lieu of stock options. The compensation committee believes that the use of RSUs and PSUs will provide an appropriate balance between addressing retention concerns and driving corporate performance. As in prior years, a significant portion of the compensation awarded to our named executive officers will remain performance based.
The table below sets forth the equity awards granted by the board of directors to our named executive officers in 2018:

Name	Shares Issuable Upon Exercise of Stock Options Granted in 2018	Shares Issuable Upon Vesting of PSUs Granted in 2018(1)
Jean-Baptiste Rudelle	218,333	83,333
Eric Eichmann	218,833	–(3)
Mary Spilman	113,533	43,333
Benoit Fouilland	100,433	38,333
Dan Teodosiu	100,433	38,333

(1) The amounts of PSUs set forth in this column show the amounts originally granted to our named executive officers. As set forth below, none of the shares subject to 2018 PSU awards to our named executive officers were earned.

(2) The equity awards granted to Mr. Rudelle in 2018 include (i) 65,500 stock options and 25,000 PSUs granted to Mr. Rudelle in his capacity as Executive Chairman, as well as (ii) an additional 152,833 stock options and 58,333 PSUs granted to Mr. Rudelle after his re-elevation to Chief Executive Officer to reflect the change in his position.

(3) Mr. Eichmann did not receive an award of PSUs during 2018.
Vesting of Stock Option Grants
To aid in retention of our executives, the stock option awards have a four-year vesting period, with one quarter of the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter, subject to the recipient’s continued employment with the Company.
Performance Conditions and Vesting of PSU Grants
Our Ordinary Shares subject to the PSUs granted to the named executive officers were to be earned contingent upon the attainment of the 2018 growth in Revenue ex-TAC goal set by the board of directors in the first quarter of 2018.

Growth in Revenue ex-TAC is an important metric used by the board of directors to measure the Company’s financial performance and creation of shareholder value given our current development stage, the significant growth opportunities ahead of us and the significant impact that high Revenue ex-TAC can have on the Company’s profitability given the scalability of our operating model. As a result, the compensation committee and board of directors determined, as in 2017, that growth in Revenue ex-TAC was the appropriate performance measure for the 2018 PSU awards. Our compensation committee and board of directors believe that setting a one-year performance measurement period was appropriate at this stage in the Company’s development, due to the historically steep trajectory of our top-line revenue growth and the risk of setting inappropriate targets if we were to project more than one year in advance. This approach was balanced by the four-year vesting schedule to which any earned PSUs are subject, as discussed below.
The following table sets forth the 2018 Revenue ex-TAC growth goal for the 2018 PSU awards.

2018 Revenue Ex-TAC Growth	Percentage of PSUs Earned(1)
<3%	0
3%	50% (Threshold)
9%	100% (Target)
>9%	100% (Maximum)
(1) Achievement is linear for Revenue ex-TAC growth between 3% and 9%. Within this range, named executive officers would earn between 50% and 100% of the PSUs granted, on a pro-rata basis.
Actual 2018 Revenue ex-TAC growth was 1.8% at constant currency, which was below the Revenue ex-TAC growth threshold for the year. As a result, none of the Ordinary Shares subject to our named executive officers’ 2018 PSU awards were earned.
Our compensation committee and board of directors also believe that a time-based vesting requirement for any earned PSUs is important to provide additional retention incentives and longer term alignment with our shareholders. Accordingly, if PSUs had been earned with respect to 2018, they would have been subject to a four-year vesting schedule, with half of any earned PSUs vesting on the second anniversary of the grant date and the remainder vesting in eight equal quarterly installments thereafter, which quarterly vesting would be subject to the recipient’s continued employment with the Company. As a result, none of the PSUs granted to the named executive officers for 2018 would have vested until January 2020, at the earliest, had they been earned.

Share Ownership and Equity Awards
As discussed above, long-term incentive compensation in the form of equity awards is an important tool for the Company to attract industry leaders of the highest caliber and to retain them for the long term. The majority of our named executive officers’ target total direct compensation opportunity in 2018 was provided in the form of long-term equity awards (89% of total compensation for our Chief Executive Officer, and 80% on average for all of the other named executive officers). We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to assist with the achievement of both near-term and long-term corporate objectives.
As a result, each of our named executive officers accumulates substantial exposure to our stock price, which, when coupled with time- and performance-based vesting, we believe results in strong alignment of our executives’ interests with those of our shareholders. Furthermore, our insider trading policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons, and our board of directors requires that 10% of the shares resulting from the exercise of stock options or received upon the vesting of RSUs or PSUs by our Executive Chairman (if applicable), Chief Executive Officer and Deputy Chief Executive Officers (“directeurs généraux délégués”) be held by such persons until the termination of their respective offices. For 2018, Mr. Rudelle was our Executive Chairman and then our Chief Executive Officer and Mr. Fouilland was our Deputy Chief Executive Officer.
The table below shows the total exposure that each of our named executive officers (other than Mr. Eichmann) had to Criteo’s stock as of March 1, 2019, including both vested and unvested equity awards.

Name	Ordinary Shares and ADSs (1)	Securities underlying option awards (2)	Securities underlying RSU and PSU awards (3)	Total
Jean-Baptiste Rudelle	1,228,697	830,361	22,564	2,081,622
Benoit Fouilland	130,004	449,034	25,722	604,760
Mary Spilman	0	267,143	17,235	284,378
Dan Teodosiu	13,922	252,908	20,588	287,418

		Total for all named executive officers:		3,258,178

(1) The amounts shown in this column reflect securities beneficially owned by each of our named executive officers, determined in accordance with the applicable rules of the SEC, other than (i) Ordinary Shares issuable upon the exercise of share options and warrants that are immediately exercisable or exercisable within 60 days after March 1, 2019 (which are included in the “Securities underlying equity awards” column), and (ii) Ordinary Shares issuable upon the vesting of RSUs or PSUs within 60 days after March 1, 2019 (which are included in the “Securities underlying RSU and PSU awards” column). For more information about the beneficial ownership of our securities, please see “Ownership of Securities.”

(2) The amounts shown in this column reflect stock options that have vested and are exercisable, as well as those that have not yet vested. For more information on grant dates, vesting schedules, exercise prices and expiration dates of option awards held by our named executive officers as of December 31, 2018, please see “Compensation Tables—Outstanding Equity Awards at 2018 Fiscal Year End.” For more information on the most recent stock option grants made to our executive officers, please see the Form 4s filed with the SEC by each of our named executive officers on March 20, 2018.

(3) The amounts shown in this column reflect PSUs that have been determined by our board of directors to have been earned by the applicable named executive officer pursuant to the applicable performance criteria. For more information on the PSUs held by each of our named executive officers as of December 31, 2018, please see “Compensation Tables—Outstanding Equity Awards at 2018 Fiscal Year End.” For more information on the performance criteria applicable to PSU awards, please see “—Long-Term Incentive Compensation.”

Other Compensation Information
Employee Benefit Programs
Each of our executive officers is eligible to participate in the employee benefit plans available to our employees in the country in which they are employed, including medical, dental, group life and disability insurance, in each case on the same basis as other employees in such country, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.
Our retirement savings plan for U.S. employees is a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”), pursuant to which all employees, including any named executive officer employed by our U.S. subsidiary (Criteo Corp.), are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Code. In 2018, we provided a 100% matching contribution on employee contributions up to the first 3% of eligible compensation and a 50% matching contribution for the next 2% of eligible compensation. Mr. Eichmann and Ms. Spilman were the only named executive officers to participate in the 401(k) plan in 2018.
Perquisites and Other Personal Benefits
We provide limited perquisites to our named executive officers. For more information on the perquisites and other personal benefits provided to our named executive officers, please refer to footnote (8) to the Summary Compensation Table in “Executive Compensation – Compensation Tables” included elsewhere in this proxy statement.
Stock Ownership Requirements
Our board of directors requires that 10% of the shares resulting from the exercise of stock options or received upon the vesting of RSUs or PSUs by our Executive Chairman (if applicable), Chief Executive Officer and Deputy Chief Executive Officers (“directeurs généraux délégués”) be held by such persons until the termination of their respective offices. For 2018, Mr. Rudelle was our Executive Chairman, Mr. Eichmann was our Chief Executive Officer and Mr. Fouilland was our Deputy Chief Executive Officer.
Timing of Compensation Actions
Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year, and upon promotion or other changes in job responsibilities.
 Equity Grant Policy
We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information or any plan to reprice or extend any outstanding option awards.
Short Sale and Derivatives Trading Policy
Our insider trading policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons.
Implementation of Executive Compensation Recovery (“Clawback”) Policy
In April 2018, we adopted a “clawback” policy with respect to certain compensation earned by or paid to our executive officers after the effective date of the policy, which, to the extent permitted by applicable law, will allow us to recoup performance-based equity awards and cash bonuses from our Chief Executive Officer and certain other executive officers (including our named executive officers) if (i) the amount of any such incentive payments was based on the achievement of financial results that were subsequently the subject of an amendment or restatement, and the applicable incentive payment would not have been made to the executive officer based upon the restated financial results, or (ii) the executive engaged in misconduct.
Risks Related to Compensation Policies and Practices
As part of the board of directors’ risk oversight role, our compensation committee at least annually reviews and evaluates the risks associated with our compensation programs. The compensation committee has reviewed our compensation practices as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of short-term and long-term incentives with fixed and variable components;

•
the granting of equity-based awards that are earned based on performance (in the case of executive officers) and subject to time-based vesting, which aligns employee compensation with Company performance, encouraging participants to generate long-term appreciation in equity values;

•
the Company’s annual bonus determinations for each employee being tied to achievement of Company goals, which goals seek to promote retention on behalf of the Company and to create long-term value for our shareholders; and

•
the Company’s system of internal control over financial reporting and code of business conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION COMMITTEE
James Warner (Chair)
Edmond Mesrobian
Rachel Picard

COMPENSATION TABLES
Summary Compensation Table
The following Summary Compensation Table sets forth, for the three years ended December 31, 2018, 2017 and 2016, respectively, the compensation earned by each individual who served as our Chief Executive Officer, Chief Financial Officer and our two other executive officers serving as of December 31, 2018, who are referred to collectively as our named executive officers.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)(6)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Jean-Baptiste Rudelle (2)	2018	457,086	—	2,823,625	2,819,652	241,279	281,340	6,622,982
Chief Executive Officer	2017	62,468	—	245,352	248,844	51,099	75,612	683,375
	2016	275,677	—	1,321,250	1,257,323	269,447	152,323	3,276,020
Eric Eichmann (3)	2018	181,932	—	—	2,539,891	—	916,576	3,638,399
Former Chief Executive Officer	2017	560,000	—	2,453,522	2,488,441	458,080	9,400	5,969,443
	2016	520,019	—	3,598,140	2,514,646	530,640	85,641	7,249,085
Mary Spilman (4)	2018	500,000	—	1,468,280	1,320,741	277,600	10,250	3,576,871
Chief Operating Officer	2017	480,000	—	883,268	895,839	416,640	10,650	2,686,397
	2016	472,500	—	951,300	905,273	455,868	10,600	2,795,541
Benoit Fouilland	2018	413,359	—	1,298,861	1,168,348	203,125	17,752	3,101,445
Chief Financial Officer	2017	387,207	—	1,128,620	1,144,683	237,552	14,617	2,912,679
	2016	335,369	—	1,099,280	1,046,092	244,938	14,491	2,740,170
Dan Teodosiu (4)	2018	383,833	—	1,298,861	1,168,348	127,863	1,903	2,980,808
Chief Technology Officer	2017	352,923	—	981,409	995,376	179,567	565	2,509,840
	2,016	320,981	—	951,300	905,273	156,478	4,552	2,338,584

(1)
All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. Certain amounts payable to Messrs. Rudelle, Fouilland and Teodosiu were paid in euros, and certain amounts payable to Mr. Eichmann in 2016 were paid in British pounds. The average exchange rate used for the purpose of the Summary Compensation Table, and, unless otherwise noted, the supporting tables that follow, for the three years ended December 31, 2018, 2017 and 2016 is as follows:

Date	Euro to U.S. Dollar Conversion Rate	British Pound to U.S. Dollar Conversion Rate
12/31/18	1.181026	N/A
12/31/17	1.129354	N/A
12/31/16	1.106830	1.351193

(1)	From January 1, 2016 until April 25, 2018, Mr. Rudelle served as the Company’s Executive Chairman and, on April 25, 2018, Mr. Rudelle again assumed the role of Chief Executive Officer.

(2)	From January 1, 2016 until April 25, 2018, Mr. Eichmann served as Chief Executive Officer of the Company. Mr. Eichmann ceased employment with the Company on August 31, 2018.

(3)	Ms. Spilman and Mr. Teodosiu first became executive officers on March 1, 2017. Prior to October 2017, Ms. Spilman served as Chief Revenue Officer of the Company.

(4)
The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of each award computed in accordance with ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 18 of our Annual Report on Form 10-K as filed with the SEC on March 1, 2019. The amounts reported for 2016 and 2017 in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of each award computed in accordance with ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, for awards granted in 2016 and 2017, please refer to Note 19 of our Annual Report on Form 10-K as filed with the SEC on March 1, 2017, and Note 18 of our Annual Report on Form 10-K as filed with the SEC on March 1, 2018, respectively.

(5)	The amounts reported in the “Stock Awards” column represent the grant date fair value of the 2016, 2017 and 2018 PSU awards at target, which also reflects the maximum award.

(6)
The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amount of the cash incentive bonus earned by our named executive officers for performance for the three years ended December 31, 2018, 2017 and 2016 under the EBP. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus” for a discussion of the annual cash incentives earned by each named executive officer in respect of 2018.

(7)
The amounts reported in the “All Other Compensation” column for 2018 include unemployment insurance premiums and tax preparation and planning services for Mr. Rudelle and the benefits set forth in the table below. The incremental cost to the Company is based on premiums paid and amounts reimbursed by the Company to the executive.

Named Executive Officer	Unemployment Insurance Premiums ($)(a)	Life Insurance and Disability Benefit Plan Contributions ($)(b)	Relocation Costs $(c)	Defined Contribution Plan Payments ($)(d)	Tax Reimbursements ($)(e)	Tax Preparation and Planning Services ($)(f)	Other Payments ($)(g)
Jean-Baptiste Rudelle	44,277	—	68,373	—	—	168,691	—
Eric Eichmann	—	—	—	24,500	—	—	892,076
Mary Spilman	—	—	—	10,250	—	—	—
Benoit Fouilland	—	7,313	—	—	10,439	—	—
Dan Teodosiu	—	—	—	—	—	—	1,903

(a)
As the Executive Chairman and Chief Executive Officer of the Company, Mr. Rudelle was not entitled to receive state-provided unemployment benefits in the event of termination pursuant to French law. The amount listed in this column represents the cost to us of the premium payments in respect of the unemployment insurance policy obtained by us on Mr. Rudelle’s behalf to provide similar benefits to the state-provided unemployment benefits that Mr. Rudelle would have otherwise been eligible to receive, were he not the Executive Chairman or Chief Executive Officer, as applicable, in the event of a termination of his employment and $25,286.99 in social charges remitted to France by us pursuant to French law. See “—Potential Payments upon Termination or Change of Control” for a discussion of the severance benefits payable to Mr. Rudelle upon termination of employment.

(b)	Represents the cost to us in respect of Mr. Fouilland’s life insurance and disability plan, which consists of premium cost.

(c)
Represents the cost to us of moving and related relocation expenses incurred in connection with Mr. Rudelle’s relocation from Palo Alto, California to Barcelona, Spain at the time of his return to the Chief Executive Officer role.

(d)
Represents the cost to us of our employer contributions to the 401(k) plan accounts of Mr. Eichmann and Ms. Spilman, who were the only eligible named executive officers who elected to participate in our 401(k) plan. With respect to Mr. Eichmann, the amount includes catch-up contributions totaling $6,000.

(e)	Represents Company-paid taxes in respect of Mr. Fouilland’s health and disability plan.

(f)	Represents the costs to us of tax preparation and planning services provided to Mr. Rudelle.

(g)
Represents, with respect to Mr. Teodosiu, bonus amounts paid to Mr. Teodosiu during 2018 in respect of successful patent applications, in accordance with his employment agreement, and with respect to Mr. Eichmann, a lump sum payment of $300,000 in lieu of the award of PSUs he would have otherwise received in 2018, in accordance with the terms of his transition and separation agreement. This column also reflects (i) a pro-rated target bonus for 2018 paid to Mr. Eichmann pursuant to the terms of his transition and separation agreement in the amount of $387,801, (ii) $194,167 in monthly installments representing the remainder of Mr. Eichmann’s base salary, and (iii) and continued life and disability insurance coverage equal to $10,108, in each case which were provided to Mr. Eichmann in fiscal year 2018 in connection with his separation from the Company in August 2018.

Grants of Plan-Based Awards Table 2018
The following table sets forth the grants of plan-based awards to the named executive officers during the year ended December 31, 2018.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Price on Date of Grant ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jean-Baptiste Rudelle	—	—	457,087	914,174	—	—	—	—	—	—	—	—
	6/26/18	—	—	—	66,666	83,333	83,333	—	—	—	—	2,823,625
	6/26/18	—	—	—	—	—	—	—	152,833	33.22	33.57	2,057,684
	3/16/18								65,500	30.02	30.40	761,968
Eric Eichmann(6)	—	—	582,500	1,165,000	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
	3/16/18	—	—	—	—	—	—	—	218,333	30.02	30.40	2,539,891
Mary Spilman	—	—	500,000	1,000,000	—	—	—	—	—	—	—	—
	6/26/18	—	—	—	34,666	43,333	43,333	—	—	—	—	1,468,280
	3/16/18	—	—	—	—	—	—	—	113,533	30.02	30.40	1,320,741
Benoit Fouilland	—	—	310,019	620,039	—	—	—	—	—	—	—	—
	6/26/18	—	—	—	30,666	38,333	38,333	—	—	—	—	1,298,861
	3/16/18	—	—	—	—	—	—	—	100,433	30.02	30.40	1,168,348
Dan Teodosiu	—	—	230,300	460,600	—	—	—	—	—	—	—	—
	6/26/18	—	—	—	30,666	38,333	38,333	—	—	—	—	1,298,861
	3/16/18	—	—	—	—	—	—	—	100,433	30.02	30.40	1,168,348

(1)
The amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represent each named executive officer’s annual cash incentive that could have been earned in respect of the annual cash incentive established in 2018 under the EBP. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus” for a discussion of the annual cash incentives earned by each named executive officer for 2018.

(2)
On June 26, 2018, the named executive officers (other than Mr. Eichmann) received a grant of PSUs. Since the 2018 Revenue ex-TAC performance threshold was not achieved, none of the PSUs were earned. See “Executive Compensation–Compensation Discussion and Analysis—Elements of Executive Compensation Program—Long-Term Incentive Compensation” for a discussion of the terms of the PSUs granted in 2018.

(3)
The named executive officers each received a grant of stock options on March 16, 2018, as described in “Executive Compensation–Compensation Discussion and Analysis—Elements of Executive Compensation Program—Long-Term Incentive Compensation.” 25% of the stock options will vest on the first anniversary of the date of grant and the remainder will vest in 12 equal quarterly installments thereafter, based on continued employment. Mr. Rudelle received an additional grant of stock options on June 26, 2018 with the same vesting schedule, to reflect his resumption of the role of Chief Executive Officer of the Company on April 25, 2018.

(4)
Pursuant to our 2014 Stock Option Plan and 2016 Stock Option Plan, the exercise price of a stock option is set at the higher of (i) the closing price on the day prior to the grant date, and (ii) 95% of the average closing price during the 20 trading days prior to the grant date. This pricing formula may result in an exercise price that is greater than or less than the closing price on the date of grant. The column titled “Closing Price on the Date of Grant” is provided pursuant to SEC disclosure requirements, where the exercise price of a stock option is less than the closing price of the underlying stock on the date of grant.

(5)
Represents the grant date fair value, measured in accordance with ASC Topic 718, of stock option awards and PSU awards made in 2018. Grant date fair values are calculated pursuant to assumptions set forth in Note 19 of our Annual Report on Form 10-K as filed with the SEC on March 1, 2019.

(6)	The annual bonus granted to Mr. Eichmann was prorated at target for his period of service during 2018, as shown in the Summary Compensation Table.

Executive Employment Agreements
We have entered into an offer letter agreement or employment agreement with each of the named executive officers, the material terms of which are described below. Each of the agreements with our named executive officers is for an indefinite term. The provisions of these arrangements relating to termination of employment are described under “Potential Payments Upon Termination or Change of Control” below. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program” for a discussion of the elements of compensation of each of the named executive officers for the year ended December 31, 2018.
Mr. Rudelle
Mr. Rudelle is not party to an employment agreement with Criteo S.A. Prior to August 1, 2014, Mr. Rudelle served exclusively as the Chief Executive Officer and Chairman of Criteo S.A. Effective August 1, 2014, and in addition to continuing to serve as our Chairman and Chief Executive Officer, Mr. Rudelle became the Chief Executive Officer of Criteo Corp., our wholly-owned U.S. subsidiary. In connection with his appointment to the position of Chief Executive Officer of Criteo Corp., we entered into an at-will offer letter agreement with Mr. Rudelle. As of January 1, 2016, Mr. Rudelle transitioned from his role of Chief Executive Officer and Chairman of the board of directors of Criteo S.A. and Chief Executive Officer of Criteo Corp. to the role of Executive Chairman. Mr. Rudelle again assumed the role of Chief Executive Officer effective April 25, 2018. Under the terms of his offer letter agreement, for the year ended December 31, 2014, Mr. Rudelle was entitled to receive an annual base salary of $270,000 and a target annual bonus opportunity equal to 100% of his base salary, capped at 125% of the target amount, each subject to periodic review and adjustment.
Our board of directors determined that for the year ended December 31, 2018, Mr. Rudelle would receive an annual base salary of $175,123, based on time commitment and the scope of his role as Executive Chairman, half of which was to be paid in his capacity as the Chairman of Criteo S.A., as described in footnote 2 to the “Summary Compensation Table” above. After Mr. Rudelle reassumed the role of Chief Executive Officer on April 25, 2018, the board of directors determined that, based on the scope of his new role, Mr. Rudelle would be entitled to an annual base salary of $582,500 and a target annual bonus opportunity equal to 100% of his base salary, each pro-rated for the remainder of the year.
Mr. Eichmann
From January 1, 2016 until April 25, 2018, Mr. Eichmann served as the Chief Executive Officer of Criteo S.A. Prior to January 1, 2016, Mr. Eichmann served as our Chief Operating Officer and President. Under the terms of his management agreement dated as of October 27, 2016, for the year ended December 31, 2016, Mr. Eichmann was entitled to receive an annual base salary of $550,000 and an annual target bonus opportunity equal to 100% of his annual base salary, with a maximum annual bonus opportunity equal to 200% of his annual base salary, each subject to periodic review and adjustment.
In accordance with the periodic review and adjustment of Mr. Eichmann’s salary set forth in Mr. Eichmann’s management agreement, our board of directors determined that, for the year ended December 31, 2018, Mr. Eichmann would be entitled to receive an annual base salary of $582,500 and a target annual bonus opportunity equal to 100% of his annual base salary, with a maximum annual bonus opportunity equal to 200% of his annual base salary.
Mr. Eichmann ceased serving as Chief Executive Officer of the Company effective April 25, 2018 and continued with the Company as an advisor to the Chief Executive Officer until he ceased employment with the Company on August 31, 2018.
Mr. Fouilland
We entered into an employment agreement effective as of March 1, 2012 with Mr. Fouilland, our Chief Financial Officer. Under the terms of his employment agreement, for the year ended December 31, 2012, Mr. Fouilland was entitled to receive an annual base salary of €270,000, and an annual target bonus opportunity that was initially equal to 30% of his annual base salary.
In accordance with the periodic review and adjustment of base salary and target bonus opportunity set forth in Mr. Fouilland’s employment agreement, our board of directors determined that for the year ended December 31, 2018, Mr. Fouilland would be entitled to receive an annual base salary of €350,000 (equivalent to approximately

$413,359, converted into U.S. dollars pursuant to the exchange rate noted in footnote 1 to the Summary Compensation Table), and an annual target bonus opportunity equal to 75% of his annual base salary.
Ms. Spilman
We entered into an employment agreement effective as of July 30, 2014 with Ms. Spilman, currently our Chief Operating Officer and formerly our Chief Revenue Officer. Under the terms of her employment agreement, for the year ended December 31, 2014, Ms. Spilman was entitled to receive an annual base salary of $450,000 and an annual target bonus opportunity equal to 100% of her annual base salary, with a maximum annual bonus opportunity equal to 200% of her annual base salary.
In accordance with the periodic review and adjustment of Ms. Spilman’s salary set forth in Ms. Spilman’s management agreement, our board of directors determined that, for the year ended December 31, 2018, Ms. Spilman would be entitled to receive an annual base salary of $500,000 and a target annual bonus opportunity equal to 100% of her annual base salary, with a maximum annual bonus opportunity equal to 200% of her annual base salary.
Mr. Teodosiu
We entered into an employment agreement effective as of November 20, 2012 with Mr. Teodosiu, our Chief Technology Officer. Under the terms of his employment agreement, for the year ended December 31, 2013, Mr. Teodosiu was entitled to receive an annual base salary of €210,000, and an annual target bonus opportunity equal to 60% of his annual base salary.
In accordance with the periodic review and adjustment of base salary and target bonus opportunity set forth in Mr. Teodosiu’s employment agreement, our board of directors determined that for the year ended December 31, 2018, Mr. Teodosiu would be entitled to receive an annual base salary of €325,000 (equivalent to approximately $383,833, converted into U.S. dollars pursuant to the exchange rate noted in footnote 1 to the Summary Compensation Table), and an annual target bonus opportunity equal to 60% of his annual base salary.

Outstanding Equity Awards at 2018 Fiscal Year End
The following table sets forth the number of securities underlying outstanding equity awards held by the named executive officers as of December 31, 2018.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(4)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Jean-Baptiste Rudelle	4/30/12	77,773	—	—	7.87	4/30/22	—	—	—	—
	7/30/14	329,281	—	—	30.82	7/30/24	—	—	—	—
	10/29/15	82,500	27,500 (2)	—	39.00	10/29/25	11,504	261,371	—	—
	6/28/16	36,428	21,855 (2)	—	42.68	6/28/26	—	—	—	—
	7/28/16	13,270	10,322 (2)		41.99	7/28/26	13,343	303,153	—	—
	6/27/17	4,913	8,187 (2)		48.61	6/27/27	2,500	56,800	—	—
	3/16/18	—	65,500 (2)		30.40	3/16/28	—	—	—	—
	6/26/18	—	152,832 (2)		33.57	6/26/28	—	—	83,333	1,893,326
Eric Eichmann	9/3/13	29,754	—	—	15.95	9/3/23	—	—	—	—
	1/29/15	128,900	—	—	39.78	1/29/25	—	—	—	—
	6/28/16	72,855	—	—	42.68	6/28/26	—	—	—	—
	7/28/16	29,490	—	—	41.99	7/28/26	—	—	—	—
	6/27/17	49,125	—	—	48.61	6/27/27	10,455	237,538	—	—
Benoit Fouilland	3/20/12	100,221	—	—	7.82	3/20/22	—	—	—	—
	9/3/13	60,000	—	—	15.95	9/3/23	—	—	—	—
	10/29/15	45,000	15,000 (2)	—	39.00	10/29/25	6,274	142,545	—	—
	6/28/16	30,309	18,183 (2)	—	42.68	6/28/26	—	—	—	—
	7/28/16	11,042	8,586 (2)	—	41.99	7/28/26	11,102	252,237	—	—
	6/27/17	22,598	37,662 (2)	—	48.61	6/27/27	11,500	261,280	—	—
	3/16/18	—	100,433 (2)	—	30.40	3/16/28	—	—	—	—
	7/26/18	—	—	—	N/A	N/A	—	—	38,333	870,926
Mary Spilman	10/29/14	55,000	—	—	30.95	10/29/24	—	—	—	—
	6/28/16	18,729	15,735 (2)	—	42.68	06/28/26	—	—	—	—
	7/28/16	9,555	7,431 (2)	—	41.99	7/28/26	9,608	218,294	—	—
	6/27/17	17,685	29,475 (2)	—	48.61	6/27/27	9,000	204,480	—	—
	3/16/18	—	113,533 (2)	—	30.40	3/16/28	—	—	—	—
	7/26/18	—	—	—	N/A	N/A	—	—	43,333	984,526
Dan Teodosiu	2/7/13	3,000	—	—	13.04	2/7/23	—	—	—	—
	7/30/14	19,375	—	—	30.82	7/30/24	—	—	—	—
	10/29/15	11,250	7,500 (2)	—	39.00	1/29/25	3,173	72,091	—	—
	6/28/16	26,229	15,735 (2)	—	42.68	6/28/26	—	—	—	—
	7/28/16	9,555	7,431 (2)	—	41.99	7/28/26	9,608	218,294	—	—
	6/27/17	19,650	32,750 (2)	—	48.61	6/27/27	10,000	227,200	—	—
	3/16/18	—	100,433 (2)	—	30.40	3/16/18	—	—	—	—
	7/26/18	—	—	—	N/A	N/A	—	—	38,333	870,926

(1)	Refer to “—Potential Payments upon Termination or Change of Control” below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)	The stock options will generally vest as to 25% of the grant on the first anniversary of the date of grant and in 12 equal quarterly installments thereafter, based on continued employment.

(3)	The applicable exchange rate for the exercise price of the stock option and employee warrant awards shown in the Outstanding Equity Awards at Fiscal Year End table are as follows:

Date	Euro to U.S. Dollar Conversion Rate
6/26/18	1.1700
3/16/18	1.12341
6/27/17	1.1294
7/28/16	1.0991
6/28/16	1.0998
10/29/15	1.1086
1/29/15	1.1343
7/30/14	1.3429
9/3/13	1.3207
4/18/13	1.3129
2/7/13	1.3528
10/25/12	1.2942
4/30/12	1.3229
3/20/12	1.3150

(4)	The PSUs will generally vest as to 50% of the earned amount on the second anniversary of the date of grant and in 8 equal quarterly installments thereafter, based on continued employment.

(5)	Determined with reference to $22.72, the closing price of an ADS on December 29, 2018.

(6)
Reflects the total amount of PSUs granted to our named executive officers. Because the 2018 Revenue ex-TAC performance threshold was not met (as determined by the board of directors), none of the PSUs granted to our executives were earned. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation Program—Long-Term Incentive Compensation” for a discussion of the terms of the PSUs granted in 2018.

Option Exercises and Stock Vested in 2018
The following table summarizes for each named executive officer the stock option exercises and shares vested from outstanding stock awards during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jean-Baptiste Rudelle	—	—	28,663	880,757
Eric Eichmann	20,000	394,623	71,267(1)	2,078,045
Benoit Fouilland	—	—	20,550	643,842
Mary Spilman	—	—	12,352	398,307
Dan Teodosiu	—	—	15,490	495,303

(1)
Includes 10,455 shares that are beneficially owned by Mr. Eichmann pursuant to the vesting of PSUs, but which are subject to a holdback period required pursuant to French law until the second anniversary of the date of grant.

Potential Payments upon Termination or a Change of Control
Individual Agreements
We have entered into employment agreements and non-compete agreements, as described below, which require us to provide specified payments and benefits to certain of our executive officers as a result of certain terminations of employment, including following a change of control. Each of the employment agreements with our named executive officers (except Ms. Spilman), discussed above in “Executive Compensation—Compensation Tables—Executive Employment Agreements,” provide for severance, non-compete or change of control payments.
Mr. Rudelle
Mr. Rudelle is party to a non-compete agreement with us that provides for a severance benefit equivalent to 50% of his total gross compensation (not including equity-based compensation) for the 12-month period preceding the date of his termination of employment, payable in a lump sum within 30 days following the date of termination of employment, subject to deduction of any amount that Mr. Rudelle may receive separately from us in remuneration for non-compete obligations under any other agreements. If we elect to waive the competitive restrictions in the non-compete agreements within 15 days following the date of termination of employment, however, we will not be required to make any such severance payments.
Mr. Eichmann
On June 19, 2018, we entered into a transition and separation agreement with Mr. Eichmann, pursuant to which Mr. Eichmann’s employment agreement terminated, effective as of April 25, 2018 (the “Transition Date”), and Mr. Eichmann continued employment with us in a non-executive capacity as advisor to Mr. Rudelle to assist with transition duties for a period (the “Transition Period”), commencing on the Transition Date and ending on August 31, 2018 (the “Separation Date”). During the Transition Period, Mr. Eichmann continued to receive his base salary, remained eligible to participate in our standard employee benefit plans and continued to vest in outstanding long-term incentive awards in accordance with the applicable plan documents and agreements (except that Mr. Eichmann was not eligible for any new long-term incentive grant in 2018 or thereafter). On the Separation Date, Mr. Eichmann became entitled to receive the severance benefits provided to him under his employment agreement, including (i) continued payment of his base salary for 12 months (equal to $582,500), paid in equal monthly installments; (ii) payment of a pro-rated target bonus (equal to $387,801) for the year of termination; (iii) continued life and disability insurance and health insurance coverage for 12 months following the Separation Date (with an approximate value of $10,108); (iv) vesting of the number of outstanding unvested stock options and time-based restricted stock units that would have vested had he remained in office for six months following the Separation Date; and (v) vesting of a pro-rata portion of outstanding performance-based restricted stock units that would have vested had he remained in office for six months following the Separation Date, that were eligible to vest based on actual financial performance at the end of the applicable performance year, subject to the terms of the Company’s equity incentive plans. The value of accelerated vesting of equity awards described in (iv) and (v) was $617,166.
Time-based restricted stock units or performance-based restricted stock units that became vested as described in (iv) and (v) are subject to a holding period until the second anniversary of the date of grant of the award, and the shares relating to such vested time-based restricted stock units or performance-based restricted stock units will be definitively acquired by (delivered to) Mr. Eichmann no earlier than the expiration of the required holding period.
In addition, Mr. Eichmann received a lump sum payment of $300,000 in lieu of any 2018 long-term incentive that may have otherwise been awarded to Mr. Eichmann.
The severance benefits described above were subject to Mr. Eichmann’s execution of a general release of claims and his continued compliance with restrictions on certain competitive activities during the one-year period following the Separation Date.

Mr. Fouilland
Mr. Fouilland’s employment agreement provides for a potential severance payment in the event of termination of employment within a period of six months following a change of control of the Company (as defined in the agreement), either by way of a dismissal by us, other than due to his gross negligence, or a resignation by Mr. Fouilland following a decrease of his compensation or responsibilities. Such severance payment is equivalent to one year’s total cash compensation, including the bonus for the year of termination, calculated based on the actual achievement of all objectives. In addition, Mr. Fouilland’s employment agreement includes restrictions on certain competitive activities during the one-year period following the date of his termination of employment, subject to payment by us of monthly compensation equal to 33% of the average monthly gross salary paid to Mr. Fouilland during the 12 months preceding his termination. We may choose to waive the competitive restrictions, in which case we will not be required to make the non-compete payment.
In addition, in March 2017, the board of directors approved an amendment to the terms of Mr. Fouilland’s outstanding equity awards, to provide that in the event that Mr. Fouilland is terminated by us without cause or resigns with good reason, in each case, upon or within 12 months following a change in control of the Company (as defined in the 2016 Stock Option Plan), his entire award will accelerate and become exercisable as of his termination date, provided that no time-based or performance-based restricted stock units granted within the one-year period prior to the date of Mr. Fouilland’s termination will vest.
Mr. Teodosiu
Mr. Teodosiu’s employment agreement includes restrictions on certain competitive activities during the one-year period following the date of his termination of employment, subject to payment by us of monthly compensation equal to 33% of the average monthly gross salary paid to Mr. Teodosiu during the 12 months preceding his termination. We may choose to waive the competitive restrictions, in which case we will not be required to make the non-compete payment.
Treatment Under Equity Plans
Stock Option Plans
Each of our 2012 Stock Option Plan, 2013 Stock Option Plan, 2014 Stock Option Plan and 2016 Stock Option Plan provides that in the event of a change of control of the Company (as defined in the plans), a successor corporation shall assume all outstanding options or substitute outstanding options with equivalent options or rights. Pursuant to the stock option plans, in the event that the successor corporation does not agree to assume or substitute outstanding options, the options will accelerate and become fully vested and exercisable upon the change of control.
Upon termination of an option holder’s employment with us, unless a longer period is specified in the notice of award or otherwise determined by the board of directors, a vested option will generally remain exercisable for 90 days following the option holder’s termination.
If, at the date of termination, the option holder is not entitled to exercise all of his options, the shares covered by the unexercisable portion will be forfeited and revert back to the applicable stock option plan.
Employee Warrants (BSPCE)
Our employee warrants provide that an unvested warrant will only accelerate in the case of a change of control of the Company (as defined in the relevant grant agreement), if the acquirer or the successor corporation does not agree to assume or substitute equivalent rights for the outstanding unvested employee warrants. Upon termination of a BSPCE holder’s employment with us, unless a longer period is specified in the notice of award or otherwise determined by the board of directors, a vested BSPCE will remain exercisable for 90 days following the BSPCE holder’s termination.
Performance-Based Free Share (PSU) Plan
Pursuant to the terms of our Amended and Restated 2015 Performance-Based Free Share Plan, in the event of a change of control of the Company, if a successor corporation does not agree to assume an unvested PSU award or substitute for the PSU award with an equivalent right, and the grant date of the PSU is at least one year prior to the date of the change of control, the restrictions and forfeiture conditions applicable to the PSU will lapse, and the PSU award will become vested prior to the consummation of the change of control, with any performance conditions being deemed to be achieved at target levels. If the grant date of the PSU award is less than one year prior to the date of the change of control of the Company and no such successor corporation agrees to assume or substitute an unvested PSU, the PSU will lapse.
In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Performance-Based Free Share Plan), an unvested PSU will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Performance-Based Free Share Plan), our board of directors has the discretion to determine whether some or all of the unvested PSUs will vest, subject to the limitations of the plan.
If an employee with outstanding PSUs terminates his employment, or we terminate the employee’s service with the Company or any of our affiliates, the employee’s right to vest in the PSUs under the Amended and Restated 2015 Performance-Based Free Share Plan, if any, will terminate effective as of the date that such employee is no longer actively employed.
Estimated Payments and Benefits
The following table estimates the potential amounts payable to our named executive officers in connection with certain terminations of their employment or a change of control of the Company, under the circumstances described in more detail above. The table reflects estimated amounts assuming that the termination of employment or other circumstance, as applicable, occurred on December 31, 2018. The actual amounts that would be paid upon a named executive officer’s termination of employment or a change of control can be determined only at the time of such event.

POTENTIAL PAYMENTS UPON TERMINATION OR FOLLOWING A CHANGE OF CONTROL
	Termination Without Cause					Termination Without Cause or Resignation by the Executive With Change of Control
Name	Severance Pay ($)	Accelerated Vesting of Equity Awards ($)	Non-Compete Payments ($)(1)	Continued Insurance Coverage ($)(2)	Total ($)	Severance Pay ($)	Accelerated Vesting of Equity Awards ($)(3)	Non-Compete Payments ($)(1)	Continued Insurance Coverage ($)(2)	Total ($)
Jean-Baptiste Rudelle	—	—	228,543	—	228,543	—	—	228,543	—	228,543
Mary Spilman	—	—	—	—	—	—	—	—	—	0
Benoit Fouilland	—	—	136,409	—	136,409	723,378	656,063	136,409	—	1,515,850
Dan Teodosiu	—	—	126,665	—	126,665	—	—	126,665	—	126,665

_________

1.	Assumes we did not elect to waive the competitive restrictions in the relevant non-compete clause.

2.	Amount shown is an estimate based on the monthly cost of life and disability insurance and health insurance coverage as of the end of 2018.

3.
The value shown includes the value of equity awards held by the executive that would become vested under the applicable circumstances. The value of stock options and employee warrants, to the extent applicable, is based on the excess, if any, of $22.72, the closing price of an ADS on December 31, 2018, over the exercise price of such options or warrants, multiplied by the number of unvested stock options or employee warrants held by the executive that would become vested under the applicable circumstances. For 2018, the value of such stock options held by Mr. Fouilland is $0, because $22.72, the closing price of an ADS on December 31, 2018, is less than the exercise price of the unvested stock options that would become vested under the applicable circumstances. The exchange rate used to convert the exercise price of the options or warrants from euros into U.S. dollars is 1.181026. The amount shown represents the value of the equity awards that would vest upon a change of control under the additional assumption that outstanding equity awards are not assumed or substituted in the change of control transaction, as described above in the “Potential Payments Upon Termination or Change of Control—Treatment Under Equity Plans” narrative.

PAY RATIO DISCLOSURE
Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our Chief Executive Officer to the median of the total annual compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for 2018 was $6,834,393, and the median of the total compensation of all of our employees (excluding our Chief Executive Officer) for 2018 was approximately $98,912. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2018 to the median of the total compensation of all of our employees (excluding our Chief Executive Officer) for 2018 to be approximately 69 to 1.
We selected December 31, 2018, which is a date within the last three months of fiscal 2018, as the determination date to identify our median employee. To find the median of the annual total compensation of all our employees (excluding our Chief Executive Officer), we used the amount of salary, wages, overtime and bonus from our payroll records as our consistently applied compensation metric. In making this determination, we annualized the compensation for those employees who were hired during fiscal 2018 as permitted under SEC rules. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we used for Mr. Rudelle's annual total compensation in the Summary Compensation table for fiscal year 2018.
Since two individuals served in the role of Chief Executive Officer during 2018, we annualized the compensation awarded to Mr. Rudelle, who took over the role in April 2018. Since our board of directors set Mr. Rudelle’s pay for 2018 as Chief Executive Officer to be substantially equal to Mr. Eichmann’s 2018 compensation, we determined that Mr. Rudelle’s annualized pay for 2018 would be appropriately representative of Chief Executive Officer compensation for fiscal year 2018.
In accordance with SEC rules, we excluded all employees in certain non-U.S. jurisdictions that, in each case, constituted less than 0.70% of our total headcount. The excluded employees were located in Canada (1 employee), Australia (11 employees), China (16 employees), India (22 employees), the Netherlands (16 employees), Sweden (10 employees) and Turkey (12 employees). The 88 excluded employees constituted 3.24% of our total number of 2,713 U.S. and non-U.S. employees as of December 31, 2018.

CRITEO
Limited company with €1.648.944,85 equity
Registered office : 32 rue Blanche, 75009 Paris
484 786 249 R.C.S. (Company and Trade Register) Paris
_____________________

Management report from the Board of Directors on the statutory annual accounts and the consolidated financial statements
Fiscal year ending December 31, 2018

In accordance with the law and the articles of incorporation, Criteo has called you to a General Meeting to approve the annual and consolidated financial statements for the fiscal year ended December 31, 2018.
Criteo presents you with the management report on the activities of the Company and the Group during the fiscal year that began January 1, 2018 and ended December 31, 2018, and we submit the annual and consolidated financial statements for your approval.
We also propose to proceed with the net income allocation for the fiscal year ended December 31, 2018 and the examination of the agreements covered by Articles L. 225-38 et seq. of the French Commercial Code.
Pursuant to Article L. 225-37 paragraph 6 of French Commercial Code, this report includes the corporate governance report (section II).
Please note that the statutory auditors' reports and the board of directors' reports and the statutory and consolidated financial statements, which have been prepared in accordance with applicable law and regulations have been made available at the registered office for your consultation.

I.	Management report

1.	Presentation of the Criteo Group and Criteo S.A. operations

a.	Group’s operations during the latest financial year
Criteo began selling elements of its offering in France in 2007 and soon expanded its business into other countries in Europe. In 2009, Criteo expanded its business into North America and entered the Asia-Pacific region in late 2010. In November 2016, Criteo acquired HookLogic, Inc. ("HookLogic"), a New York-based company that had developed a performance marketing exchange connecting consumer brand manufacturers with retail ecommerce sites via sponsored product ads sold by ecommerce retailers. Criteo now offers HookLogic's products under the "Criteo Retail Media " name.
Criteo is a global technology company building the advertising platform for the open internet. It helps commerce companies and brand manufacturers acquire, convert and re-engage their customers, using shopping data, predictive technology and large consumer reach. Criteo strives to deliver post-click sales at scale to its clients across different marketing objectives to meet their targeted return on investment. Its data is pooled among its clients and offers deep insights into consumer intent and purchasing habits. To drive sales for its clients, Criteo activates its data assets through proprietary machine-learning algorithms to engage consumers in real time through the pricing and delivery of highly relevant digital advertisements, across devices and environments. By pricing its offering on a range of pricing models and measuring its value based on clear, well-defined performance metrics, Criteo makes the return on investment transparent and easy to measure for its clients.
Criteo’s vision is to build the leading Advertising Platform for the Open Internet by enabling commerce companies and consumer brands, using Criteo’s modular and flexible technology platform, to address multiple marketing goals across the open Internet. We define the open Internet as the open, non-proprietary environment that allows advertisers and publishers to choose the partner they want to work with, decide when and how they share data, and control how to measure success..
Over the past thirteen years, Criteo has built its market position by focusing on three pillars: actionable commerce data, predictive technology to activate the data and generate sales, and large consumer reach. Criteo continuously improves its technology and broadens its reach, and leverages and strengthens Criteo Shopper Graph, a highly differentiated group of data collectives built through collaboration and data pooling within its open ecosystem of commerce and brand clients.
Historically, the Criteo model focused solely on converting its clients' website visitors into customers (“Conversion”) through its historical solution “Criteo Dynamic Retargeting”. Since then, Criteo has broadened its portfolio of solutions to include additional marketing goals (including “Awareness” and “Consideration”) for commerce companies and consumer brands across web, apps and stores. This has required substantial investment by Criteo.
Driving consideration for an advertiser's products or services means attracting prospective new consumers to engage with and/or to buy its products or services.
To develop “Awareness”, Criteo aims in particular to expose a brand to consumers who have not been in contact with it before.
In addition to achieving these different marketing objectives through the "Criteo Marketing Solutions" offer, “Criteo Retail Media” allows retailers to generate advertising revenues from consumer brands, and/or to drive sales for themselves, by monetizing their traffic and audiences through personalized ads, either on their own digital property or on the open Internet, that address multiple marketing goals..
In accordance with Article L. 225-100-1. I. 5 ° of the French Commercial Code, all the required internal control and risk management procedures relating to the preparation and processing of accounting and financial information have been put in place.

b.	Activity of subsidiaries and controlled companies

The following table presents the results of the Company’s subsidiaries for the fiscal year ended December 31, 2018.

Subsidiaries	% of ownership	Revenue 2018 (€)	Net Income/loss 2018 (€)
Criteo France S.A.S. (France)	100%	147,099,136	6,894,516
Criteo Ltd (UK)	100%	93,329,603	(3,845,512)
Criteo GmbH (Germany)	100%	227,520,338	4,905,339
Criteo B.V. (Netherlands)	100%	46,605,319	998,864
Criteo Corp. (USA)	100%	734,889,513	(19,642,886)
Criteo do Brasil Desenvolvimento De Serviços De Internet LTDA. (Brazil)	100%	47,673,655	(4,386,686)
Criteo Australia Pty Ltd (Australia)	100%	27,887,024	(3,075,964)
Criteo K.K. (Japan)	66%	300,304,076	18,836,592
Criteo Srl (Italy)	100%	56,595,474	1,060,318
Criteo Singapore PTE. LTD. (Singapore)	100%	44,887,794	(3,115,948)
Criteo LLC (Russia)	100%	29,716,324	413,534
Criteo España, S.L. (Spain - Madrid)	100%	34,325,933	(285,450)
Criteo Europa MM, S.L. (Spain - Barcelona)	100%	0	1,043,743
Criteo MEA FZ – LLC (Dubai)	100%	33,797,770	1,060,316
Criteo Reklamcilik Hzimetleri ve Ticaret A.Ş. (Turkey)	100%	14,822,995	(635,876)
Criteo Canada Corp. (Canada)	100%	23,789,324	1,522,242
Criteo India Private Limited (India)	99.90%	13,963,880	228,724
Criteo Finance S.A.S. (France)	100%	12,769,421	122,930
Storetail Marketing Services S.A. (France)	100%	5,172,991	(3,014,648)

The following table presents the results of the Company’s branches for the fiscal year ended December 31, 2018.

2.	Financial information and consolidated results of the Group and Criteo S.A.

a. The Group’s consolidated results

The consolidated financial statements for the financial year that ended on December 31, 2018 have been prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union. The main accounting methods, as well as the critical judgment and estimates are detailed in note 3.
The scope of consolidation as of December 31, 2018 is detailed in the note 21 to the consolidated financial statements.

Consolidated statement of income

The revenue of the Group for the 2018 financial year amounted to €1,948.9 million (-4.2% compared to 2017).
Operating lease charges connected to offices amounted to €29.0 million, €31.4 million and €32.1 million for the financial years 2016, 2017 and 2018 respectively.
Datacenters hosting costs amounted to €37.9 million, €51.3 million and €46.4 million for the financial years 2016, 2017 and 2018 respectively.
Operational income amounted to €124.8 million and net consolidated income amounted to €81.4 million.
The $4.3 million financial expense for the period ended December 31, 2018 was mainly driven by i) the non-utilization costs and upfront fees amortization incurred as part of our available RCF financing and ii) the limited impact of the hedging on the intra-group position between Criteo S.A. and its U.S and Brazilian subsidiaries as a result of the qualification as a net investment in a foreign operation.
Tax expenses amounted to €39.0 million. This is mainly the result of €46.0 million in current taxes offset by deferred taxes for €7.0 million. The main elements of the Group's taxes are presented at note 11 of the notes to the consolidated accounts.
The consolidated net profit attributable to the Criteo S.A. shareholder is a profit of €75.3 million (-7.4% compared to 2017); the minority interests’ share is €6.1 million.

Consolidated statement of position (balance sheet)

The total amount of the consolidated balance sheet was €1,394.2 million at the end of 2018 and is comprised of:
Non-current assets amounted to a total of €579.1 million, including €549.7 million in fixed assets.
Current assets amounted to €815.1 million and were mainly comprised of external accounts receivable for €413.9 million and cash for a sum of €318.3 million.
Group equity amounted to €824.6 million, including the Group’s profit for the period for €75.3 million.
Current liabilities amounted to €527.6 million and were mainly comprised of payables to external suppliers, for an amount of €371.5 million.

Consolidated cash position and funding

Cash and cash equivalents include liquid assets and interest-bearing current accounts. These elements classified under cash are used to fund the Group's operations.
As of December 31, 2018, the Group’s cash and cash equivalents were €318.3 million. The Group had no bank overdraft as of December 31, 2018.
The variations and main elements of the cash and cash equivalents are presented in note 19 of the consolidated financial accounts.
Since 2012, we have taken several loans from financial institutions in order to fund tangible assets (equipment, in particular). In September 2015, we also agreed a renewable multi-currency line of credit enabling to draw €250 million or the equivalent amount in other currencies to fund the Group's general requirements, including external growth operations. On March 29, 2017, this agreement was amended by, among other things, increasing the amount of facility from €250.0 million to €350.0 million and extending the term of the contract from 2020 to 2022.
As of December 31, 2017, the 75.0 million dollars (€68.3 million) drawing executed in 2016 was fully repaid. The amount of the financial debt as of December 31, 2018 was €1.5 million. The breakdown of this debt into current and non-current financial liabilities is presented at note 24 of the annex to the consolidated financial statements.
We are also party to short-term credit lines and overdraft facilities with HSBC plc, BNP Paribas and LCL. We are authorized to draw up to a maximum of €21.5 million in the aggregate under the short-term credit lines and overdraft facilities. As of December 31, 2018, we had not drawn on any of these facilities. Any loans or overdraft under these short-term facilities bear interest based on the one month EURIBOR rate or three month EURIBOR rate.
As these facilities are exclusively short-term credit and overdraft facilities, our banks have the ability to terminate such facilities on short notice.
All of these credit facilities are unsecured and contain customary events of default but do not contain any affirmative, financial or negative covenants, with the exception of the €350.0 million. At December 31, 2018, we were in compliance with the required conditions.

Commitments and contingencies

Future payment obligations under non-cancellable operating leases as of December 31, 2018 are listed below:

As of December 31, 2018, we had €16.6 million of other non-cancellable contractual obligations, primarily related to software licenses and maintenance.

b. Criteo S.A. results

The annual financial statements for the financial year ended December 31, 2018, which we are submitting for your approval, including the balance sheet, the income statement, and the accompanying notes to the financial statements, have been prepared in accordance with the French standards following group principles and methodology and in line with the presentation rules and appraisal methods provided by current regulations.

Income statement
During the financial year that ended on December 31, 2018, the Company generated net revenues of €90.7 million  compared to €91.4 million in the previous financial year.
Other operating incomes amounted to €482.3 million compared to €472.3 million in the previous financial year.
Operating charges amounted to €510.3 million compared to €424.8 million in the previous financial year. The operating income was a gain of €93.3 million compared to a gain of €143.2 million  in the previous financial year.
Financial proceeds and our financial charges amounted to €121.1 million and €74.2 million, respectively, compared to €91.0 million and €46.9 million for the previous financial year. This led to a financial profit of €46.9 million compared with a €5.9 million loss for the 2017 financial year.
Consequently, the profit from ordinary operations before taxes amounted to €140.2 million compared to the profit from ordinary operations before taxes of €137.3 million in the previous financial year.
Exceptional income was €0.1 million in 2018 compared to €0.1 million in 2017. Exceptional expenses amounted to €1.6 million compared to €13.6 million in the previous financial year.

The financial year ended on December 31, 2018 ended with a net income of €123.6 million compared to €110.9 million in the previous financial year.

Balance sheet
As of December 31, 2018, the Company’s total balance sheet was €1,100.8 million compared to €948.4 million in the previous financial year.
Net intangible fixed assets were €24.2 million compared to €21.9 million in the previous financial year.
Net tangible fixed assets were €91.7 million compared to €71.1 million in the previous financial year.
Long-term investments were €495.9 million compared to €345.1 million in the previous financial year.
Net current assets were €471.3 million compared to €484.0 million  in the previous financial year.
As of December 31, 2018, the share capital was €1.7 million compared to €1.7 million in the previous financial year, and additional paid-in capital was €315.8 million compared to €313.3 million in the previous financial year.
Liabilities were €303.9 million for the year-ended December 31, 2018 compared to €295.6 million in the 2017 financial year, and were comprised of the following:

Loans and various financial debts(1)                    €186.7 million
Accounts payable to suppliers and related accounts             €48.5 million
Accounts payable for taxes and social security                  €48.0 million
Accounts payable for financial institutions                  €9.3 million
Financing from financial institutions                       €1.5 million
Other accounts payable                             €9.9 million
(1) comprised mainly of intra-company accounts payable for €186.7 million, partially offset by intra-company accounts receivable for €109.3 million.

c. Group’s and Company’s results over the past five years:

The tables referred to in Article R. 225-102 of the French Commercial Code are attached to this report as Appendix A-1 and A-2, showing the Group's and the Company's results over the past five years.

3.	Significant events

a. At Group level

Share repurchase program

On October 3, 2018, Criteo's Board of Directors authorized a share repurchase program of up to $80 million of the Company’s outstanding American Depositary Shares. The Company intends to use repurchased shares in connection with M&A transactions. In addition, the Company may use repurchased shares to satisfy employee equity plan vesting in lieu of issuing new shares.
The repurchases were executed, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through the use of a 10b5-1 trading plan. During the quarter ended December 31, 2018, the Company repurchased 3.5 million of its shares for an aggregate amount of $80 million (€70,5 million) thus completing all share repurchases under this program. As of December 31, 2018, the balance of Treasury Shares is as follows:

	Number	Amount (in thousands of euros)

Balance at December 31, 2017	0	0
Treasury Shares Repurchased for Merger & Acquisition	1 751 147	35 240
Treasury Shares Repurchased for RSU Vesting	1 748 111	35 235
Treasury Shares Issued for RSU Vesting	-40 139	-736
Balance at December 31, 2018	3 459 119	69 739

Acquisitions

Acquisition of Manage.com, Inc.
On October 29, 2018, we completed the acquisition of all of the outstanding shares of Manage.com, Inc., a company with an attractive app install solution that helps advertisers acquire new customers in mobile apps. The total consideration paid was $60.0 million (€51.8 million) for the acquisition of shares. The acquisition was financed by available cash resources.
The transaction has been accounted for as a business combination under the acquisition method of accounting. The purchase price allocation is in progress. A preliminary valuation of the fair value of Manage's assets acquired and liabilities assumed has been performed as of December 31, 2018, resulting in the identification of technology and customer relationships assets of $9.8 million (€8.4 million) and $7.3 million (€ 6.3 million), respectively, and related deferred tax liability of $4.4 million (€3.8 million).
Provisional goodwill amounted to $45.6 million (€39.3 million), subject to post-closing working capital adjustments. Once this valuation analysis is finalized, the estimate of the fair value of the assets acquired and liabilities assumed may be adjusted. The Company will finalize these amounts no later than one year from the acquisition date. In addition, acquisition costs amounting to $1.0 million (€ 0.9 million) were fully expensed as incurred.

Acquisition of Storetail Marketing Services S.A.S
On August 3, 2018, we completed the acquisition of all of the outstanding shares of Storetail Marketing Services S.A.S, a pioneering retail media technology platform that enables retailers to monetize native placements on their ecommerce sites on a CPM basis. The total consideration paid for the acquisition was €41.3 million composed as follows : €37.7 million financed by available cash resources at the acquisition date and €3.6 million as deferred consideration, contingent upon certain conditions over a 2-year period.
The transaction has been accounted for as a business combination under the acquisition method of accounting. The purchase price allocation is in progress. A preliminary valuation of the fair value of Storetail's assets acquired and liabilities assumed has been performed as of December 31, 2018, mainly resulting in the identification of a technology and related marketing solution of €12.2 million and related deferred tax liability of €3.6 million.
Provisional goodwill amounted to $27.8 million. Once this valuation analysis is finalized, the estimate of the fair value of the assets acquired and liabilities assumed may be adjusted. The Company will finalize these amounts no later than one year from the acquisition date. In addition, acquisition costs amounting to €0.6 million were fully expensed as incurred.

b. At the Criteo S.A. level

Share repurchase program

In the accounts of Criteo S.A., the transactions were accounted for as follows:

In addition, a provision for risks has been recognized for €23.4 million to cover free share allocations.

Acquisition of Manage.com Inc.

The acquisition was financed by available cash resources and by a $67 million (€59.1 million) loan granted by Criteo S.A. to its subsidiary Criteo Corp.

Acquisition of significant stakes, takeovers or dispositions of companies registered in France

On August 3, 2018, Criteo S.A. completed the acquisition of all of the outstanding shares of Storetail Marketing Services S.A.S, a pioneering retail media technology platform that enables retailers to monetize native placements on their ecommerce sites on a CPM basis (see 3/a/)

4.	Subsequent events

Share capital reduction by way of cancellation of shares repurchased for M&A purposes

On February 8, 2019, the Board acknowledged the share capital decrease resulting from the cancellation of 1,594,288 shares (corresponding to the shares bought back by the Company for M&A purposes, other than the shares for Storetail Marketing Services S.A.S.).
Other financial fixed assets will be reduced by €31,804,887 as well as share capital for €39,857 and premiums on shares issued for €31,765,030.

Establishment of Korean and Swedish branches

The Swedish branch was transformed into a wholly-owned subsidiary of Criteo S.A. on January 1, 2019.

The Korean branch is expected to become a wholly-owned subsidiary of Criteo S.A. as of April 1, 2019.

5.	Main risks and uncertainties

Business-related risks
The Group’s business is based on the use of internal predictive algorithms which, together with knowledge about the user’s buying habits, enable it to display customized advertising banners that are relevant to the user. The optimal functioning of this tool is essential to the Group’s revenues.
The new Apple tool: Intelligent Tracking Prevention may limit its ability to collect the data necessary for the optimal functioning of these algorithms. This could have a significant impact on the Group’s business and revenues.
In this dynamic environment, in order to meet customers’ needs, the Group must be able to develop, improve or acquire new products and adapt its organization. This will enable it to market new products, meet current needs and anticipate future needs.
The Group’s ability to generate revenue is based on the optimization of massive amounts of data collected from various sources. The collection of such data could be hindered by restrictions from market players concerning consumer habits or legal or regulatory technology changes.
Most of the revenue comes from advertisements placed on third party media sites. It does not own or control the available advertising space that it accesses through different channels. Contracts regulating such access generally do not include a long-term obligation, so cyclical changes may increase the costs borne by the Group.
Several advertising space aggregators (publishers) used by the Group belong to companies that are in competition with it for the same space for their own customers. Competitive pressure may encourage them to limit access to the available advertising space via their platforms. Moreover, there are a limited number of publishers in respect of the available advertising space. If one of the companies no longer allows the Group to access this space, this could have a negative impact on its ability to disseminate advertisements on the Internet and thus adversely affect its operating results and financial position.
In order to develop its customer base, the Group must have access to new advertising space. To acquire or maintain such space, the Group may have to accept less favorable conditions than in the past.

Risks of integrating Group acquisitions
Achieving profit targets depends on integrating effectively businesses, products and/or technologies that the Group has acquired or plans to acquire.

Risks related to the competitive environment
The arrival of new technologies and new players will intensify competition in the future.
The ability of the Group to effectively resist this new competition could significantly affect its results if (i) competitors develop, market and sell competitive and valuable products or services or (ii) a competitor acquires one of the existing competitors or forms a strategic alliance with it.
With significant growth and evolving in a constantly changing market and environment, the Group may not be able to maintain its current profitability margin or achieve its long-term goals.

Risks related to the international environment
The Group operates in many countries and intends to continue its expansion, which exposes it, in particular, to the following risks:

–	compliance with, in particular, various tax, anti-corruption, money laundering, and data protection laws;

–	sudden changes in laws, regulatory requirements, tariffs, export quotas, customs duties or other trade restrictions;

–	changes in the political or economic situation of a country or region;

–	effective recruitment and management, in each country, of the necessary personnel and implementation of appropriate systems, policies, benefits and programs;

–	changes in exchange rates and the free circulation of foreign currencies;

–	property restrictions for foreigners and investments;

–	restrictions on the repatriation of profits, etc.

Internet privacy protection risks
The evolution of regulations concerning the protection of privacy on the Internet could impact the Group’s business.
The United States, Europe, and other countries have enacted, are reviewing, or are considering legal or regulatory changes that could significantly limit the ability of the Group to collect, process, use, transfer, and share data collected from consumers and/or their devices.
In Europe, the General Data Protection Regulation (GDPR) could reduce the amount of data that the Group can collect or process.

The Group’s business involves the use, transmission and storage of confidential information from various stakeholders and the lack of adequate protection of this information could significantly damage its reputation, impact its liability and also have monetary consequences.

Employees related risks
The success of the Group and its future development depends on its managers and its ability to continue to attract, retain and motivate employees who are highly qualified in their areas of expertise.
The departure of these managers or key employees could affect the proper functioning of the Group and the pursuit of its objectives.

Risks related to data protection of intellectual property rights
Many domain names, trademarks, patents or other intellectual property rights have been registered in the United States and other countries. It is possible that one of them may not provide sufficient protection for the Group’s current activities or may be challenged or invalidated by a court.
The Group cannot guarantee that its competitors will not infringe the rights mentioned above, or that it will have the necessary resources to assert its rights. Moreover, in some countries, the Group cannot protect, in a satisfactory manner, its technology against copying or counterfeiting, which could adversely affect its competitive position.
Despite its efforts, the Group cannot prevent third parties from infringing or misappropriating its intellectual property rights, which could have an adverse effect on its business. The Group could also be affected if it turns out that its technology, or another aspect of its business, infringes on the intellectual property rights of others.

Risks related to the rapid expansion of the Group
As part of its ambitious growth objectives, the Group must maintain its existing reputation as it strives to grow its business. Its rapid growth involves changing its organization. As a result, the various functions of the company must constantly be reviewed and adapted to support effectively its growth.

Customers related risks
Due to its expansion, the number of medium-sized customers has increased significantly and is expected to continue to increase. Such customers generally represent an increased risk of financial instability and their monitoring consumes additional resources.

Risks related to earnings forecast assumptions
The Group’s earnings and cash flow are the result of its ability to meet or create the needs of the market.
Therefore, the Group’s earnings are also subject to its customers’ seasonal variations. The quarterly operating results fluctuate due to a number of factors, including the seasonal nature of some customers’ expenses, which makes future results difficult to predict. Due to these significant seasonal fluctuations, operating cash flow can vary significantly from one period to another.
In addition to the corrective maintenance performed on its products, the Group must make significant investments in R&D. The dynamic ecosystem to which Criteo belongs implies continuous innovation requiring significant human and financial resources which account for a significant proportion of its profitability. As a result, it is difficult to predict the amount of future revenues and expenses and operating results may, from time to time, be lower than the Group’s estimates or the expectations of analysts and investors.

Exchange rate fluctuation risks
The Group incurs expenses and generates revenues in currencies other than the euro and is exposed to the risk of exchange rate fluctuations.
To cover this risk, the Group carries out hedging transactions in order to minimize the impact of exchange rate fluctuations, but is unable to predict the impact of such fluctuations on its financial position, its operating results and cash flows.

Risks related to taxes and duties
As a multinational organization, the Group is taxed in several countries with tax laws of increasing number and complexity. The amount of taxes paid in certain countries could increase significantly as a result of local changes in the applicable tax principles, whether of legal, regulatory, case law or conventional origin. Such changes could have a significant adverse effect on the Group’s liquidity and operating result.

6.	Research and development activities

a. Main investments in 2018
The Group invested €94.0 million in tangible assets. The increase in tangible assets mainly relates to the acquisition of servers by the French and American subsidiaries, where the Group's data centers are located.

b. R&D activities
The Group’s research and development efforts were accelerated to improve the performance of its digital marketing products and to preserve the technological lead that is the Group’s strength in this market to sustain its growth. The efforts were based on the development of new algorithms, especially with respect to:
- optimization of the conversion rate on sales.
- optimization of the basket value during a conversion.
The Group thus continued to largely invest in research and development through the recruitment of engineers to maintain its technological lead. The Group's workforce exclusively dedicated to the research and development activities was 675 employees at the end of 2018 (or 25% of the Group's work force), of which 501 are employed by Criteo S.A.

7.	Foreseeable changes and outlook

The Group is pursuing its goal of increasing its international presence and growth.

8.	Net income allocation

a. Company net income allocation
We propose to allocate the €123,630,110 profit for the year ended December 31, 2018, as follows:

–	€100,000 to the legal reserve, which will therefore bring it to the legally required level,

–	and the remainder of €123,530,110 to retained earnings.

b. Non-deductible tax expenses
Pursuant to Article 223 quater of the French General Tax Code, please note the absence of any sumptuary expenditures or non-deductible expenses as defined in Article 39-4 of such Code.

c. Information on dividends paid
In accordance with applicable law, the Company has not paid out any dividends for the past three fiscal years.

d. Loans of less than two years agreed by the Company
We inform you that the Company did not agree any loans of less than two years, indirectly related to its principal activity, to any very small, small or medium size companies with which it has a commercial relationship to justify such loans.

9.	Company’s share capital

a. Employee share ownership

As of the last day of the fiscal year:
- the proportion of capital represented by shares owned by employees or officers (dirigeants) of the company subject to PEE or FPCE joint management, calculated pursuant to Article L. 225-102 of the French Commercial Code, was nil.
- free shares held directly by employees or officers (dirigeants) ) pursuant to Article L. 225-197 of the French Commercial Code (free shares or Restricted Stock Units (RSUs)) represented 1.31 % of the share capital.
In accordance with its profit sharing program, the company has continued to issue options, free shares and employee warrants.

Stock options

In accordance with Article L. 225-184 of the French Commercial Code, the board of directors informs you in its special report of transactions carried out by virtue of the provisions of Articles L. 225-177 to L. 225-186 of the French Commercial Code involving grants of options to subscribe for or purchase shares.

Free shares (or Restricted Stock Units (RSUs)

In accordance with Article L. 225-197-4 of the French Commercial Code, the board of directors informs you in its special report of transactions carried out by virtue of Articles L. 225-197-1 to L. 225-197-3 of the French Commercial Code involving grants of free shares or Restricted Stock Units (RSUs).

Non-employee warrants (BSA)
During the previous fiscal year, the board of directors used the authorizations that it was granted by the Combined General Meetings of June 27, 2018.
The supplementary reports of the board of directors and of the statutory auditors, prepared at the time the BSAs were issued, have been made available to you and will also be made available to you at the Shareholders’ Meeting called to approve the financial statements for the most recent fiscal year.

b. Company share ownership

Purchase by the Company of its own shares

Purchase of shares in accordance with article L. 225-208 of the French commercial code

In accordance with the provisions of article L. 225-211 al 2 of the French commercial code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of article L. 225-208 of the French commercial code during fiscal year 2018, for the purposes of stock options (in accordance with the provisions of article L. 225-177 of the French commercial code) and/or restricted stock units (RSUs) (in accordance with the provisions of article L. 225-197-1 to L. 225-197-3 of the French commercial code) granted (or to be granted) the Company to the employees and/or officers within the group.

–	Number of shares purchased: 1,748,111

–	Average purchase price: 22.8718 USD (corresponding to 20.1474 euros) [1]

–	Amount of the negotiation fees: 17,481.11 USD (corresponding to 15,400.17 euros)[1]

–
Number of shares registered in the name of the Company as of December 31, 2018: 1,707,972 shares with a nominal value of 0.025 euro each, representing 2.53 % of the share capital as of December 31, 2018 and of a total accounting value of 39,143,854.16 USD (corresponding to 34,481,071.18 euros On the basis of an average exchange rate of 1.13523 during the purchase period), according to an average purchase price of 22.92 USD (corresponding to 20.1883 euros)[1].

Purchase of shares in accordance with article L. 225-209-2 of the French commercial code

In accordance with the provisions of article L. 225-211 al 2 of the French commercial code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of article L. 225-209-2 of the French commercial code during fiscal year 2018, for their allocation, within two (2) years from their purchase date, as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction.

–	Number of shares purchased: 1,751,147

–	Average purchase price: 22.8322 USD (corresponding to 20.1151 euros)[2]

–	Amount of the negotiation fees: 17,511.47 USD (corresponding to 15,427.11 euros)[2]

–
Number of shares registered in the name of the Company as of December 31, 2018: 1,751,147 shares with a nominal value of 0.025 euro each, representing 2.60% of the share capital as of December 31, 2018 and of a total accounting value of 39,982,487.10 USD (corresponding to 35,224,503.40 euros On the basis of an average exchange rate of 1.13508 during the purchase period, according to an average purchase price of 22.8322 USD (corresponding to 20.1151 euros)[2].

10.	Information on payment terms
In accordance with Article L. 441-6-1 of the French Commercial Code, the Appendix B presents the information on payment terms for trade payables and trade receivables.

11.	Employees

a. Allocation of Group employees

As of December 31, 2017 the Group had a total of 2,764 employees. The headcount by geography is as follows:
1 On the basis of an average exchange rate of 1.13523 during the purchase period.
2 On the basis of an average exchange rate of 1.13508 during the purchase period.

b. Non-financial performance reporting

The non-financial performance declaration presented in Appendix D of this management report takes into account the significant contribution of the Labor Act of August 8, 2016 which, in its article 37, enriched the CSR report in social matters by inserting a state Collective agreements concluded in the company and their impact on the economic performance of the company as well as on the working conditions of the employees.

II.	Report en the corporate governance of the company

1.	Information about corporate officers

a. List of mandates held by corporate officers
In accordance with the provisions of Article L. 225-37-4 of the French Commercial Code, the following table lists the offices and functions held by corporate officers in any company during the 2018 fiscal year. The Board of Directors of Criteo SA decided, during its meeting dated April 25, 2018, to merge the duties of Chairman of the Board of directors and chief executive officer (CEO). As of this date, this office is held by Mr. Jean-Baptiste Rudelle.

Names	Positions	Other mandates
Jean-Baptiste Rudelle	Chairman of the board of directors and Chief Executive Officer
Criteo Corp., Chief Executive Officer, Chairman and sole Director (until April 25, 2018)
Criteo KK, Director
Less (formerly Palto SAS), Chief Executive Officer
SmartReb LLC, Chairman
The Gallion Project (non-profit organization), Chairman

Eric Eichmann	Chief executive officer and Director (until April 25, 2018)	Not applicable
Hubert Dubosc de Pesquidoux	Director
HDP Consulting, sole shareholder
Mavenir Systems (formerly Xura, Inc.), Executive Chairman
Premiere Global Services, Inc., Executive Chairman
Radisys, Director and Chairman of the audit committee
Rimor LLC (US LLC), Manager
Sequans Communications, Director and Chairman of the audit committee
Transaction Network Services, Director
Siris Capital, Executive partner

James Warner	Director	Ansira Inc., Director Talix, Inc., Director
Sharon Fox Spielman	Director	Castanea Partners, Operating Partner
Edmond Mesrobian	Director	Nordstrom, Chief Technology Officer (from August 2018) Tesco PLC, Chief Technology Officer (until April 2018)
Nathalie Balla	Director	La Redoute, Co-Chairman and Chief Executive Officer New R SAS, Chairman and Chief Executive Officer Relais Colis SAS, Co-Chairman and Chief Executive Officer
Rachel Picard	Director
Eurostar/Eurostar International Limited, Director
Adoxa Finance SAS, president
Oui.sncf (formerly Voyages SNCF, SNCF Group) President and Chief Executive Officer
SNCF - C6 SAS, Chairman
THI Factory SA/Thalys, Director
VCS Groupe SAS (operating name: VFE Commerce; Optitrip), President and Director

Benoît Fouilland	Deputy Chief Executive Officer
Criteo Advertising (Beijing) Co., Ltd., Director (until June 1st, 2018)
Criteo Australia Pty Ltd., Secretary
Criteo Canada Corp., Chairman, Director and Treasurer (until November 27, 2018)
Criteo Corp, Secretary and Treasurer
Criteo España S.L., Director (until March 16, 2018)
Criteo Europa MM S.L., Director (until March 16, 2018)
Criteo France SAS, Chairman (until April 13, 2018)
Criteo GmbH, General Manager (until March 16, 2018)
Criteo India Private Limited, Director (until September 25, 2018)
Criteo LLC, Director (until March 30, 2018)
Criteo LTD., Director
HAMGE 16 (a French société civile), Manager

Pursuant to Articles L. 225-185 paragraph 4 and L.225-197-1, II paragraph. 4 of the French Commercial Code, the board of directors has set at 10% the percentage of (i) shares resulting from the exercise of stock options and (ii) free shares (RSUs) granted by the Board of Directors, which shall be kept in registered form by the corporate officers under such an obligation (i.e., Chairman of the Board, Chief Executive Officer and Deputy Chief Executive Officer(s)) until the termination of their office.

b. Company general governance

Until April 25, 2018, the duties of the Chairman of the board of directors and of the Chief Executive Officer (directeur général) were separated, with Mr. Jean-Baptiste Rudelle being the Chairman of the board of directors and Eric Eichmann being the Chief Executive Officer.
During its meeting of April 25, 2018, the board of directors decided that the Chairman of the board of directors would also hold the position of Chief Executive Officer. As a consequence, as of this date, Mr. Jean -Baptiste Rudelle is both Chairman of the board of directors and of the Chief Executive Officer (Président directeur général - PDG).
He is assisted in his duties by one Deputy Chief Executive Officer (directeur général délégué), Mr. Benoit Fouilland.

2.	Related-Party Transactions (Article L. 225-38 of the French Commercial Code)
The auditors’ report on related-party transactions (within the meaning of Article L. 225-38 of the French Commercial Code) has been made available to you.
Furthermore, in accordance with the provisions of Ordinance 2014-863 of July 31, 2014, during the 2018 fiscal year, no such transaction was entered into, directly or through an intermediary, between an officer (dirigeant) or a significant shareholder of the Company and a subsidiary of the Company, within the meaning of this Ordinance.

3.	Authorizations to increase the Company’s share capital
In accordance with the provisions of Article L. 225-100 of the French Commercial Code, the table in Appendix C summarizes the delegations of authority and powers granted by the General Shareholders’ meeting to the board of directors for capital increases pursuant to Articles L. 225-129-1 and L. 225-129-2 of said Code.

____________________________
The Board of Directors

Appendix A 1 - Five Year Company’s Financial Results

Euros	2014	2015	2016	2017	2018
Year-end capital					
Company capital	1,522,567	1,561,772	1,599,456	1,652,128	1,688,784
Number of ordinary shares	60,902,695	62,470,881	63,978,204	66,085,097	67,551,344
Number of shares with priority dividends					
Maximum number of shares to create:					
- by converting bonds					
- by subscription rights					
Operations and results					
Sales revenue (excluding taxes)	37,885,365	53,801,577	70,227,477	91,367,442	90,716,124
Earnings before taxes, profit-sharing, allocations for amortization, depreciation, and provisions	34,398,184	76,693,434	81,738,921	191,584,054	189,172,253
Tax on profits	489,662	3,265,280	- 278,949	12,080,657	14,673,864
Profit-sharing with employees	490,348	499,354	1,082,181	804,538	477,557
Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions	23,021,307	60,721,469	55,308,222	110,939,023	123,630,110
Distributed earnings					
Earnings per share					
Earnings after taxes, profit-sharing, before [sic] allocations for amortization, depreciation, and provisions	1	1	1	3	3
Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions	0	1	1	2	2
Dividends paid					
Personnel					
Average number of employees	463	634	710	849	943
Amount of payroll	34,136,230	46,844,814	60,831,986	72,398,917	79,233,963
Amount paid out in company benefits (Soc. Sec. Works) net of transferred social expenses	18,864,707	25,536,624	37,947,935	38,631,805	43,572,404

Appendix A 2 - Five Year Group Financial Performance Summary

Summary of consolidated revenue and net income (loss)

Appendix B - Information on payment terms

Euros	Article D.441 I-1° : received and not paid invoices with a payment term before the closing date					
	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay						
Number of invoices	16					632
Total amount of invoices (with VAT) in Euros	728,013	8,407,324	396,699	233,092	2,661,556	11,698,671
Percentage of the external costs total amount	0.25%	2.90%	0.14%	0.08%	0.92%	4.04%
(B) Excluded invoices related to unrecorded liabilities						
Number of excluded invoices	0					
Total amount of excluded invoices in Euros	0					
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Co						
Payment terms used to calculate payment delays	x Contractual payment terms : 60 days □ Legal payment terms :

Euros	Article D.441 I-2° : issued and not paid invoices with a payment term before the closing date					
	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay						
Number of invoices	72					2018
Total amount of invoices (with VAT) in Euros	-158,770	31,251,805	-27,390,348	887,113	4,893,556	9,642,126
Percentage of the total revenue	-0.03%	5.45%	-4.78%	0.15%	0.85%	1.68%
(B) Excluded invoices related to unrecorded assets						
Number of excluded invoices	183					
Total amount of excluded invoices in Euros	313,907					
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Co						
Payment terms used to calculate payment delays	x Contractual payment terms : from 30 to 60 days □ Legal payment terms :

Appendix C - Table of authorizations granted to the board of directors with respect to capital increases

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2018
Authorizations granted by the Combined General Meeting (“CGM”) of June 29, 2016
CGM of 06.29.2016 (thirtieth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders’ preferential subscription right and carrying out a public offering.
		08.29.2018 (26 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.29.2016 (thirty-first resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to the share capital with removal of the shareholders’ preferential subscription right in the context of an offering made to the benefit of qualified investors or to a restricted group of investors mentioned at the II of Article L. 411-2 of the French Monetary and Financial Code.
		08.29.2018 (26 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.29.2016 (thirty-second resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to share capital while preserving shareholders' preferential subscription rights.
		08.29.2018 (26 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.29.2016 (thirty-third resolution)
Delegation of authority to be granted to the board of directors in order to increase the number of securities to be issued as a result of a share capital increase with or without preferential subscription right completed by virtue of the above-referenced delegations.
		08.29.2018 (26 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2018
Authorizations granted by the Combined General Meeting (“CGM”) of June 29, 2016
CGM of 06.29.2016 (thirtieth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders’ preferential subscription right and carrying out a public offering.
		08.29.2018 (26 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.29.2016 (thirty-first resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to the share capital with removal of the shareholders’ preferential subscription right in the context of an offering made to the benefit of qualified investors or to a restricted group of investors mentioned at the II of Article L. 411-2 of the French Monetary and Financial Code.
		08.29.2018 (26 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.29.2016 (thirty-second resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to share capital while preserving shareholders' preferential subscription rights.
		08.29.2018 (26 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.29.2016 (thirty-third resolution)
Delegation of authority to be granted to the board of directors in order to increase the number of securities to be issued as a result of a share capital increase with or without preferential subscription right completed by virtue of the above-referenced delegations.
		08.29.2018 (26 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.

Authorizations granted by the CGM of June 28, 2017
CGM of 06.28.2017 (fifteenth resolution)	Authorization to be granted to the board of directors to grant options to subscribe to new Company shares (OSAs) or options to purchase Company shares (OAAs).	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meetings held on March 16, 2018, June 26, 2018 and October 25, 2018.
CGM of 06.28.2017 (sixteenth resolution)	Authorization to be granted to the board of directors to grant free shares (RSUs) to employees of the Company and its subsidiaries.	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meetings held on March 1st, 2018, March 16, 2018, April 26, 2018, June 26, 2018, July 26, 2018, October 25, 2018 and December 12, 2018.
CGM of 06.28.2017 (seventeenth resolution)	Authorization to be granted to the board of directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on July 26, 2018.
CGM of 06.28.2017 (eighteenth resolution)	Delegation of authority to be granted to the board of directors in order to issue and to allocate non-employee warrants (BSAs) in favor of a range of persons meeting predetermined criteria.	12.28.2018 (18 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.28.2017 (twenty-first resolution)
Delegation of authority to be granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders' preferential subscription right for the benefit of a determined category of persons who meet predetermined criteria.
		12.28.2018 (18 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.28.2017 (twenty-second resolution)
Delegation of authority granted to the board of directors in order to increase the number of securities to be issued as a result of a share capital increase without preferential subscription right completed by virtue of the delegation granted under the twenty-first resolution above.
		08.28.2019 (26 months as from the CGM) This delegation expired on June 27, 2018 since the delegation is was relating to itself expired on this date.	The board of directors did not use this authorization during the past fiscal year.

CGM of 06.28.2017 (twenty-third resolution)
Delegation granted to the board of directors in order to increase the share capital via the capitalization of premiums, reserves, profits, or other amounts, within the limit of a nominal amount of €159,946.
		08.28.2019 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.28.2017 (twenty-fourth resolution)
Delegation granted to the board of directors in order to increase the share capital by issuing shares and securities giving access to the Company's share capital to employees who have joined a company savings plan.
		12.28.2018 (18 months as from the CGM) This delegation expired on June 27, 2018, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
Authorizations granted by the CGM of June 27, 2018
CGM of 06.27.2018 (fourteenth resolution)	Delegation of authority to be granted to the board of directors in order to issue and to allocate non-employee warrants (BSAs) in favor of a range of persons meeting predetermined criteria.	12.27.2019 (18 months as from the CGM)	The board of directors used this authorization during its meeting held on October 25, 2018.
CGM of 06.27.2018 (sixteenth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders’ preferential subscription right and carrying out a public offering.
		08.27.2020 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.27.2018 (seventeenth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to the share capital with removal of the shareholders’ preferential subscription right in the context of an offering made to the benefit of qualified investors or to a restricted group of investors mentioned at the II of Article L. 411-2 of the French Monetary and Financial Code.
		08.27.2020 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.27.2018 (eighteenth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to share capital while preserving shareholders' preferential subscription rights.
		08.27.2020 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.27.2018 (nineteenth resolution)
Delegation of authority to be granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders' preferential subscription right for the benefit of a determined category of persons who meet predetermined criteria.
		12.27.2019 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.

CGM of 06.27.2018 (twentieth resolution)
Delegation of authority to be granted to the board of directors in order to increase the number of securities to be issued as a result of a share capital increase with or without preferential subscription right completed by virtue of the delegations granted under resolutions 16 to 19.
	08.27.2020 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.27.2018 (twenty-second resolution)
Delegation granted to the board of directors in order to increase the share capital by issuing shares and securities giving access to the Company's share capital to employees who have joined a company savings plan.
	27.12.2019 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.

Appendix D - Non-financial performance reporting

Corporate Social Responsibility @ Criteo

BUSINESS MODEL

We are a global technology company building the leading advertising platform for the open Internet. We strive to deliver impactful business results at scale to commerce companies and consumer brands by meeting their multiple marketing goals at their targeted return on investment. Using shopping data, predictive technology and large consumer reach, we help our clients drive Awareness, Consideration and Conversion for their products and services, and help retailers generate advertising revenues from brands. Our data is pooled among our clients and offers deep insights into consumer intent and purchasing habits. To drive measurable results for clients, we activate our data assets through proprietary artificial intelligence ("AI") technology to engage consumers in real time through the pricing and delivery of highly relevant digital advertisements ("ads"), across devices and environments. By pricing our offering on a range of pricing models and measuring our value based on clear, well-defined performance metrics, we make the return on investment transparent and easy to measure for advertisers.

Our vision is to build the leading advertising platform for the open Internet by enabling commerce companies and consumer brands, using our modular and flexible technology platform, to address multiple marketing goals across the open Internet. We define the open Internet as the environment that allows advertisers and publishers to choose the partner they want to work with, decide when and how they share data, and control how to measure success.
Over the past 13 years, we have established our market position by focusing on three pillars: actionable commerce data, predictive technology to activate data and drive multiple marketing goals, and large consumer reach. While continuously improving our technology and broadening our reach, we leverage and strengthen Criteo Shopper Graph, a highly differentiated group of data collectives built through collaboration and data pooling within our open ecosystem of commerce and consumer brand clients. With Criteo Shopper Graph, we are building one of the world's biggest and open data sets focused on shoppers, retailers and brands.
Key Focus Areas:

•
Investing in substantial Research & Development (R&D) resources in order to conduct fundamental research on machine-learning models, enhancing the algorithms in our Engine, developing new features and products, conducting quality assurance testing, improving our core technology and enhancing our technology infrastructure.

•
Attracting, retaining and motivating highly skilled employees, particularly AI experts, software engineers and other employees with the technical skills that enable us to deliver effective advertising solutions, client sales and publisher partnership representatives with experience in digital advertising, in particular in Display Advertising. More broadly, hiring employees that are highly qualified in their areas of expertise to support and grow our operations.

RISK ASSESSMENT
Criteo cares about sustainability and executed a related risk assessment. A list of sustainability-related risks3 based on benchmarks from our business sector were identified and surveys were conducted with internal stakeholders, who work in Corporate Social Responsibility (CSR) leading departments. These stakeholders classified the risks according to their relevance with Criteo’s activity in order to achieve a priority list of areas of potential impact.
Based on this analysis, Criteo selected five categories with eight focus areas: talent acquisition and development, data privacy, environmental impact, responsible sourcing and diversity. The risks around talent acquisition and customer data privacy are the most critical for Criteo.

Category	Risks	Section
Talent acquisition and development	Talent acquisition and retention	A) 1-2
	Training and human capital development	A) 3-5
Data privacy	User data privacy and protection	E) 1
Environmental impact	Energy consumption	C) 2-3.a
	Carbon footprint	C) 3.b
Responsible sourcing	Supply chain	D) 3
Diversity	Gender equality	B) 5.b
	Diversity and equity	B) 5.a

A)	Investing in headcount and talent initiatives
Criteo operates in all corners of the globe and has offices across the Americas, Europe, Middle East and Africa (EMEA) as well as Asia Pacific (APAC). The company’s rapid growth over the last 10 years is spurring Criteo to invest in smart and talented people. Consequently, Criteo has implemented an ambitious talent acquisition policy. To support the rapidly developing team, Criteo has created a strong corporate culture favoring the personal and intellectual development of its diverse workforce of over 2,700 employees, 65% of whom are under 34 years old.

1.	Headcount
As at December 31, 2018, Criteo has 2,744 employees globally. Compared with 2,787 at the end of December 2017, Criteo’s workforce remained stable despite significant movement during the year 2018 (decrease of 0.7%). This figure includes all of Criteo’s active employees on the last day of the year (permanent and non-permanent employees).
The workforce-related figures presented in this report only refer to Criteo’s largest global legal entities, i.e. those with more than 50 employees. Legal entities that joined Criteo’s financial scope during year N are included in the CSR scope in year N+1. As at December 31, 2018, the entities included in the CSR scope accounted for 92% of Criteo’s total headcount, i.e. 2,521 employees (compared to 2,548 end of 2017).

3 List of the topics considered: Talent acquisition and retention; Gender equality; Diversity and equity; Training and human capital development; Employee well-being; Occupational Health & Safety; Energy consumption; Carbon footprint; Climate change adaptation; Circular economy; Cooling water consumption; E-waste management; Food waste; User data privacy and protection; Supply chain; Local impact and philanthropy; Corruption; Food security; Animal welfare; Tax evasion; Respect of Human Rights

	2017			2018			Var.
Entity	Women	Men	Total	Women	Men	Total
Criteo S.A. (France)	229	663	892	247	672	919	3%
Criteo Corp. (United States)	294	488	782	288	426	714	-9%
Criteo Europa S.L. (Spain)	129	160	289	162	164	326	13%
Criteo Ltd (UK)	58	55	113	53	54	107	-5%
Criteo KK (Japan)	55	48	103	56	63	119	16%
Criteo GmbH (Germany)	39	54	93	44	45	89	-4%
Criteo Singapore Pte. Ltd. (Singapore)	49	36	85	42	30	72	-15%
Criteo France SAS (France)	35	40	75	54	47	101	35%
Criteo do Brazil LTDA (Brazil)	31	42	73	27	47	74	1%
Total	935	1,613	2,548[4]	973	1548	2,521	-1%

The large variations are due to sales reorganization between the different entities.
As at December 31, 2018, the 973 women in our headcount represent more than 38% of the total workforce of 2,521. Young people account for the majority of Criteo’s employees, which is to be expected in a high-tech company relying on a workforce with skills in the latest trending technologies.

Workforce breakdown by age	2017	2018
Under 25	123	120
Between 25 and 29	818	751
Between 30 and 34	751	763
Between 35 and 39	467	473
Between 40 and 44	240	248
Between 45 and 49	93	102
50 and above	56	64
Total	2,548	2,521

2.	Recruitment and terminations
Attracting top talent is key at Criteo. Therefore, in order to continuously improve the quality of our hiring process, we implemented a global candidate experience survey. All candidates who enter our hiring process are given the opportunity to provide feedback.
In 2018, 743 employees exited the company and 731 were hired across the globe.

New Hires & Terminations	2017	2018
New Hires	1,029	731
Terminations	596	743
Employee’s initiative	341	464
Employer’s initiative	174	195
Other	81	84

The spike in New Hires in 2017 was driven by the acquisition of HookLogic (~200 employees).
4 For 2017, the total number of employees is not equal to the sum of the figures by entity. This is because the 2017 CSR report included employees of Criteo Advertising (Beijing), Ltd., whereas for 2018 this entity has been omitted due to its small number of employees. However, for consistency, we used the global figures published last year.

Due to transformation of the business, such as the new General Data Protection Regulation (GDPR) legislation and the arrival of the Intelligent Tracking Prevention feature, Criteo had a small increase in voluntarily departures this year.

3.	Training
In 2018, Criteo increased investment in its people-development programs, both in terms of resources and organization as well as processes and experiences.
A Talent Development team was put in place to focus on the Sales and Operations (S&O) department, which makes up more than 1,700 Criteo employees. They are supported by the People team and two existing training teams, to deliver on new training objectives. Those teams include:

–	The Criteo go-to-market Operations team: in charge of giving our sales and operations people knowledge about our products and their evolutions or new launches.

–
The Global Learning & Management Development team: in charge of the digital learning strategy and implementation of resources as well as the development of the Global Management & Leadership Development Curriculum

For the third year in a row, a common training tracker is used by training managers, the Global Learning team and the People Experience team for the instructor led training sessions. This gives managers valuable insights and is expected be adopted companywide in 2019.
Key initiatives can be translated into quantitative data.

–
Global Management and Leadership Development Curriculum: this curriculum is made up of three programs, which are designed to help our employees’ transition and grow throughout their career path. After being launched in 2017, it reached approximately 60% of the eligible audience in 2018. It also represented 20% of the reported instructor-led training hours. This impact can positively be correlated to the Manager Effectiveness survey insight.

–
Discover: This behavioral tool is used within our Mid-Market EMEA to encourage a culture of self-awareness and self-development as well as to improve communication in and out of Criteo. It is currently being used by S&O and is becoming a part of our company culture. This is enabled due to the growing amount of certified trainers (training managers, people experience managers, global learning etc.)

–
Coaching Culture: The Mid-Market EMEA team helped its leaders develop advanced coaching skills and set up a coaching platform where leaders can volunteer to coach individual contributors based on their respective profiles. These contributors can sign up for an on demand coaching conversation process. The emphasis is also placed on behavioral development, which has been implemented in the performance review.

Although this report focuses on formal training activities (instructor-led or online), much more is happening in the field and in the office on a day to day basis, ranging from Criteo’s cross-functional teams and organizations, through peer-to-peer learning to social learning activities. These more informal and ad-hoc learning activities which are promoted and facilitated locally represent a large part of the learning experience and are a key part of Criteo’s learning culture.

In-class training highlights:
For more information on the methodology applied please refer to the methodological note in chapter 6 - CSR indicators.

IN-CLASS TRAINING	Training hours	Including hours backed by evidence	Average training hours per employee	Average training hours per trained employee	% of trained employees
APAC	3,298	2,210	17.3	15.6	111%[5]
Criteo Singapore Pte. Ltd	1,225	1,050	17.0	15.5	110%
Criteo KK	2,073	1,160	17.4	15.6	112%
Americas	6,392	3,237	8.1	17.7	46%
Criteo Corp.	4,827	2,027	6.8	16.4	41%
Criteo do Brazil LTDA	1,565	1,211	21.1	23.0	92%
EMEA	16,107	7,034	10.2	19.1	54%
Criteo Europa S.L.	5,842	981	17.9	18.4	98%
Criteo Ltd	731	475	6.8	16.2	42%
Criteo S.A.	7,765	4,759	8.4	21.4	41%
Criteo GmbH	843	536	9.5	19.1	49%
Criteo France SAS	556	284	5.5	14.6	38%
Total	25,426	12,481	10.1	18.2	55.5%

5 > 100% reach in APAC is due to attrition: more employees trained throughout the year than actual end of year headcounts.
In comparison with 2017, there has been a massive increase of instructor-led training hours (+50%, 25,426 hours). This is driven by a greater spread of employees while keeping the same level of investment for each employee.

▪	Average number of instructor-led training hours per employee is 10.1 hours, an increase of 47% compared to last year (6.9 hours in 2017).

▪	55.5% of employees benefited from instructor-led training (compared to 39.7% in 2017, +16pts) and those trained had an average of 18.2 hours of training (comparable to 2017, 18.5 hours).

▪	Due to the efforts of the training managers and the People Experience team from APAC, Brazil and Spain, 90% to 100% of employees are benefiting from training programs.

▪	Employees in APAC, the United States and Spain are receiving a tangible benefit from the training managers’ investment into training plan optimization and in-house delivery (approx. 40% of hours).

▪	Criteo’s Global Management and Leadership Curriculum was implemented in 2018. This represents an average of 21% of the total training hours across all entities and more than 330 managers were trained.

▪	New resources such as “live” Virtual Classes offered to managers and extended to all employees also contributed to this increase (approx. 5% of instructor-led training hours in this scope).
Out of the reported 25,426 hours of instructor led training, 12,481 hours are backed by attendance sheets or training certificates, which represent about half of these hours (49%). This is also a huge increase in comparison to 2017 (two times higher on average), mainly driven by the continuous commitment and discipline of People Experience and training managers in France, APAC and Brazil, as well as the Global Management and Leadership Curriculum roll-out which systematically collects evidence of attendance.

Core on-line training highlights:
Since the introduction of digital learning resources three years ago, its usage continues to grow globally with 9,957 hours in 2018 representing an increase of 34% compared to 2017, and about 28% of the total training hours.

•	58% of these online training hours were performed on specific platforms for engineering & technologies, data science, digital marketing, soft or business skills as well as language skills

•	The other 40% were completed through our “Learning Zone” platform, on Criteo Products, Industry & Market trends, Sales transformation, Management & Leadership
On top of the core on-line training hours reported above (skills development driven), employees have completed further on-line training. This represents 7,700 hours and covers Compliance modules (70% of these hours), FlyCriteo On-boarding modules (15%), Customer Relationship Management and Supplier Relationship Management tutorials (5%) and digital literacy or security with Criteo applications (5%).

4.	Peer-to-peer and social learning practices
As stated previously, peer-to-peer and social learning is part of Criteo’s learning culture and DNA. They represent a large part of the employee learning experience and whilst they are not being translated in formal training hours, they have a positive impact on the employee base.
This can be illustrated by a few examples:

▪	Practices at a local level:

▪	“9:30” or “learn and lunch” initiatives with an informal knowledge-sharing session from subject matter expert volunteers.

▪	Criteo “Confident Communicator Club”, an internally-led initiative to help improve presentation skills.

▪	Practices at department level:

▪
“Train the trainer” in-house program or Certification for Casual Facilitators from Mid-Market, led by local training managers, for Customer Success and Innovation EMEA teams or for “Feedback” champions within the Global Services team.

▪
“Machine learning boot camp”: an in-house facilitated, intensive, program, open to developers. Offered twice a year, in Paris and Palo Alto, it is made up of two to three weeks instructor-led sessions from a panel of internal experts and several weeks learning transfer practice through capstone projects or “Voyager” programs, rallying another R&D team for stretch assignments.

5.	“myidea” flagship initiative
At Criteo, people believe that innovation is part of everyone’s job and is critical for Criteo to stay ahead of the competition.
Introduced in 2017, the myidea program continued in 2018. It ties together existing initiatives such as “10%” or our annual “Hackathon”, to provide support and flexibility needed to turn employees’ ideas into reality. Employees are invited to submit their ideas related to product innovation, revenue generation, profit optimization, or business efficiency.
The myidea program is facilitated throughout the year and across all entities. It includes the Global Hackathon across multiple hubs, myidea quarterly fairs, the myidea Angel Committee and the myidea Venture Committee.
This program is a great opportunity to acquire or leverage skills and knowledge “on the job” on topics that people are passionate about.

B)	Wellbeing and diversity at work
Employee health and safety is a priority for Criteo. The company devotes time and effort across all its locations to provide positive working conditions, work-life balance and the healthiest office environment for its employees.

1.	Working hours
While there is no explicit global policy for working remotely at Criteo, regional or country leadership teams are free to authorize it. In France, a home office agreement has been signed in February 2019.
In the Americas, working remotely and on flextime are common practices, employees who have long commutes or good reasons to work from home regularly use this option.
In EMEA, Criteo generally expects employees to be in the office during normal work hours. There is no formal remote working policy in place. However, employees are allowed to work outside the office occasionally after consulting their team/manager. Criteo also has a practice of allowing people to work from Criteo offices in other countries.
In APAC, Criteo offers flexible work hours to enable a healthier work-life balance. This is especially the case in Singapore, Japan and India where employees have long commutes so they can arrange their work time to best avoid peak hours. In most countries, this has been implemented on an informal basis, except for Japan where it is included in our policies.

2.	Safety
Although Criteo has not deployed a global safety policy, the company aims to ensure a safe workplace environment and provides its offices with all necessary safety measures, and generally surpasses local applicable regulations.
The safety of employees traveling for business is also important to Criteo. In 2016, Criteo launched a new International SOS Assistance tool to complement the existing employee emergency assistance with AXA healthcare. This tool acts as a 24/7 hotline for support on security issues, especially when travelling, and also tracks all Criteo travelers so that they can be identified and Criteo can reach out to them in an emergency.

3.	Wellbeing
Criteo is committed to promoting employees’ physical and mental wellbeing. To this end, regions are allocated a budget, distributed between the offices, to encourage employees to exercise. Sport and physical activities are part of Criteo DNA and each region provides the opportunity to exercise with social and low-cost services by offering on-site wellness activities such as yoga or massages or sport subsidies to attend external sport clubs and gyms.
Moreover, most offices around the world provide standing desks to their employees without requiring a medical prescription or specific ergonomic seating, which requires a medical prescription. Based on individual needs, these special appliances enhance overall comfort in the workspace.
In addition, Criteo is sensitive to the mental wellbeing of its employees. It can be difficult for people to open up about mental health concerns, but Criteo is taking steps to encourage discussions on the topic. To ensure a no-stress environment at the office and to be proactive on the subject, Criteo’s workforce can benefit from an employee assistance service. This free and confidential external helpline service can be reached 24/7 for advice and support on a variety of issues. If necessary, employees can benefit from five free counseling sessions. Also, when a specific incident occurs, such as a terrorist attack, occurs Criteo’s Human Resources and Workplace Experience teams create tailor-made solutions as soon as necessary in order to support employees.

4.	Employee relations
Communication and transparency are areas of focus at Criteo.
Internal communications
Criteo hosts a company-wide “global All Hands” event twice per quarter, led by the CEO and members of the Leadership Group to provide key business updates and allow employees ask questions. Each department has regular functional All Hands to disseminate further information on key business priorities and performance metrics. Changes involving systems, processes or other issues impacting employees are communicated in face-to-face sessions to supplement emails on the topic, allowing employees to ask questions or raise concerns. In addition, many groups have Slack channels to communicate real-time updates and feedback to employees. Social Media channels are also used to inform both external and internal populations.
A culture of feedback
Criteo strives to create an environment that promotes and celebrates feedback. In September 2018, for the second year in a row, the company partnered with Glint, an employee engagement specialist, to run the “Voices” employee survey across all our offices to gain a global understanding of the organization’s situation. This employee engagement survey, which reviews the scores from 30 questions and the qualitative comments left by employees, is a key opportunity to determine areas of improvement. The participation rate in 2018 reached 66% and 2,541 comments were made by employees. The global engagement score was 72 on a scale from 0 to 100 compared to an external industry benchmark of 74. 75% of respondents recommended Criteo as a great place to work. 69% of respondents said that they were happy working at Criteo.
The main strengths identified through the engagement survey were the following (on a scale from 0-100):

•	Team (84): the survey respondents declared that they have good working relationships with the people they interact with on a regular basis.

•	Contribution (79): the survey respondents confirmed that they understood how the work they do contributes to achieving Criteo’s goals.

•	Ethics (78): the survey respondents think that Criteo is committed to doing business in an ethical way.

•	Diversity (76): the survey respondents think that Criteo is committed to being a diverse and inclusive workplace.

•	Manager (73): the survey respondents declared that they would recommend their direct manager to others.
This survey is also an opportunity to identify areas to improve the employee experience at Criteo. The main topics for global action plans were identified and will be tracked by Human Resources and the Management team throughout the year.
Another major feedback tool is Criteo’s manager survey that occurs twice a year, where employees provide feedback about their managers. Based on the results, managers can identify areas for professional development.
The employee engagement program is managed centrally by a program manager as part of the Human Resources team and is completed by onboarding and exit feedback surveys, to provide the full picture of the ‘employee lifecycle’ at Criteo. Exit interviews with voluntary leavers are also used to pinpoint the main causes of turnover and better understand and address potential issues.
Moreover, in 2018, Criteo maintained its high position on Glassdoor’s Best Place to work in France. As the market becomes increasingly competitive, we continue to seek opportunities to improve the way we attract, engage and retain the best global talent.

5.	Diversity and equal opportunities
At Criteo, employees are strong believers in promoting diversity and equal opportunities.

a.	Discrimination and harassment
Criteo’s Code of Business Conduct and Ethics is applied across all locations and includes the principle of non-discrimination.
Consequently, Criteo applies its equal opportunity policy (also called non-discrimination policy) which strictly forbids all forms of discrimination, whether at the recruitment stage or afterwards, with regard to promotions, salary increases and benefits, and specifies that no employee may be discriminated against on the basis of gender, race, ethnicity, religious belief, disability, national origin, veteran status, marital status, or sexual orientation.
Our global workforce is therefore very diverse, with a strong mix of local talent and people from different cultures and backgrounds.
Criteo also recognizes the importance of freedom of speech for employees. Consequently, no opposition or discrimination is directed at employee representatives.
The company's internal regulations also provide a policy and measures to prevent moral and sexual harassments in all its locations, in compliance with local legal requirements. The principle of harassment ban is also included in the company's Code of Business Conduct and Ethics.
More globally, to address harassment and discrimination issues at the recruitment stage and afterwards, Criteo:

▪	Provides training and education to make sure everyone knows their rights and responsibilities - every newcomer is required to complete an e-learning module devoted to this topic.

▪	Ensures an effective and fair hiring process.

▪	Promotes appropriate standards of conduct at all times.
Over the course of 2018, Criteo delivered improved training for all our managers and interviewers (offering online training to ensure all locations could participate). Training on the awareness of unconscious bias is included as part of the curriculum. Always seeking to provide an open, equal and fair assessment, Criteo will continue to refine this training in 2019.
In addition, every Criteo employee has a right and responsibility to report potential violations or questions regarding Criteo’s Code of Business Conduct and Ethics (“the Code”) and obtain guidance when they are uncertain about what action they should take. When appropriate, Criteo encourages employees to talk with their direct managers first, as they will often be able to resolve issues quickly. Alternatively, they can also raise these issues to their Human Resources representative, a member of senior management, the General Counsel or the Senior Compliance officer. If, for any reason, an employee does not want to raise his/her concerns through one of these channels, he/she may utilize the Criteo Whistleblowing Hotline, a confidential, 24/7 service managed by a third-party service provider, or send a confidential email to a defined email address or choose to submit a secure Whistleblowing form. The report will be sent directly to the Chairman of the Board’s Audit Committee, an independent director of the Company who is neither an employee nor a manager. All reports are kept confidential as permitted under applicable law. Although Criteo employees may elect to remain anonymous when using any of these channels, Criteo strongly discourages anonymous reporting and prefers for employees to identify themselves in order to be able to assure proper follow-up and feedback to them. Criteo strictly prohibits any kind of retaliation against any employee who raises a good faith concern about a potential violation of the Code or participates, in good faith, in an investigation of a potential violation of the Code.

b.	Measures implemented to promote gender equality
Criteo is taking steps towards gender balance and equality with an increase in female employees in both the general population of employees, as well as senior leadership positions.

Gender equality	Total employees		Managers		Directors
	2017	2018	2017	2018	2017	2018
Male	1,613 (63%)	1,548 (61%)	360 (71%)	361 (68%)	146 (74%)	167 (71%)
Female	935 (37%)	973 (39%)	147 (29%)	170 (32%)	52 (26%)	68 (29%)
Total	2,548	2,521	507	531	198	235

Criteo aims to hire talent without gender discrimination and promote fair opportunity regardless of gender. To promote gender equality and support women in the Digital/Tech/Science field, Criteo regularly organizes initiatives to raise awareness both internally and externally.
In 2017, Criteo launched Women in Engineering (WIE), a group which is open to everyone at Criteo (male or female) that aims to achieve more gender diversity in the company, to improve and increase retention, to develop and hire women in computing jobs such as technical Solutions, analytics, R&D, Internal IT and Product.
In 2018, several events promoted this group and its mission:

▪
“Aujourd’hui je code”: In June and November 2018, we welcome 70 High School students, mainly girls, to share the Computer Science culture and to show them that a career in this field is accessible. The day is organized around workshops led by our R&D teams.

▪
“Grace Hopper Celebration Conference”: This event gathered more than 22,000 people. Criteo had a booth in the Career Fair hall, as well as an interview booth. It enabled us to be part of a major movement dedicated to women in the Technology industry, to share knowledge, expand our network and recruit new talents, as well as, giving more visibility to our group WIE

Moreover, three members of the R&D and Human Resources teams have partnered with a world-class machine learning researcher to create the Women in Machine Learning & Data Science (WIMLDS) community in Paris. The community now has over 2,000 active members dedicated to the support and promotion of women practicing, studying or interested in the fields of machine learning and data science. Seven successful meet-ups were organized in Paris in 2018, with an average of 60 attendees per event.
In September 2014, Criteo signed a gender equality agreement for a three-year term to affirm its commitments on the matter in France. This agreement, which was renewed in February 2018 for another three years, aims to build awareness around gender equality matters and is a warranty of compliance with the principle of non-discrimination. It promotes equal pay, equal access to training and equal opportunities for career development and promotions. It also encourages diversity in recruitment processes. Certain measures have been put in place by Criteo in order to achieve these goals, such as prohibiting unjustified pay differentials, increasing the number of promotions granted to women to 30% of the total amount of promotions awarded by the company and increasing the proportion of women in all the different types of positions and pay ranges to at least 29% the first year, 31% the second year and 33% the third year.

C)	Reduce Criteo’s Environmental Impact

1.	General environmental policy
At Criteo, people care about the environment. Although there is currently no formal global environmental policy in place, the company is conscious of its ecological footprint, and aims to minimize it.
The nature of Criteo’s activities leads the company to implement tangible actions for several aspects such as management of the data centers and its data resources, promotion of green offices, and raising awareness among workers on sustainable practices that will prevent harmful consequences for the environment or society.

2.	Data Centers & Resource Management
Criteo’s operations rely on large data center units and several smaller networking rooms, also known as Points of Presence (POPS). POPS are similar to small-sized data centers. In 2018, Criteo installed its servers in 13 data centers worldwide, all of which belong to external service suppliers. Among those 13 locations, nine are data processing centers and the remaining four host POPS servers. Criteo’s server infrastructure accounts for one of its largest environmental impacts (88% of total electricity consumption).
In 2017, a team dedicated to capacity planning was created to ensure optimal allocation of infrastructure resources according to business objectives: this means that Human Resources are now dedicated full time to optimizing Criteo’s infrastructure usage regarding costs and power usage. As a result, robust growth forecasts have been implemented, establishing reliable budget and actions to reduce costs and energy consumption.
Criteo is working to enhance sustainable practices among vendors for both services (hosting and hardware recycling) and hardware procurement. For each new Criteo project, the company releases a Request for Proposal (RFP) to several potential partners, and one of the main criteria of the decision matrix is labeled as “Eco Responsibility”. This criterion encompasses various questions about the energy saving processes, the source of energy of the data center, its Power Usage Effectiveness (PUE)6, which shouldn’t exceed a rate of 2) and other eco-related topics.
6PUE is the ratio between the total electricity consumed by the data center and the electricity consumed specifically by the servers, meaning that if a data center has a PUE rate of 2, it consumes the same amount in auxiliary utilities (cooling, lighting, etc.) as the core consumption of computing devices.

Electricity consumed in Data Centers	2017	2018	Var.
Total % from renewable energy sources	30,363 MWh 15%	40,808 MWh 75%	+34% +60%
Share of total for data centers consumption	84%	88%	+34% +60%
CO2 emissions generated	17,259 tCO2	7,363 tCO2	+34% +60%

The evolution in data center electricity consumption is due to the activity growth, leading to the implementation of new servers in our data centers.
The important evolution of the part of renewable energy in data centers is due to the efforts previously described for the selection of data centers and a change in the methodology. Past years, the local country factor given by the ADEME was used, from now on, as more precise data is available on the percentage of renewable energy, the rate considered is the one claimed by the subcontractor.
The major decrease in carbon emissions is due to a change in the calculation method of CO2 emissions, for data centers totally powered with renewable energy, the emission factor is assimilated to zero, for the other data centers the local factor is used (for more details, see methodological note chapter 6 - CSR indicators).
Criteo strive for improving its environmental impact and is currently working on opportunities to switch two of its data center to renewable energy powered ones, and looking forward to compensate the emissions of data centers which cannot be powered by such energies.

3.	Environmental Impact of Criteo’s Offices
At Criteo, people are concerned about climate change. Reducing greenhouse gases and, first and foremost, being able to understand its emission level is an objective for Criteo.

a. Reduce energy consumption

While Criteo does not own the buildings that it occupies, there is a company-wide commitment to limiting energy consumption. As a result, energy saving initiatives are crafted and implemented independently in each office. Criteo has undertaken numerous actions aimed at reducing energy consumption at both its offices and data centers.
In the French, Singapore and Tokyo offices, lighting is automatically switched off at night. Similarly, in a few European offices, including the London office, lighting is motion sensor activated. Numerous projects are underway both in APAC and EMEA to install LED lighting where feasible. In the Americas, Los Angeles is 100% LED lit while New York has a 57% LED lighting component.
Air conditioning is also a source of energy consumption that Criteo aims to monitor and control. For example, the air-conditioning system is automatically shut off during the evening directly after normal working hours in the London, Singapore and Japan offices, and is significantly reduced in the Paris office. In the Americas, New York’s heating, ventilation and air conditioning is set to run from 6:00 am to 6:00 pm in the warmer months and 8:00 am to 6:00 pm in the cooler months with a threshold set-point of 68 degrees Fahrenheit (equals 20 degrees Celsius).
In the Milan office, electricity is 100% provided by Lifegate, a green energy supplier, which also plants trees to compensate for energy transportation pollution.

Monitor energy consumption
Due to the complexity of obtaining data for small offices, electricity consumption has been collected only for offices with more than 50 employees.

Electricity consumed in offices	2017	2018	Var.
Total Total per employee % from renewable energy sources	5,675 MWh 2.23 MWh/employee 21%	5,701 MWh 2.25 MWh/employee 20.4%	+0.5% +1.1% -0.6%

The slight increase in consumption is mainly due an improvement in the data collection, the electricity consumption is more precise compared to last year.

a. Carbon footprint
The most significant greenhouse gas emissions come from the electricity consumed in its offices and data centers (figure published above) and during business trips7.
7 According to the greenhouse gas protocol methodology, Criteo can classify its greenhouse gas emissions associated with electricity consumption and business trips respectively to scope 2 and scope 3.

In order to implement reasonable company-wide actions, Criteo is now aware of which emission sources the company can directly control, such as electricity use, and which sources the company can still influence through good practice and policies such as business trips. Criteo tries to limit emissions by avoiding flights whenever possible, attending video conferences instead of physical meetings, and not offering company cars in employees’ compensation packages.

CO2 emissions	2017	2018	Var.
From electricity consumption (offices)	1,571 tCO2	1,376 tCO2	-12%
From business trips	6,517 tCO2	8,921 tCO2	+37%
Carbon footprint per employee (offices consumption + business travel)	3.2 tCO2/employee	4.0 tCO2/employee	+26%

The major increase in business trips emissions is due to a change in the travel agency’s methodology where all the emission factors have been updated. With the use of 2017’s emission factors, the increase in travel emissions would be 13% rather than 37%, the 24% difference is due to the change in emission factor.
In addition to the concern about carbon emissions produced by electricity consumption and air travel, Criteo is also working on a way to monitor or estimate the emissions generated by leakages from refrigerant systems in data centers for upcoming years.

Commuting
To further reduce its carbon footprint, Criteo is also looking at ways to minimize the use of individually owned private cars. Many of Criteo’s offices are located in areas easily accessible by public transportation, and do not have a parking lot, therefore discouraging employees from commuting with their private cars. In many of Criteo’s offices, public transportation is subsidized to promote public transportation usage.

c.	Sustainable offices
Although Criteo does not have a procurement policy regarding sustainable buildings, the company always selects environmentally-friendly offices. As an example, the building housing Criteo’s headquarters in Paris is NF HQE certified (Norme Française “Haute Qualité Environnementale”, certification attesting to high environmental quality for buildings). Similarly, the Singapore office is located in a building that has been awarded the prestigious Green Mark Platinum Award. Moreover, the Miami and Boston offices are respectively situated in a LEED Gold building and a LEED Silver property.

d.	Green initiatives
Historically, Criteo has relied mostly on local, internal or external initiatives to promote environmental responsibility, led by individual offices or employees. For example, new employee training covers topics on printing best practices such as print on both sides in black & white, and various local initiatives such as clothes recycling and tree planting. To raise and maintain employees’ awareness Criteo has launched internal communication campaigns mostly on a local or regional basis.

In 2018, “Criteo Eco” was launched to prioritize a positive environmental impact in Criteo’s operations and culture. The goal was to encourage environmentally friendly behavior in operations and decision making as well as in communication campaigns. The first global campaign was launched in the fourth quarter of 2018 in the Americas on the theme of Zero-Waste (see more below).

e.	Circular Economy
Waste production
One of the main CSR ambitions at Criteo is the ability to measure its recycling effort, control the waste production of its activities, use alternative methods for waste collection and sorting, such as keeping waste out of landfills, and move towards a zero-waste business. The company intends to track its recycling rate in the coming years, for both e-waste8 and office waste.
8Electronic waste, or commonly called “e-waste”, describes discarded electrical components or electronic devices.
E-waste
Since 2016, in order to reduce the amount of e-waste generated in the data centers, Criteo asked for a guarantee extension for the servers from three to five years. The company works with a subcontractor to handle decommissioned equipment. The majority can be reused and is resold on a second-hand market (67% of the 38.6 tons decommissioned in 2018), while the remainder is considered as waste, which can be partly reused. In 2018, of the 12.9 tons of e-waste, 75% was recycled.

Office waste
All of Criteo’s offices sort and recycle waste whenever possible. Criteo has equipped most offices with waste recycling bins, and some even have battery recycling containers, as in the London offices. In addition, clear signs on waste classification procedures are on display in most of Criteo’s offices to ensure employee compliance. To limit waste, employees are encouraged to use mugs instead of disposable cups in several offices.
The first campaign of the Criteo Eco global initiative on the theme of “Zero Waste” was launched in 2018 in the Americas. This campaign will also take place in EMEA and APAC in 2019. It was widely regarded as an employee-engagement vehicle involving key operational changes, as well as awareness communications campaigns in all Americas offices for Phase 1. Audits of waste streams, hauling and recycling partners as well as in-office receptacle configurations were performed in order to make key infrastructural changes prior to the launch of the communications campaign. Individual, non-sorted waste bins were largely eliminated from all of the Americas offices and new signage was introduced in many locations to ensure that employees were supported in making the correct decision when disposing of waste and recyclables. Compost streams are present in the West Coast sites and were newly introduced in Ann Arbor through coordination with the City. They are in the process of being integrated into the New York office in collaboration with the building ownership.
The Criteo Zero Waste Campaign took the Zero Waste International Alliance (zwia.org) framework as a reference point for incentivizing landfill diversion in an effort to create a campaign that is broadly relevant across regions. The in-house team adapted a pyramidal hierarchy (similar to the zwia pyramid) whose stages include: “Refuse”; “Reduce”; “Reuse”; “Recycle” and “Rot”. During the campaign, disposable drinking containers, straws, cutlery and other food utensils were successfully eliminated across the region. In addition, Criteo continues to work with external caterers and providers to minimize disposables and excess packaging as well as food waste in their offerings. Signage introduced in restrooms encourages employees to use a single paper towel at most to dry hands when air dryers are not available.
In addition to day-to-day operational modifications, the campaign emphasizes ongoing best practices to discourage employees from accepting disposable cups, plastic bags and excess food packaging as a part of their habitual behavior in the office. The objective is to create an office ecosystem entirely free from some of these “main offender” materials by raising awareness amongst employees and supporting their daily preference for reusable and washable items above single-use plastic cups, containers, packaging and bags.

Resource consumption
Due to its office activity Criteo’s main resources are paper, water and office equipment.
The nature of Criteo’s business allows employees to promote a paperless work environment and if printing is necessary, employees are advised to reuse one-sided printed paper or print double sided when possible.
Regarding water, Criteo has deployed sustainable development practices in most offices by using sensor-equipped faucets and two-level flushing toilets.

D)	Sustainable Relations with stakeholders

1.	Dialogue with stakeholders
Criteo’s main stakeholders are as follows:

◦	Clients and prospective clients

◦	Publishers

◦	Investors and Shareholders

◦	Subcontractors and suppliers, including technology partners (in particular data center operators)

◦	Public authorities and administrative bodies

◦	Banking partners

◦	Equity partners

◦	Financial analysts and influencers

◦	Industrial associations and professional networks

◦	Journalists and media influencers (including YouTubers and bloggers)

◦	Employees

◦	Employee representatives and unions

◦	Schools

◦	Partner non-profit organizations

◦	Start-up networks and digital advocates
Dedicated departments maintain relationships with internal and external stakeholders, through a variety of channels.

2.	Clients and Publishers
The Global Marketing team at Criteo is made up of regional field marketing, brand strategy, marketing analytics & insights, content, marketing operations, digital marketing and strategic planning. Together, these functions drive brand awareness, new customer acquisition, growth of existing client and partner business, and customer loyalty through a series of integrated programs that combine digital marketing, sales enablement, events, social media, and thought leadership activities.
Criteo’s S&O organization collaborates closely with Criteo’s clients and supply partners to deliver expert consulting, fast and smooth integration, and ongoing campaign management to ensure the optimal use of Criteo’s technologies and the attainment of the client’s business objectives. With over 1,300 global professionals in Sales and Account Strategy, Creative Services, Analytics, and Technical Services teams, Criteo’s clients receive seamless, high-quality support and actionable insight, key factors in Criteo’s ability to maintain approximately 90% client retention every quarter since 2011. Additionally, Criteo provides unique inventory, best visibility, and unparalleled reach to its clients through the Global Publisher and Platform Partnership teams, who work with premium supply partners to directly integrate their systems with Criteo via header bidding or real-time bidding technologies. These direct connections allow partners to tap Criteo’s constant demand while Criteo’s clients receive access to the highest quality inventory across channels and formats to deliver the best possible campaign performance.

3.	Investors and Shareholders
Criteo’s Investor Relations (IR) team communicates information and insights to the investment community.
The Annual General meeting of shareholders is held every year and provides all yearly financial results to shareholders.
Criteo provides a wide range of information online to investors about Criteo and Criteo stock. Shareholders can reach the IR team directly at investorrelations@criteo.com. Most key investor events at which Criteo’s CEO or CFO speak are broadcast live on the Internet and the company posts the presentation materials on the Criteo Investor Relations website. Criteo also held phone conferences when releasing its quarterly results.

4.	Subcontractors and suppliers
Criteo aims to work with a network of reliable and responsible suppliers. To do so, the Procurement team has established several tools and processes over the years which aim to improve supplier selection and better monitor their performance through definition of purchasing strategies, management of supplier quality, measurement of supplier performance, and supplier risk analysis. All of these new processes include CSR criteria.
In April 2017, Criteo rolled out its global procurement policy including a statement related to CSR and the environmental policy of the bidders as a criterion that can be assessed in the scoring process whenever relevant. This statement is as follows:
“Although Criteo’s activities do not have a significant effect on the environment, the company will seek, through the selection of its partners, to:

◦	Comply with relevant regulatory and legislative requirements, standards and codes of practice,

◦	Take environmental effects into consideration when purchasing goods or services.”
When evaluating bidders’ responses to tenders or RFP, Criteo applies its own confidential criteria and weightings. The policy evaluation criteria comprise, but may not be limited to, the following which are not listed in any order of priority:

◦	Compliance with specifications

◦	Competitive pricing

◦	Service delivery, capability and responsiveness

◦	Quality product/service offering

◦	Overall supplier quality

◦	Range of services offered

◦	Proposed method of operation (ordering, delivery, invoicing)

◦	Availability and relevance of reports

◦	Availability and quality of references and relevant experience

◦	Financial stability

◦	Pricing structure and controls offered

◦	Ability to interface with existing infrastructure

◦	Options/Costing in respect of charges and delivery
As already mentioned in the report, Criteo’s commitment to Health, Safety and the Environment is also made clear in the specific questions asked during the tender process for data center space rentals. In particular, the company expects potential suppliers to provide clear responses on their use of renewable energies, green procurement and certification.

5.	Partnerships and sponsorships
Partnerships and Sponsorships are part of the Criteo Cares program, whose mission is to leverage the company’s unique assets for social good and a sustainable environment while fostering a workplace culture where all employees feel they belong and are cared for. The program rests on four pillars: Community giving, Diversity, Inclusion and Belonging, and Environment. Global and regional committees have been created to help develop the program strategy and drive initiatives aligned with the program pillars.
Criteo launched “Go! Days” in the United States, an initiative that has now spread to all Criteo’s locations and entities. In 2018, Criteo introduced the Volunteer Paid Time Off program (VPTO) to encourage all employees, through its Criteo Cares program, to volunteer their time and give back to their community.
VPTO are company sponsored hours during which an employee volunteers their time to support CSR initiatives with non-government or non-profit organizations of their choice.
The purpose of the VPTO program is to:

◦	Offer employees an opportunity to serve their local communities

◦	Advocate for and support those in the community that need help the most

◦	Build a stronger Criteo culture by encouraging employees to do good - together
In 2018, Criteo also launched a new external platform - Criteo Cares Connect- to manage Criteo’s charity program and to track volunteering hours. The platform can also be used by employees to learn more about the registered charities, to participate in events and to make donations.

E)	Compliance

1.	Compliance

a.	Data Privacy
Criteo takes privacy protection and compliance very serious. Processes and policies are put in place to protect and process data in compliance with applicable Privacy and Data Protection Laws. This includes GDPR that came into effect in May of 2018.

Privacy by Design
Our Product teams develop every feature with privacy in mind; it’s the cornerstone of Privacy by Design, a sophisticated approach that ensures an industry-leading level of safety for marketers and consumers alike. Privacy by Design is Criteo’s long-standing practice and commitment to ensuring industry-leading privacy, security and safety for consumers and marketers. Key elements include:

◦	As required by the GDPR, since 2013, we have had a designated Data Privacy Officer along with a team of privacy experts.

◦	These experts sit within the Product and R&D department. They perform ongoing Privacy Impact Assessments to monitor potential risks during the product lifecycle and proactively mitigate those risks.

◦	The Data Privacy team delivers company-wide privacy training, enforces codes of conduct, and is integral to ensuring that we build best-in-class products and services.

◦	We regularly review and document our internal policies, amend existing privacy policies as necessary, and enforce these policies with our partners and vendors.

Strict Security Measures
As required by GDPR, Criteo already maintains strict security measures when collecting consumer data from our clients. We utilize modern pseudonymous methods, including MD5 and SHA-256 double-hashing processes, which can be considered best practices under GDPR, and never willingly store any directly identifying personal information about individual consumers. For compliance and optimal performance, we store European consumer data within the European data center that is physically closest to them.
Transparency and control
Criteo has long recognized the need to balance relevant advertising experiences with privacy expectations while empowering consumers to control their experiences. Consumers understand this trade off. This is why Criteo committed to the Ad Choices program as early as from 2008 to allow consumers, with a single click, to see exactly where Criteo is using data, and how we protect their privacy. When a consumer chooses to opt-out, we immediately stop tracking and retargeting. We then remove all identifiers from their browsers, making it impossible to target them in the future. Per European data protection regulations, collected consumer-level data is only kept for 13 months.
We believe that this transparent, consumer-centric, and controllable approach to privacy empowers consumers to make better-informed decisions about our use of their data. We also actively encourage our clients and publishers to provide information to consumers about our collection and use of data relating to the ads we deliver and monitor. We believe our industry-leading privacy, security and safety standards for consumers and our commerce and brand clients are key competitive advantages on the market.

Industry Leadership
Regarding investment in Standards and Certifications Criteo has an extensive number of certifications already in place that are reviewed annually by governing and standards bodies, including:

◦	Network Advertising Initiative Standards

◦	IAB Europe

◦	Digital Advertising Alliance Self-Regulatory Principles for Online Behavioral Advertising

◦	European Digital Advertising Alliance’s Self-Regulatory Principles

◦	Digital Advertising Alliance of Canada’s Self-Regulatory Principles

◦	TrustArc

2.	Tax evasion
Criteo’s management is committed to ensuring that all of their entities meet their tax obligations and comply with the relevant tax laws in each jurisdiction in line with their Code of Business Conduct and Ethics and OECD guidelines.
As a multinational organization operating in multiple jurisdictions we are subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain.
Criteo does not undertake artificial transactions for the sole purpose of minimizing tax expenses or incorporating entities in tax heavens where there are no commercial activities.
Criteo recognizes that all risks cannot be avoided as an overly cautious approach would negatively impact on shareholder value.
Criteo adopts a proactive approach to identifying, evaluating and monitoring tax risks and managing all identified risks.
For more details regarding tax management, please refer to the 10k report published annually.

3.	Corruption
Criteo prohibits corruption of government officials and the payments of bribes or kickbacks of any kind, whether in dealings with public officials or individuals in the private sector. Criteo is committed to observing the standards of conduct set forth in the U.S. Foreign Corrupt Practices Act, Loi Sapin II, French Anti-Fraud Act, as well as the applicable anti-corruption laws of all of the countries in which we operate.
To control the corruption risk, Criteo employees have to follow two main policies:

•
Criteo’s Code of Business Conduct & Ethics (updated Jan. 2017): Our Code of Business Conduct & Ethics, which includes a summary of our Global Anti-Corruption policy, strictly prohibits our employees (or any third party acting on our behalf) from offering or accepting anything of value (including but not limited to gifts, meals/entertainment, money or services), directly or indirectly to a foreign government official, political official or private/commercial third party, for the purpose of influencing official acts, obtaining or retaining business or to secure an improper advantage.

•
Criteo’s Global Anti-Corruption policy (updated April 2018): provides further details on our anti-corruption policies and procedures, including definitions and examples of situations that present corruption risk, and the responsibilities of employees and managers to comply with the policy and ensure their subordinates do so as well. It also details our anti-corruption due diligence policies and procedures with respect to agents, consultants and other third parties, and summarizes the anti-corruption laws and regulations in the various countries where Criteo conducts business.

All Criteo employees are required to complete an online anti-corruption course and sign an annual online acknowledgement that they have read the Code and related policies and agree to follow it during the course of their Criteo employment.
Moreover, higher risk employees (e.g., Sales team members in higher-risk countries for corruption) periodically receive mandatory in-person training on our anti-corruption policy and procedures.
Criteo regularly assesses our anti-corruption risks and our controls in order to ensure ethical conduct by all Criteo employees and to raise overall awareness. These efforts include an annual compliance risk assessment during which we review our corruption risks, and identify controls to address any gaps that are noted during the assessment. In 2019, Criteo will also complete a separate and more comprehensive anti-corruption risk assessment pursuant to Loi Sapin II.

I.	Methodological note
Criteo’s CSR report follows dispositions of article R. 225-102-1 of the French Commercial Code.

1.	Reporting period
All information collected and highlighted in the CSR report covers the period from January 1, 2018 to December 31, 2018.

2.	Reporting scope
We aim to match the CSR reporting scope with our financial reporting scope.
Due to the large number of offices and the problem likely to arise regarding exhaustive and reliable data collection of electricity consumption in some of the smaller offices, Criteo has made the decision to include only the largest offices during the collection of quantitative data.
Therefore, to ensure reliable quantitative data and boost continuous improvement, the Criteo’s CSR reporting scope for 2018 considers the major global legal entities with more than 50 employees at the end of 2018.
For electricity consumption, only offices with more than 50 employees are taken into account, due to the information being complex to obtain for smaller offices.
Vigilance point: Legal entities that joined Criteo’s financial scope in year N should be included in the CSR reporting scope in year N+1.
Thus, for FY2018, the reporting scope on quantitative data covers the following legal entities and offices (it covers 92% of the overall Criteo’s workforce for social information, and 88% of the workforce for the electricity consumption of offices):

EMEA		Americas		APAC
Legal entity	Office	Legal entity	Office	Legal entity	Office
Criteo S.A.	Paris Grenoble	Criteo do Brazil LTDA	São Paulo	Criteo KK	Tokyo Osaka
Criteo Europa SL	Barcelona	Criteo Corp.	Ann Arbor Boston Chicago Los Angeles Miami New York Palo Alto San Francisco	Criteo Singapore Pte. Ltd.	Singapore
Criteo Ltd	London
Criteo GmbH	Munich
Criteo France SAS	Paris

Legend: In bold, offices with more than 50 employees

3.	Relevance of CSR indicators
Criteo’s choice of a panel of CSR KPIs has been made from:

◦	A benchmark on CSR best practice among IT sector leaders

◦	Workforce-related, environmental and social impacts and risks analysis of Criteo’s activity

◦	Global Reporting Initiative (GRI) G4 guidelines

◦	Specific indicators to Criteo’s Human Resources policy

4.	Consolidation & Internal controls
Data collected during the CSR reporting process is controlled by “validation managers”. For each KPI, a dedicated person is in charge of data control and performs consistency tests listed within Criteo’s reporting procedure.
To avoid discrepancies during the KPI reporting process, each validation manager performs the following controls:

◦	Lack of data: Verification of the presence for the overall data. Lack of data must be justified by the person in charge of the KPI.

◦	Data consistency: Verification of data consistency compared to last year’s data. Significant annual variations must be justified and documented.
Moreover, regarding the annual validation of Criteo’s headcount, the Human Resources team performs a looping control as follows (also taking into account the potential acquisition of a company):
Headcount [Year Y] = Headcount [Year Y-1] + Recruitments [Year Y] - Leaves [Year Y]

5.	External controls
Since 2016, to ensure accurate and reliable information, Criteo has mandated an independent third-party body to verify and validate the reliability of Criteo CSR information. A thorough control process is important. Data, together with methods of calculation and consolidation, must be externally verifiable. The nature of verification work conducted and external conclusions are available on demand.

6.	CSR indicators - Calculation & estimation methods

•	Headcount:
The headcount figures include all Criteo employees on the last day of the year:

◦	Permanent employees (whose work for Criteo is not limited to a fixed term)

◦	Non-permanent employees (fixed-term contracts, work-study contracts)

◦	Employees who are momentarily on leave of absence and are therefore inactive (parental leave, sabbatical leave, long illness, etc.)

◦	Employees of a legal entity seconded to another legal entity and expatriates

◦	Employees leaving the company on the last day of the year

•	Training:
Where face-to-face training hours are related to sessions running over two consecutive years, if the session represents more than 50 hours, the hours are accounted pro-rata temporis, otherwise hours are included within year N figures.
If employees attended more than one training session during the reporting period, all training hours of these training sessions must be reported.
Training hours of employees who left the company during the reporting period are included in the calculation of training hours.
Training hours of school interns, sub-contractors or consultants who have been trained by Criteo are not included in the calculation of training hours.
Face-to-face training hours
Are considered:

◦
The number of training hours that employees attended (not the number of training hours that employees registered for) and which have been reported by Human Resources business partners to the Global Learning & Management Development team

◦	Individual coaching or state of the art co-development sessions

◦	Management and leadership development modalities
Are excluded:

◦	Seminars, conferences, working groups, open days

◦	On-boarding training sessions and resources (FlyCriteo program)
E-learning training hours
Are considered:

◦	Only theoretical hours, not the actual “on-line connection time”

◦	Training content completed at 51%, except for the Coursera platform, where trainings are accounted if completion exceeds 25%
Are excluded:

◦	Time logged in The Learning Zone

◦	Training content completed at less than 50% and less than 25% for the Coursera platform

◦	Training content started in 2017

◦	Training content only related to an assessment or quiz

◦	Training content only based on “document reading” or “link to document”

◦	Training content related to basic IT application tutorials for all employees such as expenses reports, Human Resources Information System

◦	Programs and content pushed/prescribed to all employees for compliance purposes or for IT application up skill

•
Business trips: Data from business travel agency, EGENCIA, includes all Air Travel Scope except Korea, Japan, Brazil and Russia. Train trips are not included. Hence, the business trips considered in the CO2 emission calculation represent 93% of the travel spend.

•
Electricity consumption of offices: Where the value for a month is missing, an extrapolation has been made based on the months available (two sites concerned for which the December value wasn’t available).

•	Electricity consumption of data centers:

◦	In 2018, actual data was supplied by Criteo’s data room providers.

◦	Electricity consumption includes all data centers except POPS for which power need is negligible.

•	Amount of renewable energy consumed for data centers:

•	The rate used is the Renewable Energy rate claimed by the owner of the data center.

•	Amount of renewable energy consumed for offices:

•	The national renewable energy rates used are (source: IEA):

◦	France = 0.18

◦	Brazil = 0.80

◦	Germany = 0.29

◦	Spain = 0.39

◦	United Kingdom = 0.25

◦	United States = 0.15

◦	Japan = 0.15

◦	Singapore = 0.02

•	CO2 emissions from electricity consumption of offices: Emission coefficients per country from ADEME 2018 database have been used for the calculation.

•
CO2 emissions from electricity consumption of data centers: For data center with a 100% rate of renewable energy, the emission coefficient is considered equal to 0. For the other data centers, emission coefficients per country from ADEME 2018 database have been used for the calculation, except for Hong Kong where a rate of 0.51 *10-3 teqCO2 has been used from CLP database (local electricity supplier).

7.	Other information - Information not disclosed
Given the nature of its activity and business, Criteo does not produce any matter that may severely and directly affect the environment or violate the Human Rights. Consequently, this report does not contain disclosures on the following information mentioned under article R. 225-102-1 of the French Commercial Code:

•	“Human rights”

•	“Adaptation to climate change”

•	“Food waste”

•	“Food insecurity”

•	“Animal wellbeing”

•	“Responsible food choices”

Société anonyme
Share capital of €1,648,944.85
Registered Office: 32, rue Blanche, 75009 Paris
Registered under number: 484 786 249 R.C.S. Paris
_____________________

RESOLUTIONS SUBMITTED TO THE
COMBINED SHAREHOLDERS’ MEETING OF MAY 16, 2019

Agenda for the Ordinary Shareholders’ Meeting

1.	Renewal of the term of office of Mr. Hubert de Pesquidoux as Director

2.	Renewal of the term of office of Ms. Nathalie Balla as Director

3.	Renewal of the term of office of Ms. Rachel Picard as Director

4.	Ratification of the temporary appointment by the Board of Directors of Ms. Marie Lalleman as Director

5.	Non-binding advisory vote to approve the compensation for the named executive officers of the Company

6.	Approval of the statutory financial statements for the fiscal year ended December 31, 2018

7.	Approval of the consolidated financial statements for the fiscal year ended December 31, 2018

8.	Discharge (quitus) of the members of the Board of Directors and the Statutory Auditors for the performance of their duties for the fiscal year ended December 31, 2018

9.	Approval of the allocation of profits for the fiscal year ended December 31, 2018

10.	Ratification of an indemnification agreement entered into with Mr. Jean-Baptiste Rudelle (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

11.	Approval of an indemnification agreement entered into with Mr. Benoit Fouilland (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

12.	Ratification of an indemnification agreement entered into with Mr. Hubert de Pesquidoux (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

13.	Ratification of an indemnification agreement entered into with Mr. James Warner (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

14.	Ratification of an indemnification agreement entered into with Ms. Sharon Fox Spielman (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

15.	Ratification of an indemnification agreement entered into with Mr. Edmond Mesrobian (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

16.	Ratification of an indemnification agreement entered into with Ms. Nathalie Balla (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

17.	Ratification of an indemnification agreement entered into with Ms. Rachel Picard (agreement referred to in Articles L. 225-38 et seq. of the French Commercial Code)

18.	Delegation of authority to the Board of Directors to execute a buyback of Company stock in accordance with Article L. 225-209-2 of the French Commercial Code

Agenda for the Extraordinary Shareholders’ Meeting

19.
Delegation of authority to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code

20.	Determination of the maximum number of the members of the Board of Directors and subsequent amendment of article 11.1 of the Company’s by-laws

21.
Delegation of authority to the Board of Directors to issue and grant warrants (bons de souscription d’actions) for the benefit of a category of persons meeting predetermined criteria, without shareholders’ preferential subscription rights

22.
Approval of the maximum number of shares that may be issued or acquired pursuant to resolution 15 (authorization to grant options to purchase or to subscribe shares), resolution 16 (authorization to grant time-based free shares/restricted stock units to employees of the Company and of its subsidiaries) and resolution 17 (authorization to grant performance-based free shares/restricted stock units to executives and certain employees of the Company and its subsidiaries) adopted by the Shareholders’ Meeting held on June 28, 2017 and pursuant to item 21 above

23.
Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights

24.
Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital in the context of a private placement, without shareholders’ preferential subscription rights

25.
Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase pursuant to items 23 and 24 above, without shareholders’ preferential subscription rights

26.	Delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized

27.
Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise)

About Criteo

Criteo (NASDAQ: CRTO) is the advertising platform for the open Internet, an ecosystem that favors neutrality, transparency and inclusiveness. 2,700 Criteo team members partner with over 19,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers.

For more information, please visit www.criteo.com.

Criteo S.A. | 32, Rue Blanche, 75009 Paris, France
+33 1 4040 2290 | www.criteo.com

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